Exhibit 10.1
Devon Energy Production Company, L.P.
1200 Smith Street, Houston, Texas 77002
Telephone 713-265-6609; FAX 713-754-4584
October 4, 2010
Sun River Energy, Inc.
5950 Berkshire Lane
Suite 1650
Dallas, TX 75225
Attn: Stuart Newsome
Re:	Farmout Agreement Lake Murvaul Prospect Panola County, Texas
Gentlemen:
When executed by Sun River Energy, Inc. (“Farmee”) at the space provided below, this letter agreement (together with all exhibits, schedules, and any other attachments hereto, collectively, this “Agreement”) shall constitute the agreement between Farmee and Devon Energy Production Co., L.P. (“Devon”) pursuant to which Devon agrees to grant Farmee an option to earn, without warranty of title, express, statutory or implied, a portion of Devon’s right, title and interest in and to the oil, gas and mineral leases described in the attached Exhibit “A” (each a “Lease” and collectively, the “Leases”), INSOFAR and ONLY INSOFAR as the Leases pertain to lands that are located within the area outlined in blue on Exhibit “B” attached hereto (collectively, the “Contract Lands”), subject to the depth limitations specified below. Devon and Farmee may each be referred to in this Agreement as a “Party”, and collectively as the “Parties”. This Agreement is effective as of October 4, 2010 (the “Effective Date”).
1. Initial Test Well and Definitions
     1.1. On or before November 30, 2010, Farmee must commence (or cause to be commenced) the actual drilling of a vertical well (the “Initial Test Well”) at a Legal Location (as defined below) with a drilling rig capable of drilling to the Haynesville Lime Formation (as defined below) and must thereafter prosecute drilling of the Initial Test Well to a depth sufficient to penetrate and log the Haynesville Shale Formation, and shall either (i) complete such well in, and produce oil and/or gas in paying quantities from the Shallow Zone (as defined below) or the Deep Zone (as defined below), or both, or (ii) if such well does not produce oil and/or gas in paying quantities, then plug and abandon same in accordance with this Agreement and all applicable laws, rules, and regulations. As used in this Agreement, “Legal Location” means a drilling location that (i) is acceptable pursuant to all federal, state, and local laws, rules and regulations governing the drilling of oil and gas wells in the State of Texas, and (ii) is located on the Contract Lands.
     1.2. Notwithstanding that Devon is participating in the drilling of the Initial Test Well with a retained working interest as set forth below, Farmee shall pay and be responsible for one hundred percent (100%) of the liability associated with, and the cost and expense of (i) drilling the well; (ii) either completing such well “to the tanks and the sales pipeline”, or if such well is

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
not capable of producing oil and/or gas in paying quantities, plugging and abandoning such well in accordance with applicable laws and regulations; and (iii) restoring the surface and settling all damage claims associated with same. As used in this Agreement, “to the tanks and the sales pipeline” shall mean (i) for a Well capable of producing oil in paying quantities, through the tanks and (ii) for a Well capable of producing gas in paying quantities to the sales pipeline.
     1.3. “Haynesville Shale Formation” is defined as that certain oil, gas and condensate bearing zone located between the stratigraphic equivalent depths of nine thousand five hundred seventy five feet (9,575’) MD and ten thousand five hundred feet (10,500’) MD, as measured on that certain electric log measurement in the Champlin Baker Estate Well, API No. 42-365-30743, of the Mary Strickland Survey, Abstract 597, located in Panola County, Texas.
     1.4. “Cotton Valley Formation” is defined as that certain oil, gas and condensate bearing zone located between the stratigraphic equivalent depths of eight thousand five hundred feet (8,500’) MD and nine thousand five hundred seventy five feet (9,575’) MD, as measured on that certain electric log measurement in the Champlin Baker Estate Well, API No. 42-365-30743, of the Mary Strickland Survey, Abstract 597, located in Panola County, Texas.
     1.5. “Contract Depth” means (i) for a Test Well, a depth sufficient to penetrate the Haynesville Shale Formation, and (ii) for an Infill Well, a depth sufficient to penetrate and test any formation within the Shallow Zone, which formation shall be specified in the AFE for such Infill Well.
     1.6. “Shallow Zone” means the depth interval commencing at the surface of the earth and extending down to and including the base of the Cotton Valley Formation.
     1.7. “Deep Zone” means the depth interval commencing at the base of the Cotton Valley Formation and extending down to and including the base of the Haynesville Shale Formation.
     1.8. “Well” means either a Test Well or an Infill Well.
     1.9. “Test Well” means either the Initial Test Well or a Subsequent Test Well (as defined in Section 2.1, below).
2. Subsequent Test Wells
     2.1. If Farmee has fully complied with the terms of this Agreement relating to the Initial Test Well and is not otherwise in default under any other agreement with Devon or any other agreement concerning the Contract Lands, then Farmee shall have the right, but not the obligation, to continue to earn additional interests in the Contract Lands by drilling additional vertical well(s) (each a “Subsequent Test Well”) on the remaining Contract Lands that are not within the confines of a Drilling Unit for the Initial Test Well or any Subsequent Test Well, by commencing the actual drilling of a Subsequent Test Well at a Legal Location, within a new Drilling Unit as set forth below, with not more than sixty (60) days passing between the date of the previous Rig Release (as defined below) and the date of the commencement of actual drilling of the next succeeding Subsequent Test Well, until the Contract Lands are Fully Developed. As used in this Agreement, “Fully Developed” means the time at which all of the Contract Lands have been pooled into a Drilling Unit containing a producing Test Well that has been drilled pursuant to this Agreement. “Rig Release” means the date on which the drilling rig is released from drilling a Test Well to Contract Depth pursuant to the terms of this Agreement.

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
     2.2. Each Subsequent Test Well drilled pursuant to this Agreement shall be drilled in the same manner as provided for the Initial Test Well, and Farmee must (a) drill each Subsequent Test Well at a Legal Location, (b) pool each Subsequent Test Well into a Drilling Unit on which no Test Well has previously been drilled and completed as a well capable of producing in paying quantities, (c) penetrate and log the Haynesville Lime Formation, and (d) either (i) complete such Subsequent Test Well in, and produce oil and/or gas in paying quantities from, either the Cotton Valley Formation or the Haynesville Lime Formation, or both, or (ii) if such Subsequent Test Well does not produce oil and/or gas in paying quantities from either the Cotton Valley Formation or the Haynesville Lime Formation, then plug and abandon same in accordance with this Agreement and applicable laws and regulations
     2.3. Notwithstanding that Devon is participating in the drilling of each Subsequent Test Well with a retained working interest as set forth below, Farmee shall pay and be responsible for one hundred percent (100%) of the liability associated with, and the cost and expense of, (i) drilling each Subsequent Test Well; (ii) either completing each such well “to the tanks and the sales pipeline” (as defined in Section 1.2, above), or if such well is not capable of producing oil and/or gas in paying quantities, plugging and abandoning such well in accordance with applicable laws and regulations; and (iii) restoring the surface and settling all damage claims associated with same.
     2.4. Farmee covenants and agrees that Farmee will designate to Devon in writing a drilling unit (each a “Drilling Unit”), not less than thirty (30) days prior to building a drilling location, for each Test Well that it drills pursuant to this Agreement. The maximum number of acres that may be included in a Drilling Unit shall be the maximum number of acres permitted by applicable law, rule, regulation, or field rule. With respect to each Drilling Unit designated by Farmee, acreage within the Contract Lands must comprise at least ninety percent (90%) of the acreage contributed thereto (unless Devon consents in writing to permit a Drilling Unit to be formed with a lesser percentage of acreage from the Contract Lands). The Drilling Unit for the Initial Test Well shall be designated to include the acreage outlined in blue and identified as “Neal Heirs Unit” on Exhibit “B”. Farmee may determine the boundaries of the Drilling Units for each Subsequent Test Well, so long as (a) each such Drilling Unit complies with all of the terms of this Agreement, (b) each such Drilling Unit complies with all applicable laws, rules, regulations, and fields rules, and (c) Devon receives prior written notice of and approves of Farmee’s designation of each such Drilling Unit, which approval shall not be unreasonably withheld. Farmee covenants and agrees that Farmee shall provide Devon with a certified copy of the unit designation it files and records in the Official Public Records of Panola County, Texas, for each Drilling Unit.
3. Rights Earned in the Test Wells and Devon’s Reversion Rights
     3.1. If Farmee (i) has fully complied with the terms of this Agreement, (ii) is not in default under any other agreement with Devon or any other agreement concerning the Contract Lands, (iii) has successfully drilled a Test Well to penetrate the Haynesville Shale and has logged from the surface to the top of the Haynesville Lime, (iv) has completed such Test Well as a well producing oil and/or gas in paying quantities from either the Shallow Zone or the Deep Zone, or both, and (v) has settled all surface damage claims associated with same, then upon receipt of Farmee’s written request and as soon as practicable after Devon is reasonably satisfied that Farmee has satisfied its obligations under this Agreement with regard to such Test Well, Devon shall execute, acknowledge and deliver to Farmee a recordable assignment as set forth below:
     3.2. If the Test Well produces in paying quantities from the Shallow Zone only, then:

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
(a)	Devon shall execute, acknowledge and deliver to Farmee a recordable assignment (a “Unit Assignment”), without warranty of title express, implied or statutory, of an undivided eighty-one and one quarter percent (81.25%) of Devon’s right, title and interest, in and to the Contract Lands, INSOFAR AND ONLY INSOFAR as pertains to the depth interval encompassed by the Shallow Zone.

(b)	Within thirty (30) days after Payout (as defined below) of any Test Well from the Shallow Zone, Devon shall be entitled to and Farmee will execute, acknowledge and deliver to Devon a recordable assignment (a “Shallow Zone APO Assignment”), without warranty of title express, implied or statutory except by, through or under Farmee, and free and clear of all liens, encumbrances and other burdens not of record as of the Effective Date of this Agreement, of an undivided three and three-quarters percent (3.75%) out of the eighty-one and one quarter percent (81.25%) interest received by Farmee pursuant to the Unit Assignment in and to (1) the wellbore and equipment of such Test Well, and (2) all production attributable to the Test Well, INSOFAR AND ONLY INSOFAR as pertains to the depth interval encompassed by the Shallow Zone. It is the intent of the Parties that, after the Shallow Zone APO Assignment is executed, Farmee shall have an undivided seventy-seven and one-half percent (77.5%) working interest in the Test Well and production attributable thereto, and Devon shall have an undivided twenty-two and one-half percent (22.5%) working interest in the Test Well and production attributable thereto, both proportionately reduced to Devon’s pre-assignment interest. This Section 3.2(b) shall survive the termination of this Agreement.
     3.3. If the Test Well produces in paying quantities from the Deep Zone, (regardless of whether it also produces in paying quantities from the Shallow Zone), then:
(a)	Devon shall execute, acknowledge and deliver to Farmee (i) a Unit Assignment, without warranty of title express, implied or statutory, of an undivided eighty-one and one quarter percent (81.25%) of Devon’s right, title and interest in and to the Contract Lands, INSOFAR AND ONLY INSOFAR as pertains to the depths within the Shallow Zone, LESS AND EXCEPT the wellbore of the Test Well, any equipment thereon or associated therewith, and all oil and gas attributable thereto, AND (ii) a recordable assignment (a “Wellbore Assignment”), without warranty of title express, implied or statutory, of an undivided seventy-seven and one-half percent (77.5%) of Devon’s right, title and interest, in and to (1) the wellbore and equipment of the Test Well, and (2) all production attributable to the Test Well, INSOFAR AND ONLY INSOFAR as pertains to the depth interval commencing at the surface of the earth and extending down to and including the deepest depth drilled in the Test Well, but in any case no deeper than the base of the Haynesville Lime Formation.

(b)	Within thirty (30) days after Payout of any Test Well from a Deep Zone, Devon will be entitled to and Farmee shall execute, acknowledge and deliver to Devon a recordable assignment (a “Deep Zone APO Assignment”), without warranty of title express, implied or statutory, except by, through or under Farmee, and free and clear of all liens, encumbrances and other burdens not of record as of the Effective Date of this Agreement, of an undivided two and one-

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
half percent (2.50%) out of the seventy-seven and one-half percent (77.5%) interest received by Farmee pursuant to the Wellbore Assignment in and to (1) the wellbore and equipment of such Test Well, and (2) all production attributable to the Test Well, INSOFAR AND ONLY INSOFAR as pertains to the depth interval commencing at the surface of the earth and extending down to and including the deepest depth drilled in the Test Well, but in any case no deeper than the base of the Haynesville Shale Formation. It is the intent of the Parties that, after the Deep Zone APO Assignment is executed, Farmee shall have an undivided seventy-five percent (75%) working interest in the Test Well and production attributable thereto, and Devon shall have an undivided twenty-five percent (25%) working interest in the Test Well and production attributable thereto, both proportionately reduced to Devon’s pre-assignment interest. This Section 3.3(b) shall survive the termination of this Agreement.
     3.4. [Reserved]
     3.5. The interests assigned by Devon pursuant to this Article 3, if any, shall contain a reservation of an overriding royalty interest in favor of Devon in and to all oil, gas and other minerals attributable to the Leases (in the case of a Unit Assignment) and the Test Well (in the case of a Wellbore Assignment), equal to the positive arithmetic difference, if any, between twenty-five percent (25%) and current royalty and overriding royalty burdens shown of record on the Effective Date hereof (the “ORRI”), proportionately reduced to the extent that Devon owns less than the entire oil, gas and/or mineral leasehold estate in the Leases or the Leases cover less than the entire oil, gas and/or mineral fee in the Contract Lands. The ORRI shall not bear any of the costs of (a) developing, producing or operating the leasehold premises or (b) gathering, treating, compressing, marketing or transporting the production therefrom, but shall bear its proportionate part of severance taxes and other taxes measured by production. Neither Devon’s undivided working interest in and to the Leases nor the ORRI set forth above may be reduced by pooling or unitization without Devon’s prior written consent, which shall not be unreasonably withheld. Devon shall have the right, but not the obligation, to from time to time take its ORRI in kind.
     3.6. Devon’s ORRI shall be (i) calculated as of the date of first production from any Well, (ii) indefeasibly paid to Devon on or before the (a) thirtieth (30th) day of the second calendar month after the month in which such royalties accrued for oil or condensate sales and (b) thirtieth (30th) day of the third calendar month after the month in which the royalties accrued for gas sales. Division Orders pertaining to Devon’s ORRI shall be sent to: Devon Energy Production Company, L.P., 1200 Smith Street, Houston, Texas 77002 — Attention: Division Order Department. If Farmee fails to tender royalty payments within 90 days of the initial production from a Well or within 60 days on production thereafter, then Farmee shall pay interest on the amount due equal to either (i) the prime rate of Chase Bank plus five percent (5%), or (ii) the highest rate allowed by law, whichever is lower.
     3.7. [Reserved]
     3.8. Farmee acknowledges and agrees that nothing contained in this Agreement (or in any Assignment delivered under this Agreement) shall be deemed or otherwise construed to grant Farmee any right to earn (or otherwise transfer, assign, sell or convey to Farmee) any rights to any other formations other than those explicitly set forth in this Agreement.

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
     3.9. Farmee’s rights in any Wellbore Assignment earned pursuant to this Agreement shall be limited to production of oil and gas from such wellbore, and shall not include the right to deepen, sidetrack, recomplete, or perform any other operations on such Well, unless Farmee receives Devon’s written consent prior to commencing any such other operations, which consent may be granted or withheld in Devon’s sole discretion. Operations conducted to establish, re-establish or enhance production from the “Shallow Zone” shall not be subject to or restricted by this provision.
4. Infill Wells
     4.1. After either (i) the Contract Lands have been Fully Developed, or (ii) continuous drilling operations pursuant to Section 2.1 cease, Farmee and Devon may subsequently propose the drilling of additional wells (each an “Infill Well”) within the Drilling Units previously created pursuant to this Agreement. The drilling of all Infill Wells shall be governed by the Operating Agreement as set forth in Article 7, subject to the provisions of this Article 4. All Infill Wells proposed by Farmee must be vertical wells, unless Farmee receives Devon’s prior written consent to propose a horizontal well, which consent may granted or withheld in Devon’s sole discretion. All of the provisions of this Article 4 shall survive the termination of this Agreement. Only one Infill Well may be proposed and drilled at a time, meaning that after any Infill Well is proposed, another Infill Well may not be proposed until either (a) the previous proposal is withdrawn, or (b) drilling operations on the previously proposed Infill Well are completed.
     4.2. Farmee may propose the drilling of an Infill Well by delivering to Devon a written proposal, which proposal must include an AFE (collectively, a “Proposal”) for the proposed Infill Well. In response to such a Proposal, Devon must elect whether or not it will participate in the drilling of such well. Devon’s election shall be made on a well-by-well basis. Devon will have thirty (30) days from the date it receives a written Proposal for the drilling of an Infill Well in which to notify Farmee in writing of its election. If Devon fails to make an election under this Article 4 within the thirty-day period set forth above, then Devon shall be deemed to have elected not to participate in the drilling of that well.
     4.3. If Devon elects to participate in the drilling of an Infill Well, then Devon must relinquish its ORRI in so far and only insofar as it pertains to (i) the wellbore of that Infill Well, and (ii) all oil and gas attributable thereto.
     4.4. If Devon elects not to participate in the drilling of an Infill Well, then Devon shall assign to Farmee all of its undivided working interest in the wellbore and equipment of that Infill Well and all oil and gas attributable thereto, but retain its ORRI in that Infill Well.
     4.5. Upon Payout of any Infill Well in which Devon has elected not to participate, Devon shall have the option, but not the obligation, to convert its ORRI in that Infill Well into a Back-In Assignment (as defined below). The foregoing shall be referred to in this Agreement as Devon’s “Back-In Right”.
     4.6. Promptly, but in any case on or before thirty (30) days following Payout of any (i) well, or (ii) Infill Well subject to Devon’s Back-In Right, Farmee shall provide Devon written notice thereof (each a “Payout Notice”) and such additional information in form and substance as Devon shall reasonably request in connection therewith; provided, however, that Farmee’s failure to provide any Payout Notice shall have no affect upon Devon’s Back-In Right or its right to receive an APO Assignment. Devon shall have thirty (30) days after receipt of any Payout Notice within which to exercise Devon’s Back-In Right. The failure of Devon to exercise its Back-In

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
Right within the thirty (30) day period allowed therefor shall constitute an election not to exercise its Back-In Right.
     4.7. Within fifteen (15) days of Devon’s delivery of written notice to Farmee of its intent to exercise its Back-In Right, Farmee shall execute, acknowledge and deliver to Devon a recordable assignment (a “Back-In Assignment”), without warranty of title express, implied or statutory except by, through or under Farmee, and free and clear of all liens, encumbrances and other burdens not of record as of the Effective Date of this Agreement, of an undivided ten percent (10%) out of one hundred percent (100%) of the working interest assigned to Farmee in the Unit Assignment pursuant to Section 4.4 in and to the wellbore and equipment of that Infill Well and all oil and gas attributable thereto. The election to Back-In shall be effective as of 7:00 a.m. C.S.T. on the first day following the date on which Payout has occurred.
     4.8. As used in this Agreement, the term “Payout” shall mean that point in time when Farmee has recovered the following costs: (i) the actual costs and expenses incurred by Farmee in examining and curing title, surface preparations and damages, drilling, testing, completing and equipping the applicable Well plus the costs of surface facilities, if such facilities are constructed and used by Farmee to process production from such Well, and (ii) all costs and expenses incurred by Farmee in operating such Well and selling production therefrom during the time of recovery of such costs and expenses. Such costs and expenses shall be determined in accordance with the COPAS Accounting Procedure exhibit to the Operating Agreement. The costs and expenses referred to above shall be recovered from the proceeds from the sale of production from the applicable Well remaining after all royalties and present lease burdens, including Devon’s ORRI, have been paid, and after all ad valorem, severance, gross production and any other taxes levied on production have been paid. In the event surface facilities are constructed by Farmee, and such facilities will facilitate processing from more than one well, then for purposes of Payout, the costs of such facilities shall be allocated equally among said wells.
5. Manner of Drilling and Termination of Rights.
     5.1. [Reserved]
     5.2. Any Well drilled under this Agreement shall be diligently and continuously drilled in a good and workmanlike manner in accordance with good oilfield practice. Once any Well drilled under this Agreement has reached the applicable Contract Depth for such Well, it shall, subject to completion rig and equipment availability, within sixty (60) days thereafter, (i) be completed into the tanks if capable of producing oil or completed into the sales pipeline if capable of producing gas or (ii) plugged and abandoned in accordance with the rules and regulations of the Texas Railroad Commission, in which case Farmee shall restore the surface and settle all damage claims. Farmee shall give Devon fifteen (15) days written notice prior to any action by Farmee that will initiate field rule hearings with the Texas Railroad Commission or proceedings to be held with any regulatory body having jurisdiction for the issuance of any orders which would establish proration, drilling or production units including all or any portion of the Contract Lands.
     5.3. With respect to any wells Devon may drill within the aerial confines of the Contract Lands or on any lands contiguous therewith, Farmee hereby deems Devon its agent and attorney-in-fact for the sole purpose of waiving Farmee’s right to object to the granting of any and all Rule 37 exceptions. This Paragraph 5.3 shall survive the termination of this Agreement and shall remain in effect so long thereafter as oil and/or gas are produced from the Contract Lands.

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
     5.4. Notwithstanding anything to the contrary contained in this Agreement, Farmee covenants and agrees (for itself and its successors and assigns and such covenant shall be deemed for all purposes to be a covenant running with the Contract Lands) that Farmee shall not complete (nor shall it consent to or participate in the completion of) (i) any Test Well below the base of the Haynesville Shale Formation, or (ii) any Infill Well below the base of the Cotton Valley Formation. Farmee agrees that it shall constitute a default under this Agreement if Farmee fails to comply with this Section 5.4.
6. Further Reservations Farmee covenants and agrees (for itself and its successors and assigns and such covenant shall be deemed for all purposes to be a covenant running with the Contract Lands) that in the event all or any part of the Leases described on Exhibit “A” are renewed, extended or force pooled in support of any Well by Farmee within one (1) year of the expiration of such Lease or Leases, then such Leases shall be expressly subject to this Agreement, including, without limitation, the reservation of the ORRI in favor of Devon and the requirement that Devon be carried “to the tanks and the sales pipeline” in any such Well.
7. Operating Agreement
     7.1. All operations conducted under the terms of this Agreement shall be governed by the AAPL-1989 Model Form Operating Agreement attached hereto as Exhibit “C” (the “Operating Agreement”). Except where provided otherwise in this Agreement, the Operating Agreement shall become automatically effective, without the signatures of Farmee and Devon, as to each Well drilled pursuant to this Agreement upon commencement of drilling operations on that Well, and the Parties hereto shall be conclusively deemed to have agreed to same when this Agreement is executed. In the event that the terms and provisions of the Operating Agreement conflict with the terms and provisions of the body of this Agreement, the terms and provisions of the body of this Agreement shall govern and control.
     7.2. Sun River Operating, Inc., Sun River Energy, Inc.’s wholly owned subsidiary, shall be designated Operator for any Well drilled and completed under this Agreement on the Contract Lands, unless the Parties agree otherwise in writing.
     7.3. This Agreement is made subject to (whether recorded or not and regardless of whether or not Farmee has actual or constructive notice of any of such) any instruments, agreements, or contracts covering, pertaining to or affecting the Contract Lands (including, without limitation, any oil or gas sales contracts, product purchasing agreements, and joint operating agreements). It is understood and agreed that Farmee is solely responsible for obtaining any necessary consents to assign or waivers required under any of the foregoing and for obtaining any waivers, if any, of Maintenance of Uniform Interest or Preferential Right to Purchase provisions under any of the foregoing. FARMEE (AND ITS SUCCESSORS AND ASSIGNS) HEREBY AGREES TO INDEMNIFY AND DEFEND DEVON FROM ANY THIRD PARTY CLAIMS AGAINST DEVON RESULTING FROM FARMEE’S (OR ITS SUCCESSORS’ AND ASSIGNS’) FAILURE TO SATISFY THE PROVISIONS OF THIS SECTION 7.3.
8. Substitute Well
     8.1. If a Test Well is lost for any reason prior to being drilled to applicable Contract Depth or Farmee has encountered, during the drilling of such Test Well, mechanical difficulty or

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
a formation or condition which would render further drilling impracticable or impossible, Farmee may plug and abandon that well and may continue its rights under this Agreement by commencing the drilling (at a Legal Location) of a substitute well (or wells) (each a “Substitute Well”) for the Test Well that has been lost or abandoned within sixty (60) days from the date the prior well was lost. Any Substitute Well drilled shall be drilled subject to the same terms and conditions and to the same depth as provided for the Test Well so lost or abandoned. Each reference in this Agreement to a Test Well shall be deemed also to apply to any Substitute Well drilled therefor.
     8.2. If Farmee elects to drill a Substitute Well, Farmee shall plug and abandon the Test Well for which the Substitute Well is proposed to be drilled and restore the surface of the property pursuant to then-current government regulations and any contractual obligations affecting the surface location. Failure to timely satisfy these requirements shall constitute a default under this Agreement and Farmee shall forfeit its rights to earn additional interests in the Contract Lands.
9. Reservation of Rights. Devon expressly reserves unto itself all oil and gas rights within the Contract Lands, except those rights which may be earned by Farmee pursuant to the terms of this Agreement. Devon reserves concurrent unrestricted rights of ingress, egress, use, occupancy, and any and all other surface rights to the Contract Lands necessary or convenient for Devon to exercise and enjoy the oil, gas and mineral rights reserved to Devon, including but not limited to the right to construct, maintain and operate pipelines, tank batteries and roads on, over and across the surface of the Contract Lands, provided that neither Farmee nor Devon shall unreasonably interfere with the other Party’s operations thereon and thereunder.
10. Confidentiality. Farmee shall be obligated to treat all information obtained from any Wells drilled on the Contract Lands and any information obtained from operations conducted under this Agreement (collectively, the “Confidential Information”) as strictly confidential and shall not disclose Confidential Information to any third parties without Devon’s prior written consent; provided, however, Farmee shall not be restricted by the obligations set forth in this Article 10 from disclosing such information as required pursuant to applicable law and/or regulation. This Article 10 shall survive the termination of this Agreement for a period of two (2) years, which period shall begin on the date that this Agreement terminates.
11. [Reserved]
12. Well Information and Requirements. Farmee shall furnish Devon with daily drilling reports, depth logs and daily mud logs from a manned mud logging unit on any Well drilled under this Agreement, on lands pooled with any of the Contract Lands, monthly production reports, together with the other reports, information and data as specified on the attached Exhibit “D” or which Farmee chooses to run, collect or gather. Devon, and its employees, agents and representatives, at Devon’s sole risk, cost and expense, shall have free and convenient access to the derrick floor at all times to observe all operations under this Agreement or to gather any information which Devon may desire. All such information shall either be e-mailed or faxed to the following:

If to Devon:	Brian Bayliss
E-mail Address:	brian.bayliss@dvn.com
Facsimile No.:	281/754-4584

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.

If to Farmee:	Stuart J. Newsome
E-mailAddress:	snewsome@snrv.com
Facsimile No.:	888-344-8871
All information and reports provided pursuant to this provision shall be deemed Confidential Information under the definition provided in Article 10, above.
13. Compliance with Contracts and Laws: Farmee’s Indemnity. In connection with Farmee’s operations under this Agreement, Farmee shall:
(a)	Conduct its operations in strict compliance with the terms of the Leases and any other agreements covering and applicable to the Contract Lands on which any Well is located; and

(b)	Obtain and maintain all permits, easements, rights of way and any authorizations necessary to perform its obligations under this Agreement; and

(c)	Observe and comply with applicable laws, ordinances, regulations, rules and orders of all federal, state and local government agencies and authorities, including but not limited to those directed at protecting human health and the environment, such as (by way of example and not limitation and including all amendments) (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Resource Conservation and Recovery Act of 1976, (c) the Clean Water Act, (d) the Safe Drinking Water Act, (e) the Hazardous Materials Transportation Act, (f) the Toxic Substances Control Act, and (g) the Clean Air Act, and make all reports to such agencies and authorities and furnish Devon with copies of the same; and

(d)	Keep the Leases, Contract Lands, Wells and producing equipment used in connection therewith free and clear from all liens and encumbrances; and

(e)	Pay all federal and state taxes and contributions, including those assessed against employees for which the employer has responsibility to collect and remit, with respect to wages and salaries earned by persons in connection with the drilling of any Well under this Agreement and make all reports required in connection therewith; and

(f)	TO THE EXTENT ALLOWED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS DEVON, ITS EMPLOYEES, DIRECTORS, SHAREHOLDERS AND OFFICERS (COLLECTIVELY, “THE DEVON GROUP”), FROM AND AGAINST ALL LIABILITIES, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, LIENS, SUITS, JUDGMENTS, FINES, PENALTIES AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS, COSTS OF INVESTIGATION, AMOUNTS PAID IN SETTLEMENT, AMOUNTS AWARDED BY ARBITRATORS, ADJUSTMENT EXPENSES, EXPERT WITNESS FEES AND EXPENSES, AND ALL OTHER COSTS ASSOCIATED WITH OR RELATED TO LITIGATION, ARBITRATION, OR MEDIATION OF ANY DISPUTE) OF ANY KIND OR NATURE (COLLECTIVLEY, “CLAIMS”) IN CONNECTION WITH PERSONAL INJURIES (INCLUDING, WITHOUT LIMITAION, DEATH), OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE ACCESS TO OR ACTIVITIES OF FARMEE, ITS

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
AFFILIATES, SUBORDINATES, PARENTS, CONTRACTORS AND SUBCONTRACTORS AND ANY OF THEIR RESPECTIVE EMPLOYEES, PARTNERS, AGENTS AND REPRESENTATIVES, ON THE CONTRACT LANDS. THIS SECTION 13(f) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

(g)	FARMEE ACKNOWLEDGES THAT THE LANDS DESCRIBED IN THE LEASES HAVE BEEN USED FOR OIL AND GAS OPERATIONS IN THE PAST. FARMEE AGREES THAT ANY CONVEYANCE OF INTERESTS UNDER THIS AGREEMENT SHALL BE ON AN “AS IS” “WHERE IS” BASIS AND WITH ALL FAULTS.

(h)	Farmee will comply with all existing surface use provisions contained in any surface use or other agreements applicable to the Contract Lands and will obtain Devon’s approval when it places their drill site location, pipelines, and lease roads or use of Devon’s lease roads. Farmee also agrees to repair and maintain Devon’s lease roads that it uses.
14. Devon’s Indemnity. DEVON SHALL TO THE EXTENT ALLOWED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS FARMEE, ITS EMPLOYEES, DIRECTORS AND OFFICERS, FROM AND AGAINST ALL LIABILITIES, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, LIENS, SUITS, JUDGMENTS, FINES, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS, COSTS OF INVESTIGATION, AMOUNTS PAID IN SETTLEMENT, AMOUNTS AWARDED BY ARBITRATORS, ADJUSTMENT EXPENSES, EXPERT WITNESS FEES AND EXPENSES, AND ALL OTHER COSTS ASSOCIATED WITH OR RELATED TO LITIGATION, ARBITRATION, OR MEDIATION OF ANY DISPUTE) OF ANY KIND OR NATURE IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE ACCESS TO OR ACTIVITIES OF ANY OF DEVON’S EMPLOYEES ON THE CONTRACT LANDS AS PERMITTED UNDER THIS AGREEMENT, AND/OR ANY ACTIVITIES OF ANY OF DEVON’S EMPLOYEES ON THE CONTRACT LANDS PRIOR TO THE DATE OF THIS AGREEMENT. THIS ARTICLE 14 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
15. Insurance
     15.1. While conducting any operations under this Agreement, Farmee shall carry the types and minimum amounts of insurance described in Exhibit “E” and shall furnish Devon with certificates evidencing said coverage. The General Liability Insurance and Automobile Liability Insurance as described in Exhibit “E” shall be endorsed to waive subrogation against Devon, its employees, directors and officers and to name Devon as an additional insured. Devon shall carry insurance for its indemnity provided for in Article 14 above.
     15.2. Applicability of Texas Anti-Indemnity Act. To the extent that the Texas Civil Practice and Remedies Code § 127.001 et seq. applies to any insurance or indemnity claim under this Agreement, the Parties agree that all indemnity obligations will be supported by liability insurance coverage (to the extent specified in this Agreement). All other insurance obligations required under this Agreement shall remain as set forth in Section 15.1, above.

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
     15.3. Relationship Between Insurance and Indemnity Obligations: The Parties agree that obligations set forth in Section 13(f) and 15.1 above are separate and apart from each other, such that the failure of fulfill the indemnity obligations does not alter or eliminate the insurance obligations or vice versa. It is further agreed that the insurance obligations under this Article 15 shall not in any way limit the defense and indemnity obligations set forth in this Agreement.
16. Option to Takeover Well. Upon reaching Contract Depth in any Well drilled under this Agreement, Farmee shall run its standard suite of electrical and other well logs therein to total depth. If Farmee then determines that it does not desire to attempt a completion, Farmee shall, within twenty-four (24) hours, notify Devon of such decision and furnish Devon with such well logs. Devon shall have forty-eight (48) hours (inclusive of Saturdays, Sundays and legal holidays) following receipt of such notice and the well logs to elect to take over such Well. Should Devon elect not to take over any such Well, Farmee shall plug and abandon said Well at the cost, risk and expense of the Parties that participated in the drilling of said Well. Should Devon elect to take over the Well, it may do so, assuming the cost, risk and expense of all future operations thereon, including eventual plugging and abandonment thereof, and compensating Farmee for the reasonable salvage value of the material and equipment in the Well.
17. Reassignment before Relinquishment. Should Farmee, or its successors or permitted assigns, elect to release, relinquish or abandon all or part of any interest in the Leases and Contract Lands that it acquired pursuant to this Agreement, then Farmee shall provide Devon with written notice of such election sixty (60) days prior to any such release, relinquishment or abandonment; whereupon, at Devon’s option, in its sole discretion, and upon its written request, the interest being so released, relinquished or abandoned shall be reassigned to Devon. The reassignment made under the terms of this Article 17 shall be free and clear of—and the releasing Party shall remain liable for and release, defend, indemnify and hold harmless the Party receiving notice against—all burdens, liens, encumbrances or outstanding interests other than those existing on the date of this Agreement.
18. Title. Devon makes no representation and disclaims all warranties, whether expressed, implied or statutory, as to its title to the Leases and Contract Lands. At any time after Farmee’s acceptance hereof and upon Farmee’s written request, Devon shall make available to Farmee, at Farmee’s cost, copies of all non-privileged instruments pertaining to Devon’s title that it may have in its possession, but Devon shall not be obligated to purchase or otherwise acquire or provide any new, additional or supplemental documents.
19. Force Majeure. If, as a result of a force majeure event, any Party to this Agreement is prevented from either (i) complying with any of the obligations imposed upon it by this Agreement, or (ii) exercising any of the rights granted to it under this Agreement, then the time within which said Party may perform such obligations or exercise such rights shall be extended for a period equal to the time during which said Party was prevented from the performance of such obligations, or the exercise of such rights, but in no event shall such force majeure period extend for more than ninety (90) days. The Party claiming force majeure under this Article 19 shall take all reasonable steps to remedy the condition as soon as possible. For purposes of this Agreement, a “force majeure event” is defined as any fire, storm, explosion, flood, any other act of God, an act of government, unforeseeable equipment or mechanical failure or delay, or any other cause, whether similar or dissimilar, reasonably proved beyond the control of such Party which prevents the performance of the Party’s obligations or the exercise of its rights, under this Agreement.

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
20. Notices. All notices required under this Agreement shall be given in writing and delivered either in person, by United States certified mail return receipt requested, courier service, or facsimile, addressed to each of the Parties at the addresses listed below:
Sun River Energy, Inc.
5950 Berkshire Lane, Suite 1650
Dallas, Texas 75225
Attn: Stuart J. Newsome
Telephone: 800-669-6511
Facsimile:    888-344-8871

Devon Energy Production Co., L.P.
ATTN: Land Dept. — Carthage District Manager
1200 Smith Street
Houston, Texas 77002
Telephone: (713) 265-5816
Facsimile:    (713) 265-8865
A copy of any notice delivered in person, by courier service, or facsimile, shall also be sent on the date of such delivery to the Party to whom the notice is addressed by certified mail return receipt requested. Each Party has the right to change its address by giving written notice thereof to the other Party.
21. [Reserved]
22. Time Is Of The Essence. Time is of the essence for this Agreement. Any default by Farmee (or any of its permitted assignees or successors) in the carrying out of Farmee’s (or any of its permitted assignee’s or successor’s) duties and obligations under this Agreement shall be cause for forfeiture of all of Farmee’s (or any of its permitted assignee’s or successor’s) rights, privileges and benefits under this Agreement, save and except the right to receive from Devon any assignment which may have previously been fully earned; provided that Farmee (or any of its permitted assignees or successors) shall never be relieved of any duties and obligations under this Agreement which may have matured prior to the time of such forfeiture. Should Devon find that Farmee has not complied with and is in default in carrying out its duties and obligations under this Agreement, including without limitation, paying Devon in accord with its ORRI and working interest, Devon shall notify Farmee in writing of its failure to comply and Farmee shall have thirty (30) days (except as to a failure of Farmee to pay Devon any sum due Devon, in which case, the cure period shall be five (5) days) from receipt of such notice to remedy the default situation and return to full compliance under the terms of this Agreement. Failure to comply within the allotted thirty-day (or, if applicable, five-day) period shall result in a complete termination of Farmee’s rights under this Agreement save rights previously earned. The forfeiture shall not affect any rights or remedies to which Devon may be entitled under this Agreement.
23. Termination. This Agreement shall terminate upon the first to occur of the following: (i) November 30, 2010, if Farmee fails to commence the actual drilling of the Initial Test Well on or before that date in accord with Section 1.1 of this Agreement; (ii) the sixty-first day after drilling ceases on any Test Well that did not reach Contract Depth, if Farmee has not commenced drilling on a Substitute Well therefor; (ii) the sixty-first day after drilling ceases on any Test Well if Farmee has not commenced drilling on the next succeeding Subsequent Test Well in accord with Section 2.2, above; (iii) Farmee’s failure to cure any default under this Agreement in accord with

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
Article 22, above; or (iv) the date on which Devon delivers the final Unit Assignment to Farmee, After the Contract Lands are Fully Developed. The plugging obligations set forth in Articles 1, 2, 5, and 8 shall survive the termination of this Agreement.
24. Miscellaneous Provisions. This Article 24 shall survive the termination of this Agreement.
(a)	Relationship of the Parties. It is not the intention of the Parties to create a partnership, nor shall this Agreement be construed as creating a mining or other partnership, joint venture, agency relationship or other association, or to render the Parties liable as partners, co-venturers or principals. The liability of Devon and Farmee shall be several, not joint or collective. Farmee and Devon shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs, if any, to be incurred under this Agreement. No Party shall have any liability under this Agreement to third Parties to satisfy the default of any other Party in the payment of any expense or obligation.

(b)	Construction of Agreement. In construing this Agreement, the following rules shall apply:
(i)	Captions. No consideration shall be given to the captions, which are inserted only for convenience in locating provisions of this agreement and not as an aid in its construction.

(ii)	Control of Drafting. No consideration shall be given to the fact or presumption that one Party has had a greater or lesser hand in drafting this agreement than any other Party.

(iii)	Defined Terms. A defined term has its defined meaning everywhere in this agreement, regardless of whether the term appears before or after the place in this agreement where the term is defined.
(c)	Governing Law. This Agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the State of Texas, without giving effect to any choice of law rules that would result in the application of the laws of another state. THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE VENUE OF THE PROPER STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS, AND HEREBY WAIVE ALL OTHER VENUES.

(d)	Entire Agreement. This Agreement and the Exhibits hereto set forth all understandings between the Parties respecting the subject matter hereof, and all prior agreements, understandings and representations, whether oral or written, respecting this transaction are merged into and superseded by this Agreement.

(e)	Successors, Assigns, and Sublessees. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and sublessees and the terms hereof shall be deemed to run with the Leases and the Contract Lands. Farmee may not assign, sublease, or transfer—by operation of law or otherwise—any rights in this Agreement or any rights it earns under this Agreement without Devon’s prior written consent, which consent may be granted or withheld in Devon’s sole discretion. Any assignment, sublease or transfer by Farmee in derogation of this Section 24(e) shall be void ab initio. If any transfer is effected by Farmee pursuant to the terms of this Agreement,

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
or by any of its successors or assigns, the transfer will be made expressly subject to this Agreement, and Farmee shall remain responsible for all duties and obligations of the transferee.

(f)	Waiver. This agreement may not be altered or amended, nor any rights under this Agreement waived, except by an instrument, in writing, executed by the Party to be charged with such amendment or waiver. No waiver of any other term, provision or condition of this agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, other provision or condition or as a waiver of any other term, provision or condition of this agreement.

(g)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

(h)	Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced, all other provisions of this agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

(i)	Consequential Damages. The Parties to this Agreement waive any rights to incidental, consequential or punitive damages resulting from a breach of this agreement, including, without limitation, loss of profits.

(j)	Equal Opportunity Compliance. Notwithstanding any other provision of this agreement, Farmee shall comply with the Equal Employment Opportunity Compliance Certificate attached as Exhibit “F”.

(k)	Conflicts. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Exhibits attached hereto, the terms and conditions of this Agreement shall apply.

(l)	Each Party represents and warrants that the representative signing this Agreement on that Party’s behalf is fully authorized to do so in the capacity expressed, and that any corporate or other legal action required to be taken prior to the execution of this Agreement has been taken. The Parties further acknowledge that they have read this Agreement and have had the opportunity to consult with counsel of their choosing, that they are fully cognizant of the terms and conditions and legal effect of this Agreement, and upon signing this Agreement they are not relying upon any representation other than the terms stated herein. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the Parties and shall not be construed for or against one Party or the other as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof. Farmee acknowledges and agrees that Devon (i) shall not have any liability to Farmee relating to or resulting from the use or reliance on any of the information (or as a result of any inaccuracies contained therein or omissions therefrom), whether written or oral, furnished by Devon (or any representative of Devon) and (ii) has not made any representation or warranty with respect to any information, whether written or oral, furnished by Devon (or any representative of any of the foregoing). Farmee acknowledges and agrees that, in entering into this Agreement, it has relied solely on its own investigation of the subject matter hereof and the representation and warranties

Farmout Agreement
October 4, 2010
Sun River Energy, Inc.
expressly set forth in this Agreement, subject to the limitations and restrictions specified herein.

(m)	Neither Party shall have any liability hereunder to third parties to satisfy the default of the other Party in the payment of any expense or obligation. However, Devon may, at its sole option, elect to cure any default of Farmee under any agreement pertaining to the Contract Lands—including but not limited to this Agreement, any applicable Operating Agreement, and the Leases—in which case the expenses incurred by Devon to cure the default may be recouped from or setoff against any sums owing to Farmee.

(n)	Counterparts. This Agreement may be executed in multiple counterparts, all of which taken together will constitute one agreement. This Agreement will be deemed effective as of the Effective Date only after it has been executed and delivered by both Parties. Delivery of a signed copy of this Agreement by email or facsimile transmission will be deemed to be delivery of this Agreement for all purposes.
If the foregoing terms and provisions are agreeable, then please sign a copy of this Agreement at the place provided below and return the signed copy to my attention at the letterhead address prior to October 22, 2010. If Devon does not receive a copy of this Agreement executed by Farmee prior to said date, time being of the essence, then this Agreement shall be null and void and have no further force and effect.

DEVON ENERGY PRODUCTION CO., L.P.
By:	/s/ Daniel W. Higdon
	Name:	Daniel W. Higdon
	Title:	Agent and Attorney-in-Fact

AGREED TO AND ACCEPTED this 22nd day of October, 2010, by: SUN RIVER ENERGY, INC.___________________
By:	/s/ Donal R. Schmidt, Jr.
	Name:	Donal R. Schmidt, Jr.
	Title:	President and CEO

Lake Murvaul
EXHIBIT “A”
Attached to and made a part of that certain Farmout Agreement dated October 4, 2010, by and between Devon Energy Production Company, L.P., and Sun River Energy, Inc.

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3006833/000	Nathan Shaw	DEVON ENERGY PRODUCTION COMPANY L P	20110515	Book 1330 Page 408 Reception # 112458
Texas	Panola	Lake Murvaul Area	42-3006834/000	John C Bush et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110511	Book 1330 Page 197 Reception # 112401
Texas	Panola	Lake Murvaul Area	42-3006835/000	Billy Joe Essery et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110425	Book 1330 Page 237 Reception # 112412
Texas	Panola	Lake Murvaul Area	42-3006836/000	Sylvia Birdwell	DEVON ENERGY PRODUCTION COMPANY L P	20110510	Book 1330 Page 179 Reception # 112395
Texas	Panola	Lake Murvaul Area	42-3006841/001	Judy Lake Stuart	DEVON ENERGY PRODUCTION COMPANY L P	20110127	Book 1330 Page 414 Reception # 112460
Texas	Panola	Lake Murvaul Area	42-3006841/002	Walter B Lake	DEVON ENERGY PRODUCTION COMPANY L P	20110127	Book 1330 Page 325 Reception # 112436
Texas	Panola	Lake Murvaul Area	42-3006841/003	Joe D Lake	DEVON ENERGY PRODUCTION COMPANY L P	20110127	Book 1330 Page 321 Reception # 112434
Texas	Panola	Lake Murvaul Area	42-3006841/004	Carl Maxie Lake	DEVON ENERGY PRODUCTION COMPANY L P	20110127	Book 1330 Page 316 Reception # 112433
Texas	Panola	Lake Murvaul Area	42-3006841/005	Troy Lynn Lake	DEVON ENERGY PRODUCTION COMPANY L P	20110127	Book 1330 Page 322 Reception # 112435
Texas	Panola	Lake Murvaul Area	42-3006920/001	Ella Bea Bush Maines	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 336 Reception # 112439
Texas	Panola	Lake Murvaul Area	42-3006920/002	Mildred G Bush	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 203 Reception # 112403
Texas	Panola	Lake Murvaul Area	42-3006920/003	James W Bush	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 200 Reception # 112402
Texas	Panola	Lake Murvaul Area	42-3006920/004	Sybil Bush Burns	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 182 Reception # 112396
Texas	Panola	Lake Murvaul Area	42-3006920/005	George W Bush	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 191 Reception # 112399
Texas	Panola	Lake Murvaul Area	42-3006920/006	Minnie L Bush	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 206 Reception # 112404
Texas	Panola	Lake Murvaul Area	42-3006920/007	Sarah Bush Stewart	DEVON ENERGY PRODUCTION COMPANY L P	20110329	Book 1330 Page 411 Reception # 112459
Texas	Panola	Lake Murvaul Area	42-3006921/001	Howard D Beasley et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110118	Book 1330 Page 165 Reception # 112391
Texas	Panola	Lake Murvaul Area	42-3006921/002	Elvern Beasley	DEVON ENERGY PRODUCTION COMPANY L P	20110119	Book 1330 Page 162 Reception # 112390
Texas	Panola	Lake Murvaul Area	42-3006921/003	Nettie J Beasley	DEVON ENERGY PRODUCTION COMPANY L P	20110124	Book 1330 Page 165 Reception # 112393
Texas	Panola	Lake Murvaul Area	42-3006921/004	Margaret Hill Beasley	DEVON ENERGY PRODUCTION COMPANY L P	20110608	Book 1330 Page 168 Reception # 112392
Texas	Panola	Lake Murvaul Area	42-3006921/005	John Federick Eakin	DEVON ENERGY PRODUCTION COMPANY L P	20101023	Book 1415 Page 312 Reception # 126394
Texas	Panola	Lake Murvaul Area	42-3007022/001	Austin Living Trust Dated 9/9/1996	DEVON ENERGY PRODUCTION COMPANY LP	20110203	Book 1330 Page 153 Reception # 112387
Texas	Panola	Lake Murvaul Area	42-3007022/002	Glen F Williams et ux	DEVON ENERGY PRODUCTION COMPANY LP	20110203	Book 1330 Page 520 Reception # 112487
Texas	Panola	Lake Murvaul Area	42-3007022/003	Barbara Jean Marcom Magee	DEVON ENERGY PRODUCTION COMPANY L P	20110223	Book 1330 Page 339 Reception # 112440
Texas	Panola	Lake Murvaul Area	42-3007022/004	Martha Ann Hargraves	DEVON ENERGY PRODUCTION COMPANY L P	20110224	Book 1330 Page 271 Reception # 112421
Texas	Panola	Lake Murvaul Area	42-3007022/005	Sherry Baker	DEVON ENERGY PRODUCTION COMPANY L P	20110206	Book 1330 Page 159 Reception # 112389
Texas	Panola	Lake Murvaul Area	42-3007022/006	James F Hall Sr	DEVON ENERGY PRODUCTION COMPANY L P	20110217	Book 1330 Page 264 Reception # 112419
Texas	Panola	Lake Murvaul Area	42-3007022/007	John D Womeldurf	DEVON ENERGY PRODUCTION COMPANY L P	20110222	Book 1330 Page 532 Reception # 112490
Texas	Panola	Lake Murvaul Area	42-3007022/008	Beverly Ann Marcom Caldwell	DEVON ENERGY PRODUCTION COMPANY L P	20110223	Book 1330 Page 209 Reception # 112405
Texas	Panola	Lake Murvaul Area	42-3007022/009	Patricia D Harrell	DEVON ENERGY PRODUCTION COMPANY LP	20110207	Book 1330 Page 268 Reception # 112420
Texas	Panola	Lake Murvaul Area	42-3007022/010	Judith K Baker	DEVON ENERGY PRODUCTION COMPANY LP	20110208	Book 1330 Page 156 Reception # 112388
Texas	Panola	Lake Murvaul Area	42-3007022/011	Bobbie Cecille Hall Ferguson	DEVON ENERGY PRODUCTION COMPANY L P	20110224	Book 1330 Page 243 Reception # 112414
Texas	Panola	Lake Murvaul Area	42-3007022/012	Margaret Leslie Read et vir	DEVON ENERGY PRODUCTION COMPANY L P	20110203	Book 1330 Page 390 Reception # 112453
Texas	Panola	Lake Murvaul Area	42-3007022/013	Greylan Lesco	DEVON ENERGY PRODUCTION COMPANY L P	20110227	Book 1330 Page 328 Reception # 112437
Texas	Panola	Lake Murvaul Area	42-3007022/014	Carla Kaley	DEVON ENERGY PRODUCTION COMPANY L P	20110224	Book 1330 Page 300 Reception # 112429
Texas	Panola	Lake Murvaul Area	42-3007022/015	Dorothy C Barry	DEVON ENERGY PRODUCTION COMPANY L P	20120321	Book 1373 Page 154 Reception # 119612
Texas	Panola	Lake Murvaul Area	42-3007022/016	Franklin W Collins	DEVON ENERGY PRODUCTION COMPANY L P	20120319	Book 1373 Page 160 Reception # 119614
Texas	Panola	Lake Murvaul Area	42-3007022/017	Lottie Marie Davis	DEVON ENERGY PRODUCTION COMPANY L P	20120329	Book 1373 Page 184 Reception # 119620
Texas	Panola	Lake Murvaul Area	42-3007022/018	Diana Dean Robinson	DEVON ENERGY PRODUCTION COMPANY LP	20120420	Book 1384 Page 113 Reception # 121580
Texas	Panola	Lake Murvaul Area	42-3007022/019	A E Dean Jr	DEVON ENERGY PRODUCTION COMPANY L P	20120420	Book 1384 Page 68 Reception # 121567
Texas	Panola	Lake Murvaul Area	42-3007022/020	Bruce A Collins	DEVON ENERGY PRODUCTION COMPANY LP	20120319	Book 1373 Page 157 Reception # 119613
Texas	Panola	Lake Murvaul Area	42-3007022/021	Truman Paul Davis	DEVON ENERGY PRODUCTION COMPANY LP	20120330	Book 1379 Page 14 Reception # 120644
Texas	Panola	Lake Murvaul Area	42-3007022/022	Glen A Deason	DEVON ENERGY PRODUCTION COMPANY L P	20130801	Book 1407 Page 565 Reception # 125122
Texas	Panola	Lake Murvaul Area	42-3007022/023	Bobbie Sue Phillips	DEVON ENERGY PRODUCTION COMPANY LP	20130218	Book 1555 Page 642 Reception # 149475
Texas	Panola	Lake Murvaul Area	42-3007022/024	Patsy W Fountain	DEVON ENERGY PRODUCTION COMPANY LP	20130218	Book 1558 Page 842 Reception # 149924
Texas	Panola	Lake Murvaul Area	42-3007022/025	Emory L Williams et ux	DEVON ENERGY PRODUCTION COMPANY L P	20130218	Book 1555 Page 645 Reception # 149476
Texas	Panola	Lake Murvaul Area	42-3007023/001	Sarah Ann Summers	DEVON ENERGY PRODUCTION	20110308	Book 1330 Page 417 Reception # 112461

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007023/002	Deborah Jo Rook Wion	DEVON ENERGY PRODUCTION	20110303	Book 1330 Page 229 Reception # 112410
Texas	Panola	Lake Murvaul Area	42-3007023/003	Mary Frances Donoho	DEVON ENERGY PRODUCTION	20110307	Book 1330 Page 229 Reception # 112410
Texas	Panola	Lake Murvaul Area	42-3007023/004	Dawn Leigh Ellen Rook Murphy	DEVON ENERGY PRODUCTION	20110303	Book 1330 Page 229 Reception # 112410
Texas	Panola	Lake Murvaul Area	42-3007023/006	Ann Broome Dorney	DEVON ENERGY PRODUCTION COMPANY LP	20120226	Book 1367 Page 330 Reception # 118493
Texas	Panola	Lake Murvaul Area	42-3007023/007	Marilyn Newcomb Gounah	DEVON ENERGY PRODUCTION COMPANY LP	20120226	Book 1367 Page 338 Reception # 118496
Texas	Panola	Lake Murvaul Area	42-3007023/008	Maxie Hughes Wilson	DEVON ENERGY PRODUCTION COMPANY LP	20120223	Book 1367 Page 403 Reception # 118512
Texas	Panola	Lake Murvaul Area	42-3007023/009	Tim Tucker et al	DEVON ENERGY PRODUCTION	20110827	Book 1342 Page 367 Reception # 114597
Texas	Panola	Lake Murvaul Area	42-3007023/010	Troy W Rook	DEVON ENERGY PRODUCTION	20120118	Book 1367 Page 384 Reception # 118508
Texas	Panola	Lake Murvaul Area	42-3007023/011	Legacy Royalties Ltd	DEVON ENERGY PRODUCTION COMPANY LP	20130404	Book 1391 Page 202 Reception # 122739
Texas	Panola	Lake Murvaul Area	42-3007023/012	Jdmi Llc	DEVON ENERGY PRODUCTION COMPANY LP	20130608	Book 1391 Page 194 Reception # 122736
Texas	Panola	Lake Murvaul Area	42-3007023/013	Jon S Brown	DEVON ENERGY PRODUCTION COMPANY LP	20130618	Book 1391 Page 140 Reception # 122723
Texas	Panola	Lake Murvaul Area	42-3007023/014	James W Summers Family Inv Ltd	DEVON ENERGY PRODUCTION	20110827	Book 1342 Page 349 Reception # 114593
Texas	Panola	Lake Murvaul Area	42-3007064/001	Bruce Earl Robinson	DEVON ENERGY PRODUCTION COMPANY L P	20110613	Book 1330 Page 393 Reception # 112454
Texas	Panola	Lake Murvaul Area	42-3007064/002	Earl Robinson et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110613	Book 1330 Page 397 Reception # 112455
Texas	Panola	Lake Murvaul Area	42-3007064/003	Rodger Glen Hardin	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1501 Page 398 Reception # 140654
Texas	Panola	Lake Murvaul Area	42-3007064/004	Marsha Ann Cloudy	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1505 Page 340 Reception # 141242
Texas	Panola	Lake Murvaul Area	42-3007064/005	Melvin Duane Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1507 Page 156 Reception # 141589
Texas	Panola	Lake Murvaul Area	42-3007064/006	James Leonard Ritter Jr	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1505 Page 377 Reception # 141253
Texas	Panola	Lake Murvaul Area	42-3007064/007	David Allen Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1510 Page 734 Reception # 142278
Texas	Panola	Lake Murvaul Area	42-3007064/008	Brett Lee Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1507 Page 162 Reception # 141591
Texas	Panola	Lake Murvaul Area	42-3007064/009	David Wayne Pool	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1505 Page 374 Reception # 141252
Texas	Panola	Lake Murvaul Area	42-3007064/010	Jan L Godwin	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1505 Page 354 Reception # 141246
Texas	Panola	Lake Murvaul Area	42-3007064/011	Charles Edwin Hardin	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1501 Page 395 Reception # 140653
Texas	Panola	Lake Murvaul Area	42-3007064/012	Chris Lynn Hardin	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1505 Page 357 Reception # 141247
Texas	Panola	Lake Murvaul Area	42-3007064/013	Richard Earl Hardin	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1505 Page 360 Reception # 141248
Texas	Panola	Lake Murvaul Area	42-3007064/014	Sherry Diane Hardin	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1503 Page 280 Reception # 140955
Texas	Panola	Lake Murvaul Area	42-3007064/015	Leta R Holtz	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1507 Page 165 Reception # 141592
Texas	Panola	Lake Murvaul Area	42-3007064/016	Maria P Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1501 Page 414 Reception # 140660
Texas	Panola	Lake Murvaul Area	42-3007064/017	Michael Dan Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1501 Page 417 Reception # 140661
Texas	Panola	Lake Murvaul Area	42-3007064/018	Rhonda Hardin Brinlee	DEVON ENERGY PRODUCTION COMPANY LP	20120413	Book 1507 Page 137 Reception # 141583
Texas	Panola	Lake Murvaul Area	42-3007064/019	Delores Marlene Bennett	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1505 Page 326 Reception # 141238
Texas	Panola	Lake Murvaul Area	42-3007064/020	Susan Faye Curtis	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1509 Page 8 Reception # 141947
Texas	Panola	Lake Murvaul Area	42-3007064/021	Patti Cannady	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 616 Reception # 140352
Texas	Panola	Lake Murvaul Area	42-3007064/022	Marsha Lena Castanon	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 619 Reception # 140353
Texas	Panola	Lake Murvaul Area	42-3007064/023	Audrey J Gardner	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 634 Reception # 140357
Texas	Panola	Lake Murvaul Area	42-3007064/024	Peggy Jeanene Hodge	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 659 Reception # 140365
Texas	Panola	Lake Murvaul Area	42-3007064/025	Elton W Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 666 Reception # 140367
Texas	Panola	Lake Murvaul Area	42-3007064/026	James Corbert Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1501 Page 411 Reception # 140659
Texas	Panola	Lake Murvaul Area	42-3007064/027	Joe Dan Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 669 Reception # 140368
Texas	Panola	Lake Murvaul Area	42-3007064/028	Justin Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1503 Page 286 Reception # 140958
Texas	Panola	Lake Murvaul Area	42-3007064/029	Shirley Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 672 Reception # 140369
Texas	Panola	Lake Murvaul Area	42-3007064/030	Terry Dale Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1501 Page 420 Reception # 140662
Texas	Panola	Lake Murvaul Area	42-3007064/031	Timmy Ray Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 675 Reception # 140370
Texas	Panola	Lake Murvaul Area	42-3007064/032	Janice Miller Jones	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 678 Reception # 140371
Texas	Panola	Lake Murvaul Area	42-3007064/033	Etha Fay Grayson	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 647 Reception # 140361
Texas	Panola	Lake Murvaul Area	42-3007064/034	Rhonda L Kimbro	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 689 Reception # 140374
Texas	Panola	Lake Murvaul Area	42-3007064/035	Melton E Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 764 Reception # 140399
Texas	Panola	Lake Murvaul Area	42-3007064/036	James D Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 761 Reception # 140398
Texas	Panola	Lake Murvaul Area	42-3007064/037	Gail Dean Parker	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1501 Page 424 Reception # 140664
Texas	Panola	Lake Murvaul Area	42-3007064/038	Myrtle Lavada Wright	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 774 Reception # 140402
Texas	Panola	Lake Murvaul Area	42-3007064/039	Rita L Alfred	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1499 Page 601 Reception # 140346

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007064/040	Mattie Zelma Bearden	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 606 Reception # 140348
Texas	Panola	Lake Murvaul Area	42-3007064/041	Melba Lou Bohuslav	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 612 Reception # 140350
Texas	Panola	Lake Murvaul Area	42-3007064/042	Brenda Kay Akin	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 595 Reception # 140344
Texas	Panola	Lake Murvaul Area	42-3007064/043	Joseph Wendell Watson Jr	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1503 Page 303 Reception # 140963
Texas	Panola	Lake Murvaul Area	42-3007064/044	Terrie O Turner	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 752 Reception # 140395
Texas	Panola	Lake Murvaul Area	42-3007064/045	Pamela J Young	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 777 Reception # 140403
Texas	Panola	Lake Murvaul Area	42-3007064/046	Norton Lee Willis	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 771 Reception # 140401
Texas	Panola	Lake Murvaul Area	42-3007064/047	Bobbie Smith et vir	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 738 Reception # 140391
Texas	Panola	Lake Murvaul Area	42-3007064/048	Teresa Lynn Smith	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 741 Reception # 140392
Texas	Panola	Lake Murvaul Area	42-3007064/049	Micki Denise Millersmith	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 709 Reception # 140380
Texas	Panola	Lake Murvaul Area	42-3007064/050	Doris Mcintosh	DEVON ENERGY PRODUCTION COMPANY LP	20120313	Book 1499 Page 703 Reception # 140378
Texas	Panola	Lake Murvaul Area	42-3007064/051	Jimmy Aldon Mullinax	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1499 Page 712 Reception # 140381
Texas	Panola	Lake Murvaul Area	42-3007064/052	Lilla Frances Ramsey	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 722 Reception # 140386
Texas	Panola	Lake Murvaul Area	42-3007064/053	Stephen Allan Ramsey	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 725 Reception # 140387
Texas	Panola	Lake Murvaul Area	42-3007064/054	Terry Lance Ramsey	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 728 Reception # 140388
Texas	Panola	Lake Murvaul Area	42-3007064/055	V L & M F Ramsey Family Trust	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 731 Reception # 140389
Texas	Panola	Lake Murvaul Area	42-3007064/056	Clifford A Ramsey	DEVON ENERGY PRODUCTION COMPANY LP	20120316	Book 1499 Page 719 Reception # 140385
Texas	Panola	Lake Murvaul Area	42-3007064/057	Brett Alan Pool	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1510 Page 731 Reception # 142277
Texas	Panola	Lake Murvaul Area	42-3007064/058	Keena Nanette Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1510 Page 737 Reception # 142279
Texas	Panola	Lake Murvaul Area	42-3007064/059	Billy Joe Ritter Jr	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1514 Page 423 Reception # 142782
Texas	Panola	Lake Murvaul Area	42-3007064/060	Thomas Lee Watson	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1514 Page 427 Reception # 142783
Texas	Panola	Lake Murvaul Area	42-3007064/061	Belinda Beth Hill	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1514 Page 419 Reception # 142781
Texas	Panola	Lake Murvaul Area	42-3007064/062	Judy Lynn Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1525 Page 63 Reception # 144523
Texas	Panola	Lake Murvaul Area	42-3007064/063	Nelda J Stephens	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1525 Page 66 Reception # 144524
Texas	Panola	Lake Murvaul Area	42-3007064/064	Karen D Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1522 Page 748 Reception # 144156
Texas	Panola	Lake Murvaul Area	42-3007064/065	James M Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1507 Page 159 Reception # 141590
Texas	Panola	Lake Murvaul Area	42-3007064/066	David E Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20120306	Book 1501 Page 428 Reception # 140666
Texas	Panola	Lake Murvaul Area	42-3007064/070	Sheri Lynn Borchardt	DEVON ENERGY PRODUCTION COMPANY LP	20120422	Book 1515 Page 840 Reception # 143004
Texas	Panola	Lake Murvaul Area	42-3007064/071	Annajo Watson	DEVON ENERGY PRODUCTION COMPANY LP	20120312	Book 1516 Page 5 Reception # 143007
Texas	Panola	Lake Murvaul Area	42-3007065/000	William C Hencey et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110607	Book 1330 Page 278 Reception # 112423
Texas	Panola	Lake Murvaul Area	42-3007082/000	Nellie Belle Porter	DEVON ENERGY PRODUCTION COMPANY LP	20110118	Book 1330 Page 383 Reception # 112451
Texas	Panola	Lake Murvaul Area	42-3007604/001	Anne Klein Rotenberg	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1342 Page 334 Reception # 114589
Texas	Panola	Lake Murvaul Area	42-3007604/002	Edward L Rotenberg	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 402 Reception # 112456
Texas	Panola	Lake Murvaul Area	42-3007604/003	Francis Peyton Dubose	DEVON ENERGY PRODUCTION CO LP	20110201	Book 1330 Page 234 Reception # 112411
Texas	Panola	Lake Murvaul Area	42-3007604/004	Legail Peyton Patterson	DEVON ENERGY PRODUCTION CO LP	20110201	Book 1330 Page 372 Reception # 112448
Texas	Panola	Lake Murvaul Area	42-3007604/005	Stephen J Rotenberg	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 405 Reception # 112457
Texas	Panola	Lake Murvaul Area	42-3007604/006	Marilyn Geiger	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 332 Reception # 116615
Texas	Panola	Lake Murvaul Area	42-3007604/007	Mark Goldblatt	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 335 Reception # 116616
Texas	Panola	Lake Murvaul Area	42-3007604/008	Gail Smock	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 468 Reception # 116651
Texas	Panola	Lake Murvaul Area	42-3007604/009	Sparks Resources Ltd	DEVON ENERGY PRODUCTION CO LP	20120820	Book 1404 Page 11 Reception # 124544
Texas	Panola	Lake Murvaul Area	42-3007604/010	Herman L Meyer Jr	DEVON ENERGY PRODUCTION COMPANY LP	20110114	Book 1437 Page 30 Reception # 129446
Texas	Panola	Lake Murvaul Area	42-3007604/011	Jean Gorr Frazzell	DEVON ENERGY PRODUCTION COMPANY LP	20101002	Book 1415 Page 308 Reception # 126392
Texas	Panola	Lake Murvaul Area	42-3007604/012	Nancy Louisie Crawford	DEVON ENERGY PRODUCTION COMPANY LP	20101002	Book 1415 Page 310 Reception # 126393
Texas	Panola	Lake Murvaul Area	42-3007604/013	Douglas M Rotenberg	DEVON ENERGY PRODUCTION COMPANY LP	20130114	Book 1447 Page 595 Reception # 131397
Texas	Panola	Lake Murvaul Area	42-3007605/001	Lee Owens Graves	DEVON ENERGY PRODUCTION CO LP	20110707	Book 1330 Page 255 Reception # 112417
Texas	Panola	Lake Murvaul Area	42-3007605/002	Peggie S Havard	DEVON ENERGY PRODUCTION CO LP	20110710	Book 1330 Page 275 Reception # 12422
Texas	Panola	Lake Murvaul Area	42-3007605/003	Clyde Ennis Graves	DEVON ENERGY PRODUCTION CO LP	20110713	Book 1330 Page 281 Reception # 112416
Texas	Panola	Lake Murvaul Area	42-3007605/004	James S Ingram	DEVON ENERGY PRODUCTION CO LP	20110720	Book 1330 Page 288 Reception # 112426
Texas	Panola	Lake Murvaul Area	42-3007605/005	M L Davis Jr	DEVON ENERGY PRODUCTION CO LP	20110721	Book 1330 Page 220 Reception # 112408
Texas	Panola	Lake Murvaul Area	42-3007605/006	Abbie Ruth Mcjimsey	DEVON ENERGY PRODUCTION CO LP	20110804	Book 1342 Page 292 Reception # 114577
Texas	Panola	Lake Murvaul Area	42-3007605/007	Lasa Nelson Grimes	DEVON ENERGY PRODUCTION CO LP	20110808	Book 1342 Page 256 Reception # 114568

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007605/008	Maurine G Shepherd	DEVON ENERGY PRODUCTION CO LP	20110807	Book 1342 Page 341 Reception # 114591
Texas	Panola	Lake Murvaul Area	42-3007605/009	Nelwyn G Brannon	DEVON ENERGY PRODUCTION CO LP	20110807	Book 1342 Page 185 Reception # 114549
Texas	Panola	Lake Murvaul Area	42-3007605/010	Sterlene Bolling	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 181 Reception # 114548
Texas	Panola	Lake Murvaul Area	42-3007605/011	Sammie Fae Waltman	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 377 Reception # 114599
Texas	Panola	Lake Murvaul Area	42-3007605/012	Cleo Murle Leatherwood	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 284 Reception # 114575
Texas	Panola	Lake Murvaul Area	42-3007605/013	Nancy Clare Lucas	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 288 Reception # 114576
Texas	Panola	Lake Murvaul Area	42-3007605/014	Ricky Nelson	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1342 Page 308 Reception # 114582
Texas	Panola	Lake Murvaul Area	42-3007605/015	James Rodney Thomas	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 356 Reception # 114594
Texas	Panola	Lake Murvaul Area	42-3007605/016	Madie Lou Jimerson	DEVON ENERGY PRODUCTION CO LP	20110812	Book 1342 Page 269 Reception # 114571
Texas	Panola	Lake Murvaul Area	42-3007605/017	John Dickey Thomas	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1342 Page 360 Reception # 114595
Texas	Panola	Lake Murvaul Area	42-3007605/018	Shirley Joan Latham	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1342 Page 280 Reception # 114574
Texas	Panola	Lake Murvaul Area	42-3007605/019	Pamela H Powers	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1342 Page 316 Reception # 114584
Texas	Panola	Lake Murvaul Area	42-3007605/020	Carolyn H Crawford	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1342 Page 207 Reception # 114555
Texas	Panola	Lake Murvaul Area	42-3007605/021	Hiram Lee Latham	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1342 Page 276 Reception # 114573
Texas	Panola	Lake Murvaul Area	42-3007605/022	Andre Dwain Hall	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1342 Page 260 Reception # 114569
Texas	Panola	Lake Murvaul Area	42-3007605/023	Maurine Dean	DEVON ENERGY PRODUCTION CO LP	20110824	Book 1342 Page 217 Reception # 114557
Texas	Panola	Lake Murvaul Area	42-3007605/024	Laretta Hollis	DEVON ENERGY PRODUCTION CO LP	20110828	Book 1342 Page 252 Reception # 114567
Texas	Panola	Lake Murvaul Area	42-3007605/025	Daniel Smith	DEVON ENERGY PRODUCTION CO LP	20110829	Book 1342 Page 345 Reception # 114592
Texas	Panola	Lake Murvaul Area	42-3007605/026	Hall Brothers Trust	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1342 Page 242 Reception # 114564
Texas	Panola	Lake Murvaul Area	42-3007605/027	Gerald Wayne Ford	DEVON ENERGY PRODUCTION CO LP	20110829	Book 1342 Page 224 Reception # 114559
Texas	Panola	Lake Murvaul Area	42-3007605/028	Bobbie Rambo	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1342 Page 324 Reception # 114586
Texas	Panola	Lake Murvaul Area	42-3007605/029	Brenda Kay Cranford	DEVON ENERGY PRODUCTION CO LP	20111005	Book 1357 Page 290 Reception # 116604
Texas	Panola	Lake Murvaul Area	42-3007605/030	Hugh Glen Hall	DEVON ENERGY PRODUCTION CO LP	20111005	Book 1357 Page 353 Reception # 116621
Texas	Panola	Lake Murvaul Area	42-3007605/031	Jenneita Wallace	DEVON ENERGY PRODUCTION CO LP	20110828	Book 1342 Page 373 Reception # 114598
Texas	Panola	Lake Murvaul Area	42-3007605/032	Clyde Homer Langford	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 405 Reception # 116634
Texas	Panola	Lake Murvaul Area	42-3007605/033	Sharon Pitman	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1342 Page 312 Reception # 114583
Texas	Panola	Lake Murvaul Area	42-3007605/034	Barry Langford	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 389 Reception # 116630
Texas	Panola	Lake Murvaul Area	42-3007605/035	Sammie Lou Sitton	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 461 Reception # 116649
Texas	Panola	Lake Murvaul Area	42-3007605/036	Jo Ann Hancock	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 357 Reception # 116622
Texas	Panola	Lake Murvaul Area	42-3007605/037	Nogie Lee Jones	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 365 Reception # 116624
Texas	Panola	Lake Murvaul Area	42-3007605/038	Jeanette L Lake	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 385 Reception # 116629
Texas	Panola	Lake Murvaul Area	42-3007605/039	Bonnie L Graves	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 341 Reception # 116618
Texas	Panola	Lake Murvaul Area	42-3007605/040	Charles Dwight Smith	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 464 Reception # 116650
Texas	Panola	Lake Murvaul Area	42-3007605/041	Charles Thomas Graves	DEVON ENERGY PRODUCTION CO LP	20111031	Book 1357 Page 345 Reception # 116619
Texas	Panola	Lake Murvaul Area	42-3007605/042	Mike Daniel	DEVON ENERGY PRODUCTION CO LP	20111031	Book 1357 Page 294 Reception # 116605
Texas	Panola	Lake Murvaul Area	42-3007605/043	Johnny Latham Graves	DEVON ENERGY PRODUCTION CO LP	20111030	Book 1357 Page 349 Reception # 116620
Texas	Panola	Lake Murvaul Area	42-3007605/044	Pam Bagley	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 264 Reception # 116597
Texas	Panola	Lake Murvaul Area	42-3007605/045	Connie Weaver	DEVON ENERGY PRODUCTION CO LP	20111110	Book 1357 Page 475 Reception # 116653
Texas	Panola	Lake Murvaul Area	42-3007605/046	Kathy Kahn	DEVON ENERGY PRODUCTION CO LP	20111110	Book 1357 Page 373 Reception # 116626
Texas	Panola	Lake Murvaul Area	42-3007605/047	Patti Lou Williams	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 494 Reception # 116658
Texas	Panola	Lake Murvaul Area	42-3007605/048	Steve Langford	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 401 Reception # 116633
Texas	Panola	Lake Murvaul Area	42-3007605/049	Jo Ann Williams	DEVON ENERGY PRODUCTION CO LP	20110823	Book 1357 Page 490 Reception # 116657
Texas	Panola	Lake Murvaul Area	42-3007605/050	Robbie Kucera	DEVON ENERGY PRODUCTION CO LP	20120104	Book 1367 Page 360 Reception # 118502
Texas	Panola	Lake Murvaul Area	42-3007605/051	Sherry Bourque	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 268 Reception # 116598
Texas	Panola	Lake Murvaul Area	42-3007605/052	Earl Cariker	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1357 Page 279 Reception # 116601
Texas	Panola	Lake Murvaul Area	42-3007605/053	Nettie Mildred Bush	DEVON ENERGY PRODUCTION CO LP	20110810	Book 1342 Page 196 Reception # 114552
Texas	Panola	Lake Murvaul Area	42-3007605/054	Nathan Earl Langford	DEVON ENERGY PRODUCTION CO LP	20111116	Book 1357 Page 393 Reception # 116631
Texas	Panola	Lake Murvaul Area	42-3007605/055	Roy Dean Langford	DEVON ENERGY PRODUCTION CO LP	20111116	Book 1357 Page 397 Reception # 116632
Texas	Panola	Lake Murvaul Area	42-3007605/057	American Assurance 2000 LP	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1403 Page 774 Reception # 124521
Texas	Panola	Lake Murvaul Area	42-3007605/058	Melonny A Keyse	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1367 Page 357 Reception # 118501
Texas	Panola	Lake Murvaul Area	42-3007605/059	Linda Christine Dloughy	DEVON ENERGY PRODUCTION CO LP	20110928	Book 1357 Page 318 Reception # 116611

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007605/060	Terry Thevenot	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 471 Reception # 116652
Texas	Panola	Lake Murvaul Area	42-3007605/061	Tana Andrews	DEVON ENERGY PRODUCTION CO LP	20111110	Book 1357 Page 257 Reception # 116595
Texas	Panola	Lake Murvaul Area	42-3007605/062	Charles Keith Langford	DEVON ENERGY PRODUCTION CO LP	20120823	Book 1413 Page 274 Reception # 126020
Texas	Panola	Lake Murvaul Area	42-3007605/063	Mitchell Davis et ux	DEVON ENERGY PRODUCTION CO LP	20120618	Book 1403 Page 806 Reception # 124529
Texas	Panola	Lake Murvaul Area	42-3007605/107	La Nelle Dobson	DEVON ENERGY PRODUCTION	20111019	Book 1357 Page 322 Reception # 116612
Texas	Panola	Lake Murvaul Area	42-3007605/108	Johnny Latham Graves	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1501 Page 391 Reception # 140652
Texas	Panola	Lake Murvaul Area	42-3007605/109	Mary Penwell	DEVON ENERGY PRODUCTION COMPANY L P	20120528	Book 1509 Page 019 Reception # 141950
Texas	Panola	Lake Murvaul Area	42-3007605/110	Ricky Nelson	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1507 Page 152 Reception # 141588
Texas	Panola	Lake Murvaul Area	42-3007605/111	Charles Thomas Graves	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1501 Page 387 Reception # 140651
Texas	Panola	Lake Murvaul Area	42-3007605/112	Lasa Nelson Grimes	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1503 Page 274 Reception # 140953
Texas	Panola	Lake Murvaul Area	42-3007605/113	Jennifer Jimerson	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1505 Page 363 Reception # 141249
Texas	Panola	Lake Murvaul Area	42-3007605/114	Melonny A Keyse	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1509 Page 014 Reception # 141949
Texas	Panola	Lake Murvaul Area	42-3007605/115	Sherry Bourque	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1505 Page 332 Reception # 141240
Texas	Panola	Lake Murvaul Area	42-3007605/116	Janice Enck	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 626 Reception # 140355
Texas	Panola	Lake Murvaul Area	42-3007605/117	Marguerite G Foster	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1499 Page 630 Reception # 140356
Texas	Panola	Lake Murvaul Area	42-3007605/118	James Goolsby	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 643 Reception # 140360
Texas	Panola	Lake Murvaul Area	42-3007605/119	Charles Leo Griffith	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1499 Page 650 Reception # 140362
Texas	Panola	Lake Murvaul Area	42-3007605/120	Nogie Lee Jones	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 681 Reception # 140372
Texas	Panola	Lake Murvaul Area	42-3007605/121	John Max Lade	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 692 Reception # 140375
Texas	Panola	Lake Murvaul Area	42-3007605/122	William T Latham	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 696 Reception # 140376
Texas	Panola	Lake Murvaul Area	42-3007605/123	Sammie Lou Sitton	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 734 Reception # 140390
Texas	Panola	Lake Murvaul Area	42-3007605/125	Terry Thevenot	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1503 Page 298 Reception # 140962
Texas	Panola	Lake Murvaul Area	42-3007605/126	James Rodney Thomas	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 744 Reception # 140393
Texas	Panola	Lake Murvaul Area	42-3007605/127	John Dickey Thomas	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1499 Page 748 Reception # 140394
Texas	Panola	Lake Murvaul Area	42-3007605/128	Deena M Darroh	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1505 Page 343 Reception # 141243
Texas	Panola	Lake Murvaul Area	42-3007605/129	James Ray Nail	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1503 Page 291 Reception # 140960
Texas	Panola	Lake Murvaul Area	42-3007605/142	Jennifer Jimerson	DEVON ENERGY PRODUCTION COMPANY LP	20120704	Book 1391 Page 196 Reception # 122737
Texas	Panola	Lake Murvaul Area	42-3007605/143	John Dickey Thomas	DEVON ENERGY PRODUCTION COMPANY LP	20120704	Book 1391 Page 247 Reception # 122751
Texas	Panola	Lake Murvaul Area	42-3007605/144	James Rodney Thomas	DEVON ENERGY PRODUCTION COMPANY LP	20120704	Book 1391 Page 244 Reception # 122750
Texas	Panola	Lake Murvaul Area	42-3007605/145	Clyde Ennis Graves	DEVON ENERGY PRODUCTION COMPANY LP	20120712	Book 1393 Page 785 Reception # 122944
Texas	Panola	Lake Murvaul Area	42-3007605/146	Maurine Dean	DEVON ENERGY PRODUCTION COMPANY LP	20120712	Book 1393 Page 782 Reception # 122943
Texas	Panola	Lake Murvaul Area	42-3007605/147	Nogie Lee Jones	DEVON ENERGY PRODUCTION COMPANY LP	20120704	Book 1393 Page 791 Reception # 122946
Texas	Panola	Lake Murvaul Area	42-3007605/148	Andre Dwain Hall	DEVON ENERGY PRODUCTION COMPANY LP	20120712	Book 1393 Page 788 Reception # 122945
Texas	Panola	Lake Murvaul Area	42-3007605/149	Shirley Joan Latham	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1396 Page 427 Reception # 123387
Texas	Panola	Lake Murvaul Area	42-3007605/150	Robert Henry Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1396 Page 433 Reception # 123389
Texas	Panola	Lake Murvaul Area	42-3007605/151	William T Latham	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1396 Page 430 Reception # 123388
Texas	Panola	Lake Murvaul Area	42-3007605/152	Sharon Pittman Davis	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1403 Page 808 Reception # 124530
Texas	Panola	Lake Murvaul Area	42-3007605/153	John Wayne Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1404 Page 7 Reception # 124543
Texas	Panola	Lake Murvaul Area	42-3007605/154	Ricky Nelson	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1404 Page 1 Reception # 124541
Texas	Panola	Lake Murvaul Area	42-3007605/155	Jane Butler	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 800 Reception # 124527
Texas	Panola	Lake Murvaul Area	42-3007605/156	John Max Lade	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 824 Reception # 124535
Texas	Panola	Lake Murvaul Area	42-3007605/157	Mary Penwell	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1404 Page 4 Reception # 124542
Texas	Panola	Lake Murvaul Area	42-3007605/158	James Goolsby	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 811 Reception # 124531
Texas	Panola	Lake Murvaul Area	42-3007605/159	Charles Thomas Graves	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 818 Reception # 124533
Texas	Panola	Lake Murvaul Area	42-3007605/160	Lasa Nelson Grimes	DEVON ENERGY PRODUCTION COMPANY LP	20120723	Book 1403 Page 821 Reception # 124534
Texas	Panola	Lake Murvaul Area	42-3007605/162	Pam Bagley	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 778 Reception # 124522
Texas	Panola	Lake Murvaul Area	42-3007605/163	Bonnie L Graves	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 778 Reception # 124532
Texas	Panola	Lake Murvaul Area	42-3007605/164	Jo Ann Hancock	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1407 Page 580 Reception # 125127
Texas	Panola	Lake Murvaul Area	42-3007605/165	Clyde Homer Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 827 Reception # 124536
Texas	Panola	Lake Murvaul Area	42-3007605/166	Nathan Earl Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 831 Reception # 124537
Texas	Panola	Lake Murvaul Area	42-3007605/167	Roy Dean Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1403 Page 835 Reception # 124538

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007605/168	Steve A Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120712	Book 1396 Page 424 Reception # 123386
Texas	Panola	Lake Murvaul Area	42-3007605/169	Patti Lou Williams	DEVON ENERGY PRODUCTION COMPANY LP	20120713	Book 1396 Page 437 Reception # 123390
Texas	Panola	Lake Murvaul Area	42-3007605/170	Connie Weaver	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 628 Reception # 125140
Texas	Panola	Lake Murvaul Area	42-3007605/171	Jenneita Wallace	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 625 Reception # 125139
Texas	Panola	Lake Murvaul Area	42-3007605/172	Sammie Lou Sitton	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 607 Reception # 125134
Texas	Panola	Lake Murvaul Area	42-3007605/173	Robbie Kucera	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 594 Reception # 125131
Texas	Panola	Lake Murvaul Area	42-3007605/174	Barry Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1407 Page 597 Reception # 125132
Texas	Panola	Lake Murvaul Area	42-3007605/175	Kathy Kahn	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 591 Reception # 125130
Texas	Panola	Lake Murvaul Area	42-3007605/176	Johnny Latham Graves	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 574 Reception # 125125
Texas	Panola	Lake Murvaul Area	42-3007605/177	Janice Enck	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1407 Page 567 Reception # 125123
Texas	Panola	Lake Murvaul Area	42-3007605/178	Mitchell Davis et ux	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 563 Reception # 125121
Texas	Panola	Lake Murvaul Area	42-3007605/179	Earl Cariker	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 556 Reception # 125119
Texas	Panola	Lake Murvaul Area	42-3007605/180	Sherry Bourque	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 550 Reception # 125117
Texas	Panola	Lake Murvaul Area	42-3007605/181	Terry Thevenot	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1407 Page 610 Reception # 125135
Texas	Panola	Lake Murvaul Area	42-3007605/182	Hiram Lee Latham	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1413 Page 282 Reception # 126022
Texas	Panola	Lake Murvaul Area	42-3007605/183	Laretta Hollis	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1413 Page 271 Reception # 126019
Texas	Panola	Lake Murvaul Area	42-3007605/184	Tana Andrews	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1411 Page 1 Reception # 125641
Texas	Panola	Lake Murvaul Area	42-3007605/185	Melonny A Keyse	DEVON ENERGY PRODUCTION COMPANY LP	20120824	Book 1411 Page 29 Reception # 125650
Texas	Panola	Lake Murvaul Area	42-3007605/186	Joann Williams	DEVON ENERGY PRODUCTION COMPANY LP	20120801	Book 1415 Page 321 Reception # 126397
Texas	Panola	Lake Murvaul Area	42-3007605/188	Charles Keith Langford	DEVON ENERGY PRODUCTION COMPANY LP	20120823	Book 1413 Page 278 Reception # 126021
Texas	Panola	Lake Murvaul Area	42-3007605/189	Glenda Faye Edge	DEVON ENERGY PRODUCTION COMPANY LP	20110120	Book 1437 Page 8 Reception # 129439
Texas	Panola	Lake Murvaul Area	42-3007605/190	Jeanette L Lake	DEVON ENERGY PRODUCTION COMPANY LP	20130823	Book 1437 Page 24 Reception # 129444
Texas	Panola	Lake Murvaul Area	42-3007605/191	Iva Nell Soape	DEVON ENERGY PRODUCTION COMPANY LP	20110120	Book 1437 Page 42 Reception # 129450
Texas	Panola	Lake Murvaul Area	42-3007605/192	Daniel Smith	DEVON ENERGY PRODUCTION COMPANY LP	20120713	Book 1393 Page 822 Reception # 122953
Texas	Panola	Lake Murvaul Area	42-3007605/193	Tommie Jones Carlie	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1514 Page 415 Reception # 142780
Texas	Panola	Lake Murvaul Area	42-3007605/199	Jere Moore Brewster	DEVON ENERGY PRODUCTION COMPANY L P	20121027	Book 1537 Page 100 Reception # 146412
Texas	Panola	Lake Murvaul Area	42-3007605/200	Bobby E Moore	DEVON ENERGY PRODUCTION COMPANY L P	20121027	Book 1538 Page 453 Reception # 146632
Texas	Panola	Lake Murvaul Area	42-3007605/201	Candace D Johnson	DEVON ENERGY PRODUCTION COMPANY L P	20130122	Book 1547 Page 536 Reception # 147977
Texas	Panola	Lake Murvaul Area	42-3007605/202	Eula Mae Griffith	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1518 Page 171 Reception # 143341
Texas	Panola	Lake Murvaul Area	42-3007605/203	Jane Butler	DEVON ENERGY PRODUCTION COMPANY L P	20120730	Book 1522 Page 115 Reception # 144038
Texas	Panola	Lake Murvaul Area	42-3007605/204	Jennifer Jones Anderson	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1525 Page 814 Reception # 144731
Texas	Panola	Lake Murvaul Area	42-3007605/205	Barry W Heaton	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1525 Page 819 Reception # 144732
Texas	Panola	Lake Murvaul Area	42-3007605/206	Donna Kertacy Williams	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1525 Page 824 Reception # 144733
Texas	Panola	Lake Murvaul Area	42-3007605/207	Randy J Heaton	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1501 Page 402 Reception # 140656
Texas	Panola	Lake Murvaul Area	42-3007605/208	Johnny Latham Graves	DEVON ENERGY PRODUCTION COMPANY L P	20120220	Book 1501 Page 391 Reception # 140652
Texas	Panola	Lake Murvaul Area	42-3007605/209	Sharon G Pittman	DEVON ENERGY PRODUCTION COMPANY L P	20120619	Book 1522 Page 118 Reception # 144039
Texas	Panola	Lake Murvaul Area	42-3007605/210	Melinda Jonew Lowrey	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1518 Page 176 Reception # 143343
Texas	Panola	Lake Murvaul Area	42-3007605/211	Imo Jean Stone Peach	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1518 Page 180 Reception # 143344
Texas	Panola	Lake Murvaul Area	42-3007605/212	Tenna Jones Vardeman	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1518 Page 184 Reception # 143345
Texas	Panola	Lake Murvaul Area	42-3007605/213	Karen Sue Camp	DEVON ENERGY PRODUCTION COMPANY L P	20130120	Book 1550 Page 177 Reception # 148470
Texas	Panola	Lake Murvaul Area	42-3007605/214	Jo Ann Griffith	DEVON ENERGY PRODUCTION COMPANY L P	20130114	Book 1550 Page 185 Reception # 148472
Texas	Panola	Lake Murvaul Area	42-3007605/215	Mitchell Davis et ux	DEVON ENERGY PRODUCTION COMPANY L P	20120302	Book 1550 Page 180 Reception # 148471
Texas	Panola	Lake Murvaul Area	42-3007605/216	Roy G Heaton	DEVON ENERGY PRODUCTION COMPANY L P	20130107	Book 1550 Page 188 Reception # 148473
Texas	Panola	Lake Murvaul Area	42-3007607/001	Michael Young	DEVON ENERGY PRODUCTION	20110809	Book 1342 Page 389 Reception # 114602
Texas	Panola	Lake Murvaul Area	42-3007607/002	Gary Young	DEVON ENERGY PRODUCTION	20110809	Book 1342 Page 385 Reception # 114601
Texas	Panola	Lake Murvaul Area	42-3007632/001	Robert Tinkle	DEVON ENERGY PRODUCTION CO LP	20110113	Book 1330 Page 495 Reception # 112480
Texas	Panola	Lake Murvaul Area	42-3007632/003	Christine Gaston	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 247 Reception # 112415
Texas	Panola	Lake Murvaul Area	42-3007632/004	Virgil Tinkle Jr	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 503 Reception # 112482
Texas	Panola	Lake Murvaul Area	42-3007632/005	Bill Tinkle	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 446 Reception # 112468
Texas	Panola	Lake Murvaul Area	42-3007632/006	Doris Marshall Thiele	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 422 Reception # 112462
Texas	Panola	Lake Murvaul Area	42-3007632/007	Virginia Hughes	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1352 Page 464 Reception # 115688

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007632/008	Shannon Lynn Tinkle	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 491 Reception # 112479
Texas	Panola	Lake Murvaul Area	42-3007632/009	Birdell Tinkle	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 454 Reception # 112470
Texas	Panola	Lake Murvaul Area	42-3007632/010	Raymond & Darla M Tinkle	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 476 Reception # 112475
Texas	Panola	Lake Murvaul Area	42-3007632/011	Lorene Tinkle Nix	DEVON ENERGY PRODUCTION CO LP	20110207	Book 1330 Page 364 Reception # 112446
Texas	Panola	Lake Murvaul Area	42-3007632/012	First Baptist Church	DEVON ENERGY PRODUCTION CO LP	20120710	Book 1393 Page 818 Reception # 122952
Texas	Panola	Lake Murvaul Area	42-3007740/001	John C Bush et ux	DEVON ENERGY PRODUCTION	20110515	Book 1330 Page 194 Reception # 112400
Texas	Panola	Lake Murvaul Area	42-3007740/002	Glenda Tinkle Crawford	DEVON ENERGY PRODUCTION	20110515	Book 1330 Page 217 Reception # 112407
Texas	Panola	Lake Murvaul Area	42-3007740/003	Shirley Weaver	DEVON ENERGY PRODUCTION	20110720	Book 1330 Page 513 Reception # 112485
Texas	Panola	Lake Murvaul Area	42-3007740/004	Cohron Bush	DEVON ENERGY PRODUCTION	20110511	Book 1330 Page 217 Reception # 112407
Texas	Panola	Lake Murvaul Area	42-3007740/005	Billy Ray Bush et ux	DEVON ENERGY PRODUCTION CO LP	20110515	Book 1342 Page 193 Reception # 114551
Texas	Panola	Lake Murvaul Area	42-3007740/005	Billy Ray Bush et ux	DEVON ENERGY PRODUCTION CO LP	20110815	Book 1342 Page 193 Reception # 114551
Texas	Panola	Lake Murvaul Area	42-3007740/006	Fern Bush	DEVON ENERGY PRODUCTION COMPANY LP	20121024	Book 1420 Page 580 Reception # 127209
Texas	Panola	Lake Murvaul Area	42-3007740/007	Mary Suzanne Bush Rainer	DEVON ENERGY PRODUCTION COMPANY LP	20121024	Book 1420 Page 589 Reception # 127212
Texas	Panola	Lake Murvaul Area	42-3007740/008	Jere Bruner Bush Living Trust	DEVON ENERGY PRODUCTION COMPANY LP	20121024	Book 1420 Page 583 Reception # 127210
Texas	Panola	Lake Murvaul Area	42-3007740/009	Michael Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20101205	Book 1425 Page 615 Reception # 128091
Texas	Panola	Lake Murvaul Area	42-3007740/010	Jack Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20101205	Book 1425 Page 612 Reception # 128090
Texas	Panola	Lake Murvaul Area	42-3007740/011	Beverly Bush Patterson	DEVON ENERGY PRODUCTION COMPANY LP	20121024	Book 1420 Page 586 Reception # 127211
Texas	Panola	Lake Murvaul Area	42-3007745/000	Joe Dan Johnson	DEVON ENERGY PRODUCTION COMPANY	20111002	Book 1342 Page 273 Reception # 114572
Texas	Panola	Lake Murvaul Area	42-3007825/001	J O Wray et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 536 Reception # 112491
Texas	Panola	Lake Murvaul Area	42-3007825/002	Kenneth C Griffith	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 259 Reception # 112418
Texas	Panola	Lake Murvaul Area	42-3007825/003	James Woolsey Williams et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 523 Reception # 112488
Texas	Panola	Lake Murvaul Area	42-3007825/004	Bud A Williams et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 516 Reception # 112486
Texas	Panola	Lake Murvaul Area	42-3007825/005	Marvin H Joslin et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 296 Reception # 112428
Texas	Panola	Lake Murvaul Area	42-3007825/006	Bobby G Morris et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 347 Reception # 112442
Texas	Panola	Lake Murvaul Area	42-3007825/007	Billy D Morris et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 343 Reception # 112441
Texas	Panola	Lake Murvaul Area	42-3007825/008	Frances Virginia Pace	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 368 Reception # 112447
Texas	Panola	Lake Murvaul Area	42-3007825/009	William W Kelly	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 304 Reception # 112430
Texas	Panola	Lake Murvaul Area	42-3007825/010	Melinda Jean Johns	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 292 Reception # 112427
Texas	Panola	Lake Murvaul Area	42-3007825/011	Joe Clint Kilpatrick	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 312 Reception # 112432
Texas	Panola	Lake Murvaul Area	42-3007825/012	Frank Louis Kilpatrick	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 308 Reception # 112431
Texas	Panola	Lake Murvaul Area	42-3007825/013	Robin P Cody	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 213 Reception # 112406
Texas	Panola	Lake Murvaul Area	42-3007825/014	Curtis W Loyd et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 332 Reception # 112438
Texas	Panola	Lake Murvaul Area	42-3007825/015	Anthony A Pendley	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 375 Reception # 112449
Texas	Panola	Lake Murvaul Area	42-3007825/016	Tommy C Pendley et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 379 Reception # 112450
Texas	Panola	Lake Murvaul Area	42-3007825/017	Randy Putman	DEVON ENERGY PRODUCTION COMPANY L P	20110615	Book 1330 Page 386 Reception # 1124452
Texas	Panola	Lake Murvaul Area	42-3007870/001	Raymond Tinkle et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110621	Book 1330 Page 466 Reception # 112473
Texas	Panola	Lake Murvaul Area	42-3007870/002	Christine Gaston	DEVON ENERGY PRODUCTION	20110621	Book 1342 Page 232 Reception # 114561
Texas	Panola	Lake Murvaul Area	42-3007870/003	Lorene Tinkle Nix	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 360 Reception # 112445
Texas	Panola	Lake Murvaul Area	42-3007870/004	Bob Tinkle	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 462 Reception # 112472
Texas	Panola	Lake Murvaul Area	42-3007870/005	Virgil Tinkle Jr	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 499 Reception # 112481
Texas	Panola	Lake Murvaul Area	42-3007870/006	Virginia Hughes	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 281 Reception # 112424
Texas	Panola	Lake Murvaul Area	42-3007870/007	Doris Marshall Thiele	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 462 Reception # 112472
Texas	Panola	Lake Murvaul Area	42-3007870/008	Birdell Tinkle	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 434 Reception # 112465
Texas	Panola	Lake Murvaul Area	42-3007870/009	Bill Tinkle	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 438 Reception # 112466
Texas	Panola	Lake Murvaul Area	42-3007870/010	Shannon Lynn Tinkle	DEVON ENERGY PRODUCTION	20110621	Book 1330 Page 480 Reception # 112476
Texas	Panola	Lake Murvaul Area	42-3007980/001	Raymond Tinkle et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110811	Book 1330 Page 471 Reception # 112474
Texas	Panola	Lake Murvaul Area	42-3007980/002	Christine Gaston	DEVON ENERGY PRODUCTION	20110611	Book 1342 Page 228 Reception # 114560
Texas	Panola	Lake Murvaul Area	42-3007980/003	Virginia Hughes	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 284 Reception # 112425
Texas	Panola	Lake Murvaul Area	42-3007980/004	Birdell Tinkle	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 450 Reception # 112469
Texas	Panola	Lake Murvaul Area	42-3007980/005	Bill Tinkle	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 442 Reception # 112467
Texas	Panola	Lake Murvaul Area	42-3007980/006	Virgil Tinkle Jr	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 507 Reception # 112483

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3007980/007	Shannon Lynn Tinkle	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 483 Reception # 112477
Texas	Panola	Lake Murvaul Area	42-3007980/008	Lorene Tinkle Nix	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 356 Reception # 112444
Texas	Panola	Lake Murvaul Area	42-3007980/009	Robert Tinkle	DEVON ENERGY PRODUCTION	20110620	Book 1330 Page 458 Reception # 112471
Texas	Panola	Lake Murvaul Area	42-3007980/010	Doris Marshall Thiele	DEVON ENERGY PRODUCTION	20110611	Book 1330 Page 426 Reception # 112463
Texas	Panola	Lake Murvaul Area	42-3007984/001	Owen Nail	DEVON ENERGY PRODUCTION COMPANY L P	20111002	Book 1342 Page 305 Reception # 114581
Texas	Panola	Lake Murvaul Area	42-3007984/002	Horace L Nail	DEVON ENERGY PRODUCTION COMPANY L P	20111002	Book 1342 Page 299 Reception # 114579
Texas	Panola	Lake Murvaul Area	42-3007984/003	Jerry M Nail	DEVON ENERGY PRODUCTION COMPANY L P	20111002	Book 1342 Page 299 Reception # 114579
Texas	Panola	Lake Murvaul Area	42-3007985/001	Gara Lee Bush et al	DEVON ENERGY PRODUCTION COMPANY L P	20110317	Book 1330 Page 188 Reception # 112398
Texas	Panola	Lake Murvaul Area	42-3007985/002	Jerry T Hanszen	DEVON ENERGY PRODUCTION COMPANY L P	20110512	Book 1449 Page 390 Reception # 131737
Texas	Panola	Lake Murvaul Area	42-3007985/003	Sammie Kay Smith Stewart	DEVON ENERGY PRODUCTION COMPANY L P	20110417	Book 1449 Page 430 Reception # 131750
Texas	Panola	Lake Murvaul Area	42-3007985/004	David Gerald Pittman	DEVON ENERGY PRODUCTION COMPANY L P	20110409	Book 1449 Page 417 Reception # 131746
Texas	Panola	Lake Murvaul Area	42-3007985/005	Deborah Pittman Olson	DEVON ENERGY PRODUCTION COMPANY L P	20110407	Book 1449 Page 413 Reception # 131745
Texas	Panola	Lake Murvaul Area	42-3007985/006	Lena Joyce Walker	DEVON ENERGY PRODUCTION COMPANY L P	20110410	Book 1449 Page 434 Reception # 131751
Texas	Panola	Lake Murvaul Area	42-3007985/007	Donna Darlene Bartlett Brown	DEVON ENERGY PRODUCTION COMPANY L P	20110625	Book 1461 Page 823 Reception # 133834
Texas	Panola	Lake Murvaul Area	42-3007985/008	Leta M Pratt	DEVON ENERGY PRODUCTION COMPANY L P	20110603	Book 1462 Page 124 Reception # 133875
Texas	Panola	Lake Murvaul Area	42-3007985/009	Thomas S Ivester et ux	DEVON ENERGY PRODUCTION COMPANY L P	20110410	Book 1462 Page 60 Reception # 133855
Texas	Panola	Lake Murvaul Area	42-3007985/010	Edward Derward Trlica	DEVON ENERGY PRODUCTION COMPANY L P	20110603	Book 1462 Page 159 Reception # 133884
Texas	Panola	Lake Murvaul Area	42-3007985/011	Tamara L Hodge	DEVON ENERGY PRODUCTION COMPANY L P	20110620	Book 1462 Page 183 Reception # 133891
Texas	Panola	Lake Murvaul Area	42-3007985/012	Wilma C Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110617	Book 1462 Page 4 Reception # 133839
Texas	Panola	Lake Murvaul Area	42-3007985/013	Keith Larry Buchanan	DEVON ENERGY PRODUCTION COMPANY L P	20110618	Book 1461 Page 841 Reception # 133836
Texas	Panola	Lake Murvaul Area	42-3007985/014	Mark E Gallear et al	DEVON ENERGY PRODUCTION COMPANY L P	20110612	Book 1462 Page 21 Reception # 133844
Texas	Panola	Lake Murvaul Area	42-3007985/015	Donna Howard	DEVON ENERGY PRODUCTION COMPANY L P	20110616	Book 1462 Page 47 Reception # 133852
Texas	Panola	Lake Murvaul Area	42-3007985/016	Ruth Collins Irwin	DEVON ENERGY PRODUCTION COMPANY L P	20110616	Book 1462 Page 56 Reception # 133854
Texas	Panola	Lake Murvaul Area	42-3007985/017	David Neal Tompkins	DEVON ENERGY PRODUCTION COMPANY L P	20110620	Book 1462 Page 155 Reception # 133883
Texas	Panola	Lake Murvaul Area	42-3007985/018	Lisa Tompkins	DEVON ENERGY PRODUCTION COMPANY L P	20110620	Book 1462 Page 194 Reception # 133894
Texas	Panola	Lake Murvaul Area	42-3007985/019	Lana Owen	DEVON ENERGY PRODUCTION COMPANY L P	20110521	Book 1453 Page 569 Reception # 132468
Texas	Panola	Lake Murvaul Area	42-3007985/020	Misty Beardsley	DEVON ENERGY PRODUCTION COMPANY L P	20110604	Book 1461 Page 823 Reception # 133831
Texas	Panola	Lake Murvaul Area	42-3007985/021	Tanya Middleton	DEVON ENERGY PRODUCTION COMPANY L P	20110604	Book 1462 Page 104 Reception # 133869
Texas	Panola	Lake Murvaul Area	42-3007985/022	Terry Brown	DEVON ENERGY PRODUCTION COMPANY L P	20110625	Book 1461 Page 837 Reception # 133835
Texas	Panola	Lake Murvaul Area	42-3007985/023	Tammy Brown Austin Camp	DEVON ENERGY PRODUCTION COMPANY L P	20110625	Book 1466 Page 149 Reception # 134459
Texas	Panola	Lake Murvaul Area	42-3007985/024	Ravenell Charles Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110724	Book 1470 Page 101 Reception # 135222
Texas	Panola	Lake Murvaul Area	42-3007985/025	Elva Lena Young Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110731	Book 1470 Page 106 Reception # 135223
Texas	Panola	Lake Murvaul Area	42-3007985/026	Mark Wittliff	DEVON ENERGY PRODUCTION COMPANY L P	20110411	Book 1470 Page 128 Reception # 135230
Texas	Panola	Lake Murvaul Area	42-3007985/027	Sandra Lynn Petty	DEVON ENERGY PRODUCTION COMPANY L P	20110624	Book 1462 Page 190 Reception # 133893
Texas	Panola	Lake Murvaul Area	42-3007985/028	David Wayne Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110821	Book 1470 Page 97 Reception # 135221
Texas	Panola	Lake Murvaul Area	42-3007985/029	Darla Jean Norton	DEVON ENERGY PRODUCTION COMPANY L P	20110624	Book 1462 Page 114 Reception # 133872
Texas	Panola	Lake Murvaul Area	42-3007985/030	Jerry Dale Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110820	Book 1474 Page 35 Reception # 135941
Texas	Panola	Lake Murvaul Area	42-3007985/031	Curtis Dean Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110821	Book 1474 Page 31 Reception # 135940
Texas	Panola	Lake Murvaul Area	42-3007985/032	Tasha Aschmutat	DEVON ENERGY PRODUCTION COMPANY L P	20110623	Book 1470 Page 85 Reception # 135218
Texas	Panola	Lake Murvaul Area	42-3007985/033	Matthew A Trlica	DEVON ENERGY PRODUCTION COMPANY L P	20110521	Book 1462 Page 163 Reception # 133885
Texas	Panola	Lake Murvaul Area	42-3007985/034	Tina Collins	DEVON ENERGY PRODUCTION COMPANY L P	20110821	Book 1470 Page 107 Reception # 135224
Texas	Panola	Lake Murvaul Area	42-3007985/035	Deann Burkard	DEVON ENERGY PRODUCTION COMPANY L P	20110821	Book 1470 Page 93 Reception # 135220
Texas	Panola	Lake Murvaul Area	42-3007985/036	Jo Dawn Mathews	DEVON ENERGY PRODUCTION COMPANY LP	20110821	Book 1479 Page 739 Reception # 136949
Texas	Panola	Lake Murvaul Area	42-3007985/037	James R Ross	DEVON ENERGY PRODUCTION COMPANY LP	20110730	Book 1470 Page 120 Reception # 135228
Texas	Panola	Lake Murvaul Area	42-3007985/038	Somar Gambino Lee Ramos A Minor	DEVON ENERGY PRODUCTION COMPANY LP	20111117	Book 1485 Page 708 Reception # 137908
Texas	Panola	Lake Murvaul Area	42-3007985/039	Brianna Lynn Ramos A Minor	DEVON ENERGY PRODUCTION COMPANY LP	20111117	Book 1485 Page 700 Reception # 137906
Texas	Panola	Lake Murvaul Area	42-3007985/040	Gabriel Lee Ross, a Minor	DEVON ENERGY PRODUCTION COMPANY LP	20111117	Book 1485 Page 704 Reception # 137907
Texas	Panola	Lake Murvaul Area	42-3007985/042	Sammie Kay Smith Stewart Mineral Trust	DEVON ENERGY PRODUCTION COMPANY L P	20121009	Book 1535 Page 749 Reception # 146233
Texas	Panola	Lake Murvaul Area	42-3008086/001	Marian Cassity Browning	DEVON ENERGY PRODUCTION CO LP	20110816	Book 1342 Page 189 Reception # 114550

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3008086/002	Mary Joyce Cassity	DEVON ENERGY PRODUCTION CO LP	20110816	Book 1342 Page 200 Reception # 114553
Texas	Panola	Lake Murvaul Area	42-3008086/012	Norma M Markey Testamentary Tr	DEVON ENERGY PRODUCTION COMPANY L P	20130910	Book 1404 Page 26 Reception # 124548
Texas	Panola	Lake Murvaul Area	42-3008086/014	Maureen Markey Brodnax	DEVON ENERGY PRODUCTION COMPANY LP	20130907	Book 1404 Page 30 Reception # 124550
Texas	Panola	Lake Murvaul Area	42-3008086/015	Frank Henry Markey II	DEVON ENERGY PRODUCTION COMPANY LP	20130907	Book 1404 Page 32 Reception # 124551
Texas	Panola	Lake Murvaul Area	42-3008086/023	Barbara Markey Crim	K-2 LAND SERVICES INC	20130910	Book 1404 Page 28 Reception # 124549
Texas	Panola	Lake Murvaul Area	42-3008086/024	Jimmy W Cassity	DEVON ENERGY PRODUCTION COMPANY L P	20110117	Book 1436 Page 826 Reception # 129432
Texas	Panola	Lake Murvaul Area	42-3008086/025	Marian C Browning	DEVON ENERGY PRODUCTION COMPANY LP	20120626	Book 1391 Page 142 Reception # 122724
Texas	Panola	Lake Murvaul Area	42-3008086/026	Mary Joyce Cassity	DEVON ENERGY PRODUCTION COMPANY LP	20120626	Book 1391 Page 159 Reception # 122727
Texas	Panola	Lake Murvaul Area	42-3008223/001	William Porterfield	DEVON ENERGY PRODUCTION CO LP	20111215	Book 1357 Page 446 Reception # 116645
Texas	Panola	Lake Murvaul Area	42-3008223/002	Neida Porterfield Weir	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 479 Reception # 116654
Texas	Panola	Lake Murvaul Area	42-3008427/001	William Audrin Phillips	DEVON ENERGY PRODUCTION CO LP	20111213	Book 1367 Page 375 Reception # 118506
Texas	Panola	Lake Murvaul Area	42-3008427/002	Pleasant Kittrell Goree IV	DEVON ENERGY PRODUCTION CO LP	20111213	Book 1367 Page 335 Reception # 118495
Texas	Panola	Lake Murvaul Area	42-3008470/001	Loren Berenger	DEVON ENERGY PRODUCTION COMPANY L P	20110608	Book 1330 Page 175 Reception # 112394
Texas	Panola	Lake Murvaul Area	42-3008472/001	Fran Rounds	DEVON ENERGY PRODUCTION COMPANY L P	20111006	Book 1342 Page 337 Reception # 114590
Texas	Panola	Lake Murvaul Area	42-3008472/002	Raboil Resources LLC	DEVON ENERGY PRODUCTION COMPANY L P	20111006	Book 1342 Page 320 Reception # 114585
Texas	Panola	Lake Murvaul Area	42-3008472/003	Naomi Cariker	DEVON ENERGY PRODUCTION COMPANY L P	20110510	Book 1449 Page 382 Reception # 131734
Texas	Panola	Lake Murvaul Area	42-3008472/004	Frank Allen Cariker	DEVON ENERGY PRODUCTION COMPANY L P	20110510	Book 1449 Page 379 Reception # 131733
Texas	Panola	Lake Murvaul Area	42-3008472/005	Cathy Dreyer	DEVON ENERGY PRODUCTION COMPANY L P	20110510	Book 1449 Page 387 Reception # 131736
Texas	Panola	Lake Murvaul Area	42-3008472/006	John J Rudisill Jr	DEVON ENERGY PRODUCTION COMPANY L P	20110509	Book 1449 Page 421 Reception # 131747
Texas	Panola	Lake Murvaul Area	42-3008472/007	Marilee Roland Russell	DEVON ENERGY PRODUCTION COMPANY L P	20110512	Book 1453 Page 622 Reception # 132476
Texas	Panola	Lake Murvaul Area	42-3008472/008	Deborah Lynn Littlefield	DEVON ENERGY PRODUCTION COMPANY L P	20110512	Book 1453 Page 566 Reception # 132467
Texas	Panola	Lake Murvaul Area	42-3008472/009	Whitaker Properties LP	DEVON ENERGY PRODUCTION COMPANY L P	20110606	Book 1462 Page 167 Reception # 133886
Texas	Panola	Lake Murvaul Area	42-3008472/010	Simpson Whitaker Properties LP	DEVON ENERGY PRODUCTION COMPANY L P	20110606	Book 1462 Page 139 Reception # 133879
Texas	Panola	Lake Murvaul Area	42-3008472/011	Sharon Roland	DEVON ENERGY PRODUCTION COMPANY L P	20110512	Book 1462 Page 133 Reception # 133877
Texas	Panola	Lake Murvaul Area	42-3008472/012	Mary Frances Fickett	DEVON ENERGY PRODUCTION COMPANY L P	20110509	Book 1453 Page 557 Reception # 132464
Texas	Panola	Lake Murvaul Area	42-3008472/013	David C Sugarek	DEVON ENERGY PRODUCTION COMPANY L P	20120408	Book 1503 Page 296 Reception # 140961
Texas	Panola	Lake Murvaul Area	42-3008472/014	JDMI LLC	DEVON ENERGY PRODUCTION COMPANY L P	20120427	Book 1503 Page 284 Reception # 140957
Texas	Panola	Lake Murvaul Area	42-3008472/015	Ellen Squyres Dorsey Life Estate	DEVON ENERGY PRODUCTION COMPANY L P	20120415	Book 1504 Page 601 Reception # 141120
Texas	Panola	Lake Murvaul Area	42-3008472/016	Dorsey Family Living Trust	DEVON ENERGY PRODUCTION COMPANY L P	20120415	Book 1504 Page 598 Reception # 141119
Texas	Panola	Lake Murvaul Area	42-3008472/017	John Frederick Dorsey	DEVON ENERGY PRODUCTION COMPANY L P	20120421	Book 1505 Page 348 Reception # 141244
Texas	Panola	Lake Murvaul Area	42-3008472/018	Fred H Cariker Jr	DEVON ENERGY PRODUCTION COMPANY L P	20120429	Book 1507 Page 126 Reception # 141578
Texas	Panola	Lake Murvaul Area	42-3008472/019	Susan Dorsey White	DEVON ENERGY PRODUCTION COMPANY L P	20120421	Book 1505 Page 380 Reception # 141254
Texas	Panola	Lake Murvaul Area	42-3008472/020	Dixie L Mayfield	DEVON ENERGY PRODUCTION COMPANY L P	20120423	Book 1503 Page 289 Reception # 140959
Texas	Panola	Lake Murvaul Area	42-3008472/021	Kelton Dorsey	DEVON ENERGY PRODUCTION COMPANY L P	20120606	Book 1509 Page 011 Reception # 141948
Texas	Panola	Lake Murvaul Area	42-3008472/022	Keever-Cariker Family Trust	DEVON ENERGY PRODUCTION COMPANY L P	20130301	Book 1558 Page 845 Reception # 149925
Texas	Panola	Lake Murvaul Area	42-3008474/001	Johnnie Lynn Mcwilliams	DEVON ENERGY PRODUCTION COMPANY L P	20120104	Book 1367 Page 372 Reception # 118505
Texas	Panola	Lake Murvaul Area	42-3008474/002	Shirley Ann Crawford	DEVON ENERGY PRODUCTION COMPANY L P	20120104	Book 1367 Page 316 Reception # 118490
Texas	Panola	Lake Murvaul Area	42-3008530/001	Neva Box	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 272 Reception # 116599
Texas	Panola	Lake Murvaul Area	42-3008530/002	Janie R Prycer	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 449 Reception # 116646
Texas	Panola	Lake Murvaul Area	42-3008530/003	Byron Porterfield	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 433 Reception # 116641
Texas	Panola	Lake Murvaul Area	42-3008530/004	Ruth M Porterfield et vir	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 442 Reception # 116646
Texas	Panola	Lake Murvaul Area	42-3008530/005	Shelton Wayne Garner	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 329 Reception # 116614
Texas	Panola	Lake Murvaul Area	42-3008530/006	Edmon L Garner	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 326 Reception # 116613
Texas	Panola	Lake Murvaul Area	42-3008530/007	Helen Porterfield	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 439 Reception # 116643
Texas	Panola	Lake Murvaul Area	42-3008530/008	Elsie Porterfield Cathey	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 283 Reception # 116602
Texas	Panola	Lake Murvaul Area	42-3008530/009	Charles E Porterfield	DEVON ENERGY PRODUCTION CO LP	20111113	Book 1357 Page 436 Reception # 116642
Texas	Panola	Lake Murvaul Area	42-3008530/010	Alice Lorene Houk	DEVON ENERGY PRODUCTION COMPANY LP	20120207	Book 1367 Page 378 Reception # 118507
Texas	Panola	Lake Murvaul Area	42-3008531/002	Railsback Legacy LLC	DEVON ENERGY PRODUCTION CO LP	20120611	Book 1391 Page 225 Reception # 122745
Texas	Panola	Lake Murvaul Area	42-3008531/003	Elizabeth R Jackson	DEVON ENERGY PRODUCTION CO LP	20120611	Book 1385 Page 747 Reception # 121912
Texas	Panola	Lake Murvaul Area	42-3008531/004	Mary R Temple	DEVON ENERGY PRODUCTION CO LP	20120611	Book 1385 Page 744 Reception # 121911

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3008531/005	Frank J Hall et al	DEVON ENERGY PRODUCTION CO LP	20130508	Book 1396 Page 419 Reception # 123385
Texas	Panola	Lake Murvaul Area	42-3008592/001	Jewel W Clark	DEVON ENERGY PRODUCTION COMPANY L P	20120103	Book 1367 Page 301 Reception # 118486
Texas	Panola	Lake Murvaul Area	42-3008592/002	Sammie Ruth Hazel	DEVON ENERGY PRODUCTION COMPANY L P	20120221	Book 1373 Page 200 Reception # 119624
Texas	Panola	Lake Murvaul Area	42-3008592/003	Johnnie Lynn Mcwilliams	DEVON ENERGY PRODUCTION COMPANY L P	20120103	Book 1367 Page 372 Reception # 118505
Texas	Panola	Lake Murvaul Area	42-3008592/004	Shirley Ann Crawford	DEVON ENERGY PRODUCTION COMPANY L P	20120103	Book 1367 Page 312 Reception # 118490
Texas	Panola	Lake Murvaul Area	42-3008592/005	Jennie Marjorie Fontaine	DEVON ENERGY PRODUCTION COMPANY L P	20120215	Book 1367 Page 331 Reception # 118494
Texas	Panola	Lake Murvaul Area	42-3008592/006	Wanda Wooten Lewis	DEVON ENERGY PRODUCTION COMPANY L P	20120208	Book 1367 Page 364 Reception # 118503
Texas	Panola	Lake Murvaul Area	42-3008592/007	Milton Rodger Wooten	DEVON ENERGY PRODUCTION COMPANY L P	20120208	Book 1367 Page 364 Reception # 118503
Texas	Panola	Lake Murvaul Area	42-3008592/008	Robert W Cook, Jr	DEVON ENERGY PRODUCTION COMPANY L P	20120307	Book 1384 Page 57 Reception # 121565
Texas	Panola	Lake Murvaul Area	42-3008592/009	Lajeanne Wooten Osburn	DEVON ENERGY PRODUCTION COMPANY L P	20120208	Book 1373 Page 219 Reception # 119628
Texas	Panola	Lake Murvaul Area	42-3008592/010	Pat A Cook	DEVON ENERGY PRODUCTION COMPANY L P	20120307	Book 1379 Page 7 Reception # 120642
Texas	Panola	Lake Murvaul Area	42-3008592/011	Frances Wooten Kendall	DEVON ENERGY PRODUCTION COMPANY L P	20121207	Book 1544 Page 106 Reception # 147422
Texas	Panola	Lake Murvaul Area	42-3008592/012	James Leonard Wooten	DEVON ENERGY PRODUCTION COMPANY L P	20121207	Book 1553 Page 47 Reception # 148970
Texas	Panola	Lake Murvaul Area	42-3008593/045	Stephanie Clifton	DEVON ENERGY PRODUCTION COMPANY L P	20111215	Book 1367 Page 308 Reception # 118488
Texas	Panola	Lake Murvaul Area	42-3008593/046	Sylvia Dohmeyer	DEVON ENERGY PRODUCTION COMPANY L P	20111215	Book 1367 Page 324 Reception # 118492
Texas	Panola	Lake Murvaul Area	42-3008593/047	Stanley Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111215	Book 1367 Page 320 Reception # 118491
Texas	Panola	Lake Murvaul Area	42-3008593/048	J C Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 314 Reception # 116610
Texas	Panola	Lake Murvaul Area	42-3008593/049	Billy Wayne Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 306 Reception # 116608
Texas	Panola	Lake Murvaul Area	42-3008593/050	Theda Faye Britton	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 275 Reception # 116600
Texas	Panola	Lake Murvaul Area	42-3008593/051	Gus W Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 310 Reception # 116609
Texas	Panola	Lake Murvaul Area	42-3008593/052	A E Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 298 Reception # 116606
Texas	Panola	Lake Murvaul Area	42-3008593/053	Debbie Shelton	DEVON ENERGY PRODUCTION COMPANY L P	20111204	Book 1357 Page 456 Reception # 116648
Texas	Panola	Lake Murvaul Area	42-3008593/054	Annie Grace Davis	DEVON ENERGY PRODUCTION COMPANY LP	20111204	Book 1357 Page 302 Reception # 116607
Texas	Panola	Lake Murvaul Area	42-3008593/055	Francis A Marlow	DEVON ENERGY PRODUCTION COMPANY LP	20110707	Book 1462 Page 187 Reception # 133892
Texas	Panola	Lake Murvaul Area	42-3008593/056	Betty L Ludiker	DEVON ENERGY PRODUCTION COMPANY LP	20110707	Book 1466 Page 153 Reception # 134460
Texas	Panola	Lake Murvaul Area	42-3008593/057	Sharon Calhoun	DEVON ENERGY PRODUCTION COMPANY LP	20110707	Book 1462 Page 176 Reception # 133889
Texas	Panola	Lake Murvaul Area	42-3008593/058	Lucille Hight	DEVON ENERGY PRODUCTION COMPANY LP	20110829	Book 1474 Page 46 Reception # 135944
Texas	Panola	Lake Murvaul Area	42-3008593/059	Patricia Slocum	DEVON ENERGY PRODUCTION COMPANY LP	20110804	Book 1470 Page 124 Reception # 135229
Texas	Panola	Lake Murvaul Area	42-3008593/060	Bonnie Cabbiness	DEVON ENERGY PRODUCTION COMPANY LP	20110804	Book 1470 Page 89 Reception # 135219
Texas	Panola	Lake Murvaul Area	42-3008593/073	Stuart Davis	DEVON ENERGY PRODUCTION COMPANY L P	20111215	Book 1501 Page 376 Reception # 140648
Texas	Panola	Lake Murvaul Area	42-3008593/074	David Wayne Akin	DEVON ENERGY PRODUCTION COMPANY L P	20120212	Book 1499 Page 598 Reception # 140345
Texas	Panola	Lake Murvaul Area	42-3008593/075	Murphy-Payne Properties Ltd	DEVON ENERGY PRODUCTION COMPANY LP	20120209	Book 1499 Page 715 Reception # 140382
Texas	Panola	Lake Murvaul Area	42-3008593/076	Jerry Britton	DEVON ENERGY PRODUCTION COMPANY LP	20120526	Book 1509 Page 004 Reception # 141946
Texas	Panola	Lake Murvaul Area	42-3008593/077	Molly A Joyce Gst Trust	DEVON ENERGY PRODUCTION COMPANY L P	20111113	Book 1357 Page 369 Reception # 116625
Texas	Panola	Lake Murvaul Area	42-3008593/078	Sherian Davis Weiss	DEVON ENERGY PRODUCTION COMPANY L P	20120319	Book 1518 Page 188 Reception # 143346
Texas	Panola	Lake Murvaul Area	42-3008593/079	Teressa Annette Young	DEVON ENERGY PRODUCTION COMPANY LP	20120526	Book 1518 Page 192 Reception # 143347
Texas	Panola	Lake Murvaul Area	42-3008593/086	Nita Jo Fleming	DEVON ENERGY PRODUCTION COMPANY LP	20130222	Book 1553 Page 59 Reception # 148975
Texas	Panola	Lake Murvaul Area	42-3008593/087	Doris Pike Wagner	DEVON ENERGY PRODUCTION COMPANY LP	20130216	Book 1553 Page 63 Reception # 148976
Texas	Panola	Lake Murvaul Area	42-3008593/088	Earl Nathan Watson	DEVON ENERGY PRODUCTION COMPANY LP	20130304	Book 1559 Page 7 Reception # 149928
Texas	Panola	Lake Murvaul Area	42-3008593/089	Reba Watson Nelson	DEVON ENERGY PRODUCTION COMPANY LP	20130304	Book 1555 Page 638 Reception # 149474
Texas	Panola	Lake Murvaul Area	42-3008673/001	Marvin H Joslin et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1367 Page 349 Reception # 118499
Texas	Panola	Lake Murvaul Area	42-3008673/002	J O Wray Jr et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1367 Page 411 Reception # 118514
Texas	Panola	Lake Murvaul Area	42-3008673/003	William W Kelly	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1367 Page 353 Reception # 118500
Texas	Panola	Lake Murvaul Area	42-3008673/004	James W Williams et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 486 Reception # 116656
Texas	Panola	Lake Murvaul Area	42-3008673/005	Bud A Williams et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 482 Reception # 116655
Texas	Panola	Lake Murvaul Area	42-3008673/006	Melinda Jean Johns	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 361 Reception # 116623
Texas	Panola	Lake Murvaul Area	42-3008673/007	Frances Virginia Pace	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 421 Reception # 116638
Texas	Panola	Lake Murvaul Area	42-3008673/008	Billy D Morris et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 417 Reception # 116637
Texas	Panola	Lake Murvaul Area	42-3008673/009	Bobby G Morris et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 413 Reception # 116636
Texas	Panola	Lake Murvaul Area	42-3008673/010	Joe Clint Kilpatrick	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 381 Reception # 116628
Texas	Panola	Lake Murvaul Area	42-3008673/011	Robin P Cody	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 286 Reception # 116603

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3008673/012	Anthony A Pendley	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 425 Reception # 116639
Texas	Panola	Lake Murvaul Area	42-3008673/013	Tommy C Pendley et ux	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 429 Reception # 116640
Texas	Panola	Lake Murvaul Area	42-3008673/014	Randy Putman	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 452 Reception # 116647
Texas	Panola	Lake Murvaul Area	42-3008673/015	Marie P Loyd	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 409 Reception # 116635
Texas	Panola	Lake Murvaul Area	42-3008673/016	Kenneth C Griffith Life Estate	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1367 Page 341 Reception # 118497
Texas	Panola	Lake Murvaul Area	42-3008673/017	Frank Louis Kilpatrick	DEVON ENERGY PRODUCTION COMPANY LP	20111121	Book 1357 Page 377 Reception # 116627
Texas	Panola	Lake Murvaul Area	42-3008695/001	Nickey Girouard	DEVON ENERGY PRODUCTION COMPANY LP	20120315	Book 1373 Page 191 Reception # 119622
Texas	Panola	Lake Murvaul Area	42-3008695/002	Jesse Fay Medley	DEVON ENERGY PRODUCTION COMPANY LP	20120315	Book 1373 Page 214 Reception # 119627
Texas	Panola	Lake Murvaul Area	42-3008695/003	Bobbie Jean Davis	DEVON ENERGY PRODUCTION COMPANY LP	20120315	Book 1373 Page 171 Reception # 119617
Texas	Panola	Lake Murvaul Area	42-3008695/004	William Harold Towns	DEVON ENERGY PRODUCTION COMPANY LP	20120321	Book 1373 Page 256 Reception # 119636
Texas	Panola	Lake Murvaul Area	42-3008695/005	Pam Towns	DEVON ENERGY PRODUCTION COMPANY LP	20120321	Book 1373 Page 251 Reception # 119635
Texas	Panola	Lake Murvaul Area	42-3008695/006	Bobby Joe Towns	DEVON ENERGY PRODUCTION COMPANY LP	20120315	Book 1373 Page 245 Reception # 119634
Texas	Panola	Lake Murvaul Area	42-3008695/007	Rebecca Towns Shore	DEVON ENERGY PRODUCTION COMPANY LP	20120315	Book 1373 Page 227 Reception # 119630
Texas	Panola	Lake Murvaul Area	42-3008695/008	Kathleen Towns	DEVON ENERGY PRODUCTION COMPANY LP	20120501	Book 1379 Page 71 Reception # 120659
Texas	Panola	Lake Murvaul Area	42-3008695/009	Rhett Towns	DEVON ENERGY PRODUCTION COMPANY	20120425	Book 1379 Page 76 Reception # 120660
Texas	Panola	Lake Murvaul Area	42-3008695/010	Rhex R Towns	DEVON ENERGY PRODUCTION COMPANY	20120425	Book 1379 Page 81 Reception # 120661
Texas	Panola	Lake Murvaul Area	42-3008695/011	Vikki Pauline Towns Vardeman	DEVON ENERGY PRODUCTION COMPANY	20120425	Book 1379 Page 86 Reception # 1202662
Texas	Panola	Lake Murvaul Area	42-3008695/012	Kristine Towns Von Stauber	DEVON ENERGY PRODUCTION COMPANY	20120315	Book 1379 Page 51 Reception # 120654
Texas	Panola	Lake Murvaul Area	42-3008695/013	Carson E Cockrum et ux	DEVON ENERGY PRODUCTION COMPANY LP	20120530	Book 1391 Page 164 Reception # 122728
Texas	Panola	Lake Murvaul Area	42-3008695/014	Glorese Seeger	DEVON ENERGY PRODUCTION COMPANY L P	20110325	Book 1447 Page 600 Reception # 131399
Texas	Panola	Lake Murvaul Area	42-3008695/015	Dale Reed	DEVON ENERGY PRODUCTION COMPANY L P	20110325	Book 1447 Page 591 Reception # 131396
Texas	Panola	Lake Murvaul Area	42-3008695/016	Cosette Reed	DEVON ENERGY PRODUCTION COMPANY L P	20110325	Book 1447 Page 587 Reception # 131395
Texas	Panola	Lake Murvaul Area	42-3008695/017	Ann Reed Gentry	DEVON ENERGY PRODUCTION COMPANY L P	20110325	Book 1447 Page 575 Reception # 131390
Texas	Panola	Lake Murvaul Area	42-3008695/018	Tom Jake Todd	DEVON ENERGY PRODUCTION COMPANY L P	20110520	Book 1462 Page 149 Reception # 133882
Texas	Panola	Lake Murvaul Area	42-3008695/019	Nadene Pursley	DEVON ENERGY PRODUCTION COMPANY L P	20110520	Book 1462 Page 128 Reception # 133876
Texas	Panola	Lake Murvaul Area	42-3008695/020	Larry Holland	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 34 Reception # 133848
Texas	Panola	Lake Murvaul Area	42-3008695/021	Barbara Cook	DEVON ENERGY PRODUCTION COMPANY L P	20110611	Book 1462 Page 179 Reception # 133890
Texas	Panola	Lake Murvaul Area	42-3008695/022	Druentta Jarvis	DEVON ENERGY PRODUCTION COMPANY L P	20110325	Book 1462 Page 52 Reception # 133853
Texas	Panola	Lake Murvaul Area	42-3008695/023	Monica Stephenson Malinosky	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 94 Reception # 133866
Texas	Panola	Lake Murvaul Area	42-3008695/024	Loren Stephenson	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 145 Reception # 133881
Texas	Panola	Lake Murvaul Area	42-3008695/025	Erb Family Partnership Limited	DEVON ENERGY PRODUCTION COMPANY L P	20110508	Book 1462 Page 18 Reference # 133843
Texas	Panola	Lake Murvaul Area	42-3008695/026	Vida Pauline Deberry	DEVON ENERGY PRODUCTION COMPANY L P	20110601	Book 1462 Page 9 Reception # 133840
Texas	Panola	Lake Murvaul Area	42-3008695/027	Joe Dan Knox	DEVON ENERGY PRODUCTION COMPANY L P	20110501	Book 1453 Page 563 Reception # 132466
Texas	Panola	Lake Murvaul Area	42-3008695/028	Clyde Sheffield	DEVON ENERGY PRODUCTION COMPANY L P	20110501	Book 1453 Page 625 Reception # 132477
Texas	Panola	Lake Murvaul Area	42-3008695/029	Joyce Taylor	DEVON ENERGY PRODUCTION COMPANY L P	20110501	Book 1453 Page 628 Reception # 132478
Texas	Panola	Lake Murvaul Area	42-3008695/030	Janis Knox Boyd	DEVON ENERGY PRODUCTION COMPANY L P	20110501	Book 1461 Page 830 Reception # 133833
Texas	Panola	Lake Murvaul Area	42-3008695/031	Jeanetta Hooker May	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 98 Reception # 133867
Texas	Panola	Lake Murvaul Area	42-3008695/032	Dorothy Hooker Hough	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 44 Reception # 133851
Texas	Panola	Lake Murvaul Area	42-3008695/033	Janette A Holley	DEVON ENERGY PRODUCTION COMPANY L P	20110625	Book 1462 Page 38 Reception # 133849
Texas	Panola	Lake Murvaul Area	42-3008695/034	Mary Sweeney	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1466 Page 163 Reception # 134463
Texas	Panola	Lake Murvaul Area	42-3008695/035	Daniel B Grimes	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 28 Reception # 133846
Texas	Panola	Lake Murvaul Area	42-3008695/036	Geoffrey E Grimes	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 31 Reception # 133847
Texas	Panola	Lake Murvaul Area	42-3008695/037	Thomas T Holley	DEVON ENERGY PRODUCTION COMPANY L P	20110602	Book 1462 Page 41 Reception # 133850
Texas	Panola	Lake Murvaul Area	42-3008695/038	Soape Family Partnership	DEVON ENERGY PRODUCTION COMPANY L P	20110415	Book 1449 Page 424 Reception # 131748
Texas	Panola	Lake Murvaul Area	42-3008695/039	Ronald W Starr	DEVON ENERGY PRODUCTION COMPANY L P	20110421	Book 1449 Page 427 Reception # 131749
Texas	Panola	Lake Murvaul Area	42-3008695/040	Rose Mary Magrill	DEVON ENERGY PRODUCTION COMPANY L P	20110421	Book 1449 Page 410 Reception # 131744
Texas	Panola	Lake Murvaul Area	42-3008695/041	Joe R Magrill Jr	DEVON ENERGY PRODUCTION COMPANY L P	20110421	Book 1449 Page 407 Reception # 131743
Texas	Panola	Lake Murvaul Area	42-3008695/042	Mozelle Baldwin Phillips Test	DEVON ENERGY PRODUCTION COMPANY L P	20110501	Book 1462 Page 121 Reception # 133874
Texas	Panola	Lake Murvaul Area	42-3008695/043	Willie Lee Heaton	DEVON ENERGY PRODUCTION COMPANY L P	20110825	Book 1474 Page 42 Reception # 135943
Texas	Panola	Lake Murvaul Area	42-3008695/044	Sylvia Heath Meuth	DEVON ENERGY PRODUCTION COMPANY L P	20110825	Book 1474 Page 56 Reception # 135947
Texas	Panola	Lake Murvaul Area	42-3008695/045	Marleta T Chadwick	DEVON ENERGY PRODUCTION COMPANY L P	20110415	Book 1462 Page 1 Reception # 133838

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3008695/046	James Hull Heaton	DEVON ENERGY PRODUCTION COMPANY L P	20110820	Book 1470 Page 111 Reception # 135225
Texas	Panola	Lake Murvaul Area	42-3008695/047	William J Heaton Jr	DEVON ENERGY PRODUCTION COMPANY L P	20110825	Book 1470 Page 114 Reception # 135226
Texas	Panola	Lake Murvaul Area	42-3008695/048	Whitney Donise Stephenson	DEVON ENERGY PRODUCTION COMPANY LP	20110602	Book 1490 Page 390 Reception # 138680
Texas	Panola	Lake Murvaul Area	42-3008695/049	Lisa Stephenson	DEVON ENERGY PRODUCTION COMPANY LP	20110615	Book 1490 Page 386 Reception # 138679
Texas	Panola	Lake Murvaul Area	42-3008723/040	Ernestine Adams	DEVON ENERGY PRODUCTION COMPANY	20120531	Book 1384 Page 50 Reception # 121563
Texas	Panola	Lake Murvaul Area	42-3008723/042	Kenneth P Hazel	DEVON ENERGY PRODUCTION COMPANY LP	20120612	Book 1384 Page 73 Reception #121569
Texas	Panola	Lake Murvaul Area	42-3008723/045	Robert B Payne Jr et ux	DEVON ENERGY PRODUCTION COMPANY LP	20120605	Book 1391 Page 215 Reception # 122743
Texas	Panola	Lake Murvaul Area	42-3008833/001	Glenda M Sapp	DEVON ENERGY PRODUCTION COMPANY L P	20120412	Book 1379 Page 42 Reception # 120652
Texas	Panola	Lake Murvaul Area	42-3008833/002	David Thomas	DEVON ENERGY PRODUCTION COMPANY L P	20120226	Book 1367 Page 392 Reception # 118510
Texas	Panola	Lake Murvaul Area	42-3008833/003	Michael Thomas	DEVON ENERGY PRODUCTION COMPANY LP	20120228	Book 1373 Page 240 Reception # 119633
Texas	Panola	Lake Murvaul Area	42-3008833/004	Lindsey S Herrell Indiv & A-I-Fet al	DEVON ENERGY PRODUCTION COMPAY LP	20120228	Book 1373 Page 204 Reception # 119625
Texas	Panola	Lake Murvaul Area	42-3008833/005	Murfi L Jackson	DEVON ENERGY PRODUCTION COMPANY LP	20120228	Book 1373 Page 209 Reception # 119626
Texas	Panola	Lake Murvaul Area	42-3008833/006	Franklin Thomas	DEVON ENERGY PRODUCTION COMPANY LP	20120129	Book 1367 Page 397 Reception # 118511
Texas	Panola	Lake Murvaul Area	42-3009074/001	William Owen Harvey	DEVON ENERGY PRODUCTION COMPANY L P	20121005	Book 1538 Page 449 Reception # 146631
Texas	Panola	Lake Murvaul Area	42-3009074/002	Charles Wayne Harvey	DEVON ENERGY PRODUCTION COMPANY L P	20121005	Book 1538 Page 445 Reception # 146630
Texas	Panola	Lake Murvaul Area	42-3009074/003	Martha Elizabeth Harvey Boren	DEVON ENERGY PRODUCTION COMPANY L P	20121005	Book 1538 Page 441 Reception # 146629
Texas	Panola	Lake Murvaul Area	42-3009075/005	Paula Davis	DEVON ENERGY PRODUCTION COMPANY L P	20120504	Book 1379 Page 11 Reception # 120643
Texas	Panola	Lake Murvaul Area	42-3009075/006	Tom Witherspoon	DEVON ENERGY PRODUCTION COMPANY L P	20120504	Book 1379 Page 91 Reception # 120663
Texas	Panola	Lake Murvaul Area	42-3009075/007	Jerry Pass	DEVON ENERGY PRODUCTION COMPANY L P	20120516	Book 1384 Page 99 Reception # 121576
Texas	Panola	Lake Murvaul Area	42-3009075/008	Donna Ortega	DEVON ENERGY PRODUCTION COMPANY L P	20120529	Book 1384 Page 93 Reception # 121574
Texas	Panola	Lake Murvaul Area	42-3009075/009	Mildred Witherspoon	DEVON ENERGY PRODUCTION COMPANY L P	20120522	Book 1384 Page 149 Reception # 121590
Texas	Panola	Lake Murvaul Area	42-3009075/010	Nora Pass	DEVON ENERGY PRODUCTION COMPANY L P	20120516	Book 1384 Page 102 Reception # 121577
Texas	Panola	Lake Murvaul Area	42-3009075/011	Jerrell Witherspoon	DEVON ENERGY PRODUCTION COMPANY L P	20120504	Book 1384 Page 146 Reception # 121589
Texas	Panola	Lake Murvaul Area	42-3009075/012	Sue W Wallace	DEVON ENERGY PRODUCTION COMPANY L P	20120522	Book 1384 Page 139 Reception # 121587
Texas	Panola	Lake Murvaul Area	42-3009075/013	Ilene Manuel	DEVON ENERGY PRODUCTION COMPANY L P	20120522	Book 1384 Page 86 Reception # 121572
Texas	Panola	Lake Murvaul Area	42-3009075/017	Elta Besherse	DEVON ENERGY PRODUCTION COMPANY L P	20120504	Book 1384 Page 54 Reception # 121654
Texas	Panola	Lake Murvaul Area	42-3009075/020	Richard Paul Jones	DEVON ENERGY PRODUCTION COMPANY LP	20120710	Book 1391 Page 199 Reception # 122738
Texas	Panola	Lake Murvaul Area	42-3009075/021	Huey Dan Hancock	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1391 Page 181 Reception # 122732
Texas	Panola	Lake Murvaul Area	42-3009075/022	Geraldine Dockins By Jean Dockins AIF	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1391 Page 178 Reception # 122731
Texas	Panola	Lake Murvaul Area	42-3009075/024	Jeffry Allen Murray	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1403 Page 839 Reception # 124539
Texas	Panola	Lake Murvaul Area	42-3009075/025	Russell Dean Hancock	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1411 Page 11 Reception # 125644
Texas	Panola	Lake Murvaul Area	42-3009075/026	Sandra H Stark	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1411 Page 36 Reception # 125652
Texas	Panola	Lake Murvaul Area	42-3009075/027	James W Hancock	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1407 Page 577 Reception # 125126
Texas	Panola	Lake Murvaul Area	42-3009075/028	Terry Paul Hancock	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1407 Page 577 Reception # 125126
Texas	Panola	Lake Murvaul Area	42-3009075/029	Haskell Witherspoon	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1411 Page 42 Reception # 125654
Texas	Panola	Lake Murvaul Area	42-3009075/030	Fern Witherspoon Weaver	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1411 Page 39 Reception # 125653
Texas	Panola	Lake Murvaul Area	42-3009075/031	Denise Brown	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1407 Page 553 Reception # 125118
Texas	Panola	Lake Murvaul Area	42-3009075/032	Tammy Lou Witherspoon	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1407 Page 633 Reception # 125142
Texas	Panola	Lake Murvaul Area	42-3009075/033	Alan Lee Mims	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1437 Page 33 Reception # 129447
Texas	Panola	Lake Murvaul Area	42-3009075/034	Glen A Taylor	DEVON ENERGY PRODUCTION COMPANY LP	20120613	Book 1391 Page 241 Reception # 122749
Texas	Panola	Lake Murvaul Area	42-3009075/043	Donna Beth Black	DEVON ENERGY PRODUCTION COMPANY L P	20120303	Book 1499 Page 609 Reception # 140349
Texas	Panola	Lake Murvaul Area	42-3009082/000	Sylvia E Bridwell	DEVON ENERGY PRODUCTION COMPANY LP	20120618	Book 1391 Page 136 Reception # 122722
Texas	Panola	Lake Murvaul Area	42-3009083/000	Andrew Youngblood et ux	DEVON ENERGY PRODUCTION COMPANY LP	20120709	Book 1391 Page 257 Reception # 122754
Texas	Panola	Lake Murvaul Area	42-3009084/000	Riggs Hill Family Limited Partnership	DEVON ENERGY PRODUCTION COMPANY LP	20120504	Book 1385 Page 715 Reception # 121904
Texas	Panola	Lake Murvaul Area	42-3009086/000	First Baptist Church Carthage	DEVON ENERGY PRODUCTION COMPANY LP	20120511	Book 1384 Page 69 Reception # 121568
Texas	Panola	Lake Murvaul Area	42-3009088/001	Richmond Shaw Jr et ux	DEVON ENERGY PRODUCTION COMPANY L P	20120327	Book 1373 Page 223 Reception # 119629
Texas	Panola	Lake Murvaul Area	42-3009088/002	Laura Harding	DEVON ENERGY PRODUCTION COMPANY L P	20120329	Book 1373 Page 196 Reception # 119623
Texas	Panola	Lake Murvaul Area	42-3009088/003	David Snelson	DEVON ENERGY PRODUCTION COMPANY L P	20120329	Book 1373 Page 236 Reception # 119632
Texas	Panola	Lake Murvaul Area	42-3009088/004	Leticia Smith	DEVON ENERGY PRODUCTION COMPANY L P	20120329	Book 1373 Page 236 Reception # 119632

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3009088/005	Nelva Deats	DEVON ENERGY PRODUCTION COMPANY L P	20120329	Book 1373 Page 187 Reception # 119621
Texas	Panola	Lake Murvaul Area	42-3009094/000	Bobby J Phillips et ux	DEVON ENERGY PRODUCTION COMPANY LP	20120604	Book 1384 Page 105 Reception # 121578
Texas	Panola	Lake Murvaul Area	42-3009193/001	Bobbie Mims Smith et vir	DEVON LOUISIANA CORPORATION	20120501	Book 1379 Page 47 Reception # 120653
Texas	Panola	Lake Murvaul Area	42-3009193/002	Doris Mims Mcintosh et vir	DEVON LOUISIANA CORPORATION	20120501	Book 1379 Page 38 Reception # 120651
Texas	Panola	Lake Murvaul Area	42-3009193/003	Audrey J Gardner	DEVON LOUISIANA CORPORATION	20120915	Book 1411 Page 8 Reception # 125643
Texas	Panola	Lake Murvaul Area	42-3009193/004	Elton E Johnson	DEVON LOUISIANA CORPORATION	20120915	Book 1411 Page 20 Reception # 125647
Texas	Panola	Lake Murvaul Area	42-3009193/005	James Corbert Johnson	DEVON LOUISIANA CORPORATION	20120915	Book 1411 Page 23 Reception # 125648
Texas	Panola	Lake Murvaul Area	42-3009193/006	Shirley Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20120915	Book 1411 Page 26 Reception # 125649
Texas	Panola	Lake Murvaul Area	42-3009193/007	Laverl Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110422	Book 1449 Page 398 Reception # 131740
Texas	Panola	Lake Murvaul Area	42-3009193/008	Leland W Johnson	DEVON ENERGY PRODUCTION COMPANY PL	20110422	Book 1449 Page 401 Reception # 131741
Texas	Panola	Lake Murvaul Area	42-3009193/009	Allen Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110422	Book 1449 Page 392 Reception # 131738
Texas	Panola	Lake Murvaul Area	42-3009193/010	Cleon C Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110422	Book 1449 Page 395 Reception # 131739
Texas	Panola	Lake Murvaul Area	42-3009193/011	Lester Lee Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110422	Book 1449 Page 404 Reception # 131742
Texas	Panola	Lake Murvaul Area	42-3009193/012	Johnnie Diane Shaw	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 136 Reception # 133878
Texas	Panola	Lake Murvaul Area	42-3009193/013	Sue C Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 88 Reception # 133864
Texas	Panola	Lake Murvaul Area	42-3009193/014	Retha J Els	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 15 Reception # 133842
Texas	Panola	Lake Murvaul Area	42-3009193/015	Barbara Jean Stallones	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1466 Page 156 Reception # 134461
Texas	Panola	Lake Murvaul Area	42-3009193/016	Joe Dan Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 82 Reception # 133862
Texas	Panola	Lake Murvaul Area	42-3009193/017	Beverly Phillips	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 118 Reception # 133873
Texas	Panola	Lake Murvaul Area	42-3009193/018	James Donald Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 79 Reception # 133861
Texas	Panola	Lake Murvaul Area	42-3009193/019	Melba Lou Bohuslav	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1461 Page 827 Reception # 133832
Texas	Panola	Lake Murvaul Area	42-3009193/020	Patricia J Spann	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 142 Reception # 133880
Texas	Panola	Lake Murvaul Area	42-3009193/021	Pamela J Young	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 170 Reception # 133887
Texas	Panola	Lake Murvaul Area	42-3009193/022	Terry Dale Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 91 Reception # 133865
Texas	Panola	Lake Murvaul Area	42-3009193/023	Michael Dan Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 67 Reception # 133857
Texas	Panola	Lake Murvaul Area	42-3009193/024	Patti Cannady	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1461 Page 845 Reception # 133837
Texas	Panola	Lake Murvaul Area	42-3009193/025	Ramon R Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 85 Reception # 133863
Texas	Panola	Lake Murvaul Area	42-3009193/026	Debra J Mccombs	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 101 Reception # 133868
Texas	Panola	Lake Murvaul Area	42-3009193/027	Dale L Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 76 Reception # 133860
Texas	Panola	Lake Murvaul Area	42-3009193/028	Cecil A Johnson Jr	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 73 Reception # 133859
Texas	Panola	Lake Murvaul Area	42-3009193/029	Gail Dean Parker	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 111 Reception # 133871
Texas	Panola	Lake Murvaul Area	42-3009193/030	Reba Ailene Murphy	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 108 Reception # 133870
Texas	Panola	Lake Murvaul Area	42-3009193/031	Etha Fay Grayson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 25 Reception # 133845
Texas	Panola	Lake Murvaul Area	42-3009193/032	Myrtle Lavada Wright	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 173 Reception # 133888
Texas	Panola	Lake Murvaul Area	42-3009193/033	Timmy Ray Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 64 Reception # 133856
Texas	Panola	Lake Murvaul Area	42-3009193/034	Tyson Clay Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 70 Reception # 133858
Texas	Panola	Lake Murvaul Area	42-3009193/035	Larry Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110422	Book 1453 Page 560 Reception # 132465
Texas	Panola	Lake Murvaul Area	42-3009193/036	Stormy Dickerson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1462 Page 12 Reception # 133841
Texas	Panola	Lake Murvaul Area	42-3009193/037	Nelda J Stephens	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1474 Page 60 Reception # 135948
Texas	Panola	Lake Murvaul Area	42-3009193/038	James M Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20110627	Book 1466 Page 166 Reception # 134464
Texas	Panola	Lake Murvaul Area	42-3009193/039	Justin Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1474 Page 49 Reception # 135945
Texas	Panola	Lake Murvaul Area	42-3009193/040	Karen D Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1474 Page 71 Reception # 135951
Texas	Panola	Lake Murvaul Area	42-3009193/041	Melton E Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1474 Page 74 Reception # 135952
Texas	Panola	Lake Murvaul Area	42-3009193/042	Julie Ann Alafa	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1479 Page 720 Reception # 136943
Texas	Panola	Lake Murvaul Area	42-3009193/043	Maria P Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1479 Page 733 Reception # 136947
Texas	Panola	Lake Murvaul Area	42-3009193/044	Rhonda L Kimbro	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1479 Page 736 Reception # 136948
Texas	Panola	Lake Murvaul Area	42-3009193/045	David E Whitten	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1485 Page 716 Reception # 137910
Texas	Panola	Lake Murvaul Area	42-3009193/046	Rita L Alfred	DEVON ENERGY PRODUCTION COMPANY LP	20110919	Book 1487 Page 602 Reception # 138222
Texas	Panola	Lake Murvaul Area	42-3009193/047	Terry Dickerson	DEVON ENERGY PRODUCTION COMPANY LP	20110607	Book 1474 Page 39 Reception # 135942
Texas	Panola	Lake Murvaul Area	42-3009193/048	Judy Lynn Johnson	DEVON ENERGY PRODUCTION COMPANY L P	20110919	Book 1487 Page 605 Reception # 138223
Texas	Panola	Lake Murvaul Area	42-3009193/049	James D Whitten	DEVON ENERGY PRODUCTION COMPANY L P	20110919	Book 1499 Page 758 Reception # 140397

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3009193/050	Joseph E Whitten	DEVON ENERGY PRODUCTION COMPANY L P	20110919	Book 1485 Page 719 Reception # 137911
Texas	Panola	Lake Murvaul Area	42-3009193/051	Virginia Mae Norman	DEVON ENERGY PRODUCTION COMPANY L P	20120930	Book 1537 Page 109 Reception # 146415
Texas	Panola	Lake Murvaul Area	42-3009193/052	Melissa Renee Sharver	DEVON ENERGY PRODUCTION COMPANY L P	20120930	Book 1537 Page 119 Reception # 146418
Texas	Panola	Lake Murvaul Area	42-3009193/053	Belinda Lanelle Smith	DEVON ENERGY PRODUCTION COMPANY L P	20120930	Book 1537 Page 122 Reception # 146419
Texas	Panola	Lake Murvaul Area	42-3009193/054	Sheila J Driscoll	DEVON ENERGY PRODUCTION COMPANY L P	20120930	Book 1544 Page 103 Reception # 147421
Texas	Panola	Lake Murvaul Area	42-3009200/001	John Wayne Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120710	Book 1393 Page 810 Reception # 122950
Texas	Panola	Lake Murvaul Area	42-3009200/002	Robert Henry Ritter	DEVON ENERGY PRODUCTION COMPANY LP	20120710	Book 1393 Page 814 Reception # 122951
Texas	Panola	Lake Murvaul Area	42-3009200/003	Glenda Faye Edge	DEVON ENERGY PRODUCTION COMPANY LP	20110121	Book 1437 Page 5 Reception # 129438
Texas	Panola	Lake Murvaul Area	42-3009200/004	Iva Nell Soape	DEVON ENERGY PRODUCTION COMPANY LP	20110121	Book 1437 Page 39 Reception # 129449
Texas	Panola	Lake Murvaul Area	42-3009208/000	Riggs Hill Family Limited Partnership	DEVON ENERGY PRODUCTION COMPANY LP	20120504	Book 1385 Page 718 Reception # 121905
Texas	Panola	Lake Murvaul Area	42-3009210/001	Legacy Iii Partners L P et al	DEVON ENERGY PRODUCTION COMPANY	20120423	Book 1379 Page 30 Reception # 120649
Texas	Panola	Lake Murvaul Area	42-3009210/002	Phil Williams	DEVON ENERGY PRODUCTION COMPANY	20120508	Book 1384 Page 142 Reception # 121588
Texas	Panola	Lake Murvaul Area	42-3009210/003	Walter Hearnsberger Estate et al	DEVON ENERGY PRODUCTION COMPANY	20120508	Book 1384 Page 77 Reception # 121570
Texas	Panola	Lake Murvaul Area	42-3009210/004	Alma Ruth Shofner	DEVON ENERGY PRODUCTION COMPANY	20120530	Book 1384 Page 116 Reception # 121581
Texas	Panola	Lake Murvaul Area	42-3009210/005	Sheila Ann Dedman Henderson	DEVON ENERGY PRODUCTION COMPANY	20120613	Book 1391 Page 184 Reception # 122733
Texas	Panola	Lake Murvaul Area	42-3009210/006	George Randall Councill	DEVON ENERGY PRODUCTION COMPANY	20120621	Book 1391 Page 169 Reception # 122729
Texas	Panola	Lake Murvaul Area	42-3009210/007	Pamela Ann Blanchette	DEVON ENERGY PRODUCTION COMPANY	20120621	Book 1391 Page 132 Reception # 122721
Texas	Panola	Lake Murvaul Area	42-3009210/008	Vicki Lynn Robson	DEVON ENERGY PRODUCTION COMPANY	20120621	Book 1391 Page 228 Reception # 122746
Texas	Panola	Lake Murvaul Area	42-3009210/009	Janis Karen Ashmore	DEVON ENERGY PRODUCTION COMPANY	20120621	Book 1391 Page 130 Reception # 122720
Texas	Panola	Lake Murvaul Area	42-3010266/001	Emma Jean Weseman Stuber	DEVON ENERGY PRODUCTION COMPANY L P	20120706	Book 1391 Page 237 Reception # 122748
Texas	Panola	Lake Murvaul Area	42-3010266/002	Billy Dean Weseman	DEVON ENERGY PRODUCTION COMPANY L P	20120706	Book 1391 Page 253 Reception # 122753
Texas	Panola	Lake Murvaul Area	42-3010267/001	Andrew B Jordan Jr	DEVON ENERGY PRODUCTION COMPANY LP	20110115	Book 1425 Page 618 Reception # 128092
Texas	Panola	Lake Murvaul Area	42-3010267/002	John F Jordan	DEVON ENERGY PRODUCTION COMPANY LP	20110115	Book 1425 Page 621 Reception # 128093
Texas	Panola	Lake Murvaul Area	42-3010267/003	Gwen Jordan Muguerza	DEVON ENERGY PRODUCTION COMPANY LP	20110115	Book 1437 Page 36 Reception # 129448
Texas	Panola	Lake Murvaul Area	42-3010267/004	Lou Ann Higginbotham	DEVON ENERGY PRODUCTION COMPANY LP	20110115	Book 1437 Page 15 Reception # 129441
Texas	Panola	Lake Murvaul Area	42-3010673/001	Sandra Browning Love Family Trust	DEVON ENERGY PRODUCTION CO	20110109	Book 1437 Page 28 Reception # 129445
Texas	Panola	Lake Murvaul Area	42-3010673/002	James Hugh Browning Jr Family Tr	DEVON ENERGY PRODUCTION CO	20110109	Book 1436 Page 824 Reception # 129431
Texas	Panola	Lake Murvaul Area	42-3011060/001	Soape Family Partnership	DEVON ENERGY PRODUCTION COMPANY LP	20110729	Book 1466 Page 159 Reception # 134462
Texas	Panola	Lake Murvaul Area	42-3011060/002	Erb Family Partnership Ltd	DEVON ENERGY PRODUCTION COMPANY LP	20120201	Book 1501 Page 383 Reception # 140650
Texas	Panola	Lake Murvaul Area	42-3011859/001	Robert Bowersock	DEVON ENERGY PRODUCTION COMPANY LP	20111022	Book 1479 Page 723 Reception # 136944
Texas	Panola	Lake Murvaul Area	42-3011859/002	Patty Dill	DEVON ENERGY PRODUCTION COMPANY LP	20111022	Book 1479 Page 726 Reception # 136945
Texas	Panola	Lake Murvaul Area	42-3011859/003	Craig Overman	DEVON ENERGY PRODUCTION COMPANY LP	20111022	Book 1479 Page 743 Reception # 136950
Texas	Panola	Lake Murvaul Area	42-3011859/004	Steve Overman	DEVON ENERGY PRODUCTION COMPANY LP	20111022	Book 1479 Page 746 Reception # 136951
Texas	Panola	Lake Murvaul Area	42-3011859/005	Eldrich Carr	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1505 Page 337 Reception # 141241
Texas	Panola	Lake Murvaul Area	42-3011859/006	Shannon M Griffiths	DEVON ENERGY PRODUCTION COMPANY L P	20120430	Book 1507 Page 143 Reception # 141585
Texas	Panola	Lake Murvaul Area	42-3011859/007	Cynthia A Bringas	DEVON ENERGY PRODUCTION COMPANY L P	20120430	Book 1507 Page 140 Reception # 141584
Texas	Panola	Lake Murvaul Area	42-3011859/008	Betts Baker	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1505 Page 323 Reception # 141237
Texas	Panola	Lake Murvaul Area	42-3011859/009	Michael A Carr	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1503 Page 271 Reception # 140952
Texas	Panola	Lake Murvaul Area	42-3011859/010	Baker Petroleum & Investments Inc	DEVON ENERGY PRODUCTION COMPANY L P	20120312	Book 1499 Page 604 Reception # 140347
Texas	Panola	Lake Murvaul Area	42-3011859/011	Bruce W Betts	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1503 Page 268 Reception # 140951
Texas	Panola	Lake Murvaul Area	42-3011859/012	Cynthia Betts	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1505 Page 329 Reception # 141239
Texas	Panola	Lake Murvaul Area	42-3011859/013	Lawrence F And Martha S Betts Liv Trust	DEVON ENERGY PRODUCTION COMPANY L P	20120422	Book 1507 Page 123 Reception # 141577
Texas	Panola	Lake Murvaul Area	42-3012181/001	Bobby Joe Ritter	RANGE PRODUCTION I LP	20130410	Book 1377 Page 498 Reception # 120377
Texas	Panola	Lake Murvaul Area	42-3012181/002	Whitaker Properties Lp	RANGE PRODUCTION I LP	20130416	Book 1383 Page 179 Reception # 121443
Texas	Panola	Lake Murvaul Area	42-3012181/003	Simpson Whitaker Properties Lp	RANGE PRODUCTION I LP	20130416	Book 1383 Page 182 Reception # 121444
Texas	Panola	Lake Murvaul Area	42-3012181/010	Royce Ann Crump Johnson	DEVON ENERGY PRODUCTION COMPANY LP	20130205	Book 1550 Page 191 Reception # 148474

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	42-3012434/001	Joe S Shepherd Dba	DEVON ENERGY PRODUCTION COMPANY LP	20111210	Book 1487 Page 687 Reception # 138249
Texas	Panola	Lake Murvaul Area	42-3012434/002	Dawn Robertson Jones	DEVON ENERGY PRODUCTION COMPANY LP	20111215	Book 1485 Page 712 Reception # 137909
Texas	Panola	Lake Murvaul Area	42-3012434/003	Walter O Hill	DEVON ENERGY PRODUCTION COMPANY LP	20111209	Book 1487 Page 598 Reception # 138221
Texas	Panola	Lake Murvaul Area	42-3012434/004	Steve Devos	DEVON ENERGY PRODUCTION COMPANY LP	20111209	Book 1487 Page 594 Reception # 138220
Texas	Panola	Lake Murvaul Area	42-3012434/005	Ascher Family Living Trust	DEVON ENERGY PRODUCTION COMPANY LP	20111211	Book 1485 Page 696 Reception # 137905
Texas	Panola	Lake Murvaul Area	42-3012456/001	Suzanne Alyssa Cornwell	DEVON ENERGY PRODUCTION COMPANY L P	20120316	Book 1501 Page 372 Reception # 140647
Texas	Panola	Lake Murvaul Area	42-3012456/002	Michael Lawrence Cornwell	DEVON ENERGY PRODUCTION COMPANY L P	20120316	Book 1501 Page 368 Reception # 140646
Texas	Panola	Lake Murvaul Area	42-3012456/003	Vera M Cornwell	DEVON ENERGY PRODUCTION COMPANY L P	20120615	Book 1384 Page 61 Reception # 121566
Texas	Panola	Lake Murvaul Area	42-3013937/001	L F Wedgeworth Jr	DEVON ENERGY PRODUCTION COMPANY LP	20111214	Book 1543 Page 74 Reception # 147232
Texas	Panola	Lake Murvaul Area	42-3013937/002	Sybil J Keeling	DEVON ENERGY PRODUCTION COMPANY LP	20111214	Book 1543 Page 70 Reception # 147230
Texas	Panola	Lake Murvaul Area	42-3013937/003	Linda Kay Tyer Nix	DEVON ENERGY PRODUCTION COMPANY LP	20111214	Book 1543 Page 450 Reception # 147302
Texas	Panola	Lake Murvaul Area	42-3013937/004	Michael Champagne	DEVON ENERGY PRODUCTION COMPANY LP	20111214	Book 1543 Page 72 Reception # 147231
Texas	Panola	Lake Murvaul Area	TBD	Ronnie D. Griffith, Life Estate	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1566 Page 234 Reception # 151170
Texas	Panola	Lake Murvaul Area	TBD	James Donald Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 671 Reference # 151100
Texas	Panola	Lake Murvaul Area	TBD	Sue Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 662 Reception # 151097
Texas	Panola	Lake Murvaul Area	TBD	Patricia J Spann	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 665 Reception # 151098
Texas	Panola	Lake Murvaul Area	TBD	Nelda Jean Dodd	DEVON ENERGY PRODUCTION COMPANY LP	04/21/13	Book 1573 Page 211 Reception # 152174
Texas	Panola	Lake Murvaul Area	TBD	Carolyn Lynn Jackson	DEVON ENERGY PRODUCTION COMPANY LP	03/06/12	Book 1573 Page 226 Reception # 152179
Texas	Panola	Lake Murvaul Area	TBD	Cleon C Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 674 Reception # 151101
Texas	Panola	Lake Murvaul Area	TBD	Larry Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1570 Page 765 Reception # 151823
Texas	Panola	Lake Murvaul Area	TBD	Laverl Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 659 Reception # 151096
Texas	Panola	Lake Murvaul Area	TBD	Leland W Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 656 Reception # 151095
Texas	Panola	Lake Murvaul Area	TBD	Lester Lee Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 668 Reception # 151099
Texas	Panola	Lake Murvaul Area	TBD	Linval Allen Johnson	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1565 Page 663 Reception # 151094
Texas	Panola	Lake Murvaul Area	TBD	Virginia Mae Norman	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1570 Page 768 Reception # 151824
Texas	Panola	Lake Murvaul Area	TBD	Joe G Allison	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1575 Page 520 Reception # 152489
Texas	Panola	Lake Murvaul Area	TBD	Sam L Allison	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1575 Page 525 Reception # 152491
Texas	Panola	Lake Murvaul Area	TBD	Jean Allison Bunyard	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1575 Page 530 Reception # 152493
Texas	Panola	Lake Murvaul Area	TBD	Jimmy W Cassity	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1573 Page 185 Reception # 152166
Texas	Panola	Lake Murvaul Area	TBD	Bobby Gene Cassity	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1575 Page 535 Reception # 152495
Texas	Panola	Lake Murvaul Area	TBD	Cecil A Cassity	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1573 Page 190 Reception # 152168
Texas	Panola	Lake Murvaul Area	TBD	Patricia Pace Perdue	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1573 Page 175 Reception # 152162
Texas	Panola	Lake Murvaul Area	TBD	Charlie R Allison	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1575 Page 515 Reception # 152487
Texas	Panola	Lake Murvaul Area	TBD	Reba Cassity Neal	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1573 Page 180 Reception # 152164
Texas	Panola	Lake Murvaul Area	TBD	Ronnie D Griffith	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1566 Page 228 Reception # 151168
Texas	Panola	Lake Murvaul Area	TBD	Dorothy Kay Davis	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1566 Page 231 Reception # 151169
Texas	Panola	Lake Murvaul Area	TBD	Karen Sue Camp	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1566 Page 240 Reception # 151172
Texas	Panola	Lake Murvaul Area	TBD	Melinda Gail Griffith Leinard	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1566 Page 237 Reception # 151171
Texas	Panola	Lake Murvaul Area	TBD	Patricia Gay Greer	DEVON ENERGY PRODUCTION COMPANY LP	03282013	Book 1573 Page 220 Reception # 152177
Texas	Panola	Lake Murvaul Area	TBD	Elona Gayle Stokes	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 252 Reception # 152188
Texas	Panola	Lake Murvaul Area	TBD	Alex Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 234 Reception # 152182
Texas	Panola	Lake Murvaul Area	TBD	Chris Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 237 Reception # 152183
Texas	Panola	Lake Murvaul Area	TBD	Stan Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 246 Reception # 152186
Texas	Panola	Lake Murvaul Area	TBD	Dexter Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 240 Reception # 152184
Texas	Panola	Lake Murvaul Area	TBD	Max T Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04042013	Book 1573 Page 243 Reception # 152185
Texas	Panola	Lake Murvaul Area	TBD	William Stephen Bryan	DEVON ENERGY PRODUCTION COMPANY LP	05042013	Book 1565 Page 646 Reception # 151091
Texas	Panola	Lake Murvaul Area	TBD	Laura Link Shivers	DEVON ENERGY PRODUCTION COMPANY LP	06222013	Book 1575 Page 554 Reception # 152501
Texas	Panola	Lake Murvaul Area	TBD	Alice Wooten Hart, Life Estate	DEVON ENERGY PRODUCTION COMPANY LP	12072012	Book 1547 Page 544 Reception # 147979
Texas	Panola	Lake Murvaul Area	TBD	Bobby Joe Ritter	DEVON ENERGY PRODUCTION COMPANY LP	04112013	Book 1570 Page 213 Reception # 151712
Texas	Panola	Lake Murvaul Area	TBD	Jeanette L Lake	DEVON ENERGY PRODUCTION COMPANY LP	08222013	Book 1573 Page 232 Reception # 152181
Texas	Panola	Lake Murvaul Area	TBD	Susan Neal Wisdom	DEVON ENERGY PRODUCTION COMPANY LP	05212012	Book 1573 Page 172 Reception # 152160

Lake Murvaul

State	County	Area	Lease File	Lessor	Lessee	Expiration Date	Recording Information

Texas	Panola	Lake Murvaul Area	TBD	Rhonda Dixon Taylor	DEVON ENERGY PRODUCTION COMPANY LP	06102013	Book 1575 Page 548 Reception # 152499
Texas	Panola	Lake Murvaul Area	TBD	Jo Ann Griffith	DEVON ENERGY PRODUCTION COMPANY LP	06102013	Book 1573 Page 223 Reception # 152178
Texas	Panola	Lake Murvaul Area	TBD	Lynn Franklin Graves	DEVON ENERGY PRODUCTION COMPANY LP	04122013	Book 1570 Page 208 Reception # 151710
Texas	Panola	Lake Murvaul Area	TBD	Nelda Jean Clark	DEVON ENERGY PRODUCTION COMPANY LP	04122013	Book 1570 Page 210 Reception # 151711
Texas	Panola	Lake Murvaul Area	TBD	Johnny Earl Graves	DEVON ENERGY PRODUCTION COMPANY LP	04122013	Book 1570 Page 203 Reception # 151708
Texas	Panola	Lake Murvaul Area	TBD	Rex Lee Graves	DEVON ENERGY PRODUCTION COMPANY LP	04122013	Book 1570 Page 206 Reception # 151709
Texas	Panola	Lake Murvaul Area	TBD	Sherry Bourque	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1573 Page 208 Reception # 152173
Texas	Panola	Lake Murvaul Area	TBD	Charles Thomas Graves	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1573 Page 214 Reception # 152175
Texas	Panola	Lake Murvaul Area	TBD	Johnny Latham Graves	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1573 Page 217 Reception # 152176
Texas	Panola	Lake Murvaul Area	TBD	Jennifer Jimerson	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1575 Page 550 Reception # 152500
Texas	Panola	Lake Murvaul Area	TBD	Nogie Lee Jones	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1573 Page 229 Reception # 152180
Texas	Panola	Lake Murvaul Area	TBD	Melonney A Keyse	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1575 Page 544 Reception # 152498
Texas	Panola	Lake Murvaul Area	TBD	Sammie Lou Jones Sitton	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1573 Page 249 Reception # 152187
Texas	Panola	Lake Murvaul Area	TBD	Terry G Thevenot	DEVON ENERGY PRODUCTION COMPANY LP	05262013	Book 1575 Page 540 Reception # 152497
Texas	Panola	Lake Murvaul Area	TBD	James Rodney Thomas	DEVON ENERGY PRODUCTION COMPANY LP	05242013	Book 1570 Page 776 Reception # 151826
Texas	Panola	Lake Murvaul Area	TBD	John Dickey Thomas	DEVON ENERGY PRODUCTION COMPANY LP	05242013	Book 1573 Page 255 Reception # 152189
Texas	Panola	Lake Murvaul Area	TBD	Celia B Frazier	DEVON ENERGY PRODUCTION COMPANY LP	07132013	Book 1581 Page 242 Reception # 153361
Texas	Panola	Lake Murvaul Area	TBD	Richard B Nelson	DEVON ENERGY PRODUCTION COMPANY LP	08022013	Book 1583 Page 87 Reception # 153674
Texas	Panola	Lake Murvaul Area	TBD	Tommie L Wilhite	DEVON ENERGY PRODUCTION COMPANY LP	07072013	Book 1581 Page 287 Reception # 153374
Texas	Panola	Lake Murvaul Area	TBD	Sheila J Driscoll	DEVON ENERGY PRODUCTION COMPANY LP	04022013	Book 1583 Page 81 Reception # 153672
Texas	Panola	Lake Murvaul Area	TBD	Jon Dell Moore	DEVON ENERGY PRODUCTION COMPANY LP	07072013	Book 1583 Page 84 Reception # 153673
Texas	Panola	Lake Murvaul Area	TBD	Kelly Williams Boutin	DEVON ENERGY PRODUCTION COMPANY LP	07232013	Book 1585 Page 100 Reception #153924
Texas	Panola	Lake Murvaul Area	TBD	Robert Williams	DEVON ENERGY PRODUCTION COMPANY LP	07232013	Book 1581 Page 291 Reception # 153375
Texas	Panola	Lake Murvaul Area	TBD	Cindy LaVonne Williams Powdrill	DEVON ENERGY PRODUCTION COMPANY LP	07232013	Book 1581 Page 264 Reception # 153367
Texas	Panola	Lake Murvaul Area	TBD	Carrol Ann Williams Purdy	DEVON ENERGY PRODUCTION COMPANY LP	07232013
Texas	Panola	Lake Murvaul Area	TBD	Murry Williams	DEVON ENERGY PRODUCTION COMPANY LP	07232013
It is Devon’s intent to include all leasehold still within their primary term within the prospect area as set out on Exhibit “B” attached hereto, whether properly set out above or not, less and except those leases or those lands covered by a lease which falls within the boundaries of the existing units within the prospect area, including the Dudley Williams Heirs Unit, Summer Unit, Markey Unit and Annie Harvey Unit, and the planned Alvis Ritter Heirs Unit.

PANOLA
MARKEY GAS UNIT DECLARATION
SUMMERS FAMILY UNIT 850 AC. W.I. 99 %
NEAL HEIRS UNIT
LATHAM HEIRS UNIT
Lake Murvaul
ALVIS RITTERS HEIRS UNIT
SUMMERS GAS UNIT DECLARATION
B E ROBINSON UNIT 850 AC. W.I. 100 %
PANOLA
ANNIE HARVEY UNIT 654.69 AC.
DUDLEY WILLIAMS HEIRS GAS UNIT
MCINTOSH UNIT
DUDLEY WILLIAM HEIRS B
WESEMAN UNIT
LAKE MURVAUL K
EXHIBIT "B"
Devon Energy Production Company, L.P.
Lake Murvaul Prospect
Panola County, Texas
10-05-2010
CONFIDENTIALITY AGREEMENT
DEVON UNITS
PROPOSED UNITS
HBP
PRIMARY TERM
0 2,000 4,000 8,000 Feet
devon

EXHIBIT “C”
Attached to that certain Letter Agreement by and between Sun River Energy, Inc. and
Devon Energy Production Company, LP dated as of                     , 2010.
A.A.P.L. FORM 610 — 1989
MODEL FORM OPERATING AGREEMENT
OPERATING AGREEMENT
DATED
                    ,                     ,
                    year
OPERATOR Sun River Operating, Inc.
CONTRACT AREA The contract area covers any joint operations between
Sun River Energy, Inc., as Non-Operator, and Devon Energy Production Company, L.P.,
as Non-Operator, resulting from Farmout Agreement dated October 4, 2010.
COUNTY OR PARISH OF Panola, STATE OF Texas
COPYRIGHT 1989 — ALL RIGHTS RESERVED
AMERICAN ASSOCIATION OF PETROLEUM
LANDMEN, 4100 FOSSIL CREEK BLVD.
FORT WORTH, TEXAS, 76137, APPROVED
FORM.
A.A.P.L. NO. 610 — 1989

A.A.P.L FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989

i

A.A.P.L FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989

ii

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
OPERATING AGREEMENT
          THIS AGREEMENT, entered into by and between Sun River Operating, Inc., hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”
WITNESSETH:
          WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,
          NOW, THEREFORE, it is agreed as follows:
ARTICLE I.
DEFINITIONS
          As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
          A. The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.
          B. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.
          C. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”
          D. The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.
          E. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.
          F. The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.
          G. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.
          H. The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.
          I. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.
          J. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.
          K. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
          L. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.
          M. The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.
          N. The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.
          O. The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.
          P. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.
          Q. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.
          R. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.
          Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.
ARTICLE II.
EXHIBITS
          The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

☑	A.	Exhibit “A,” shall include the following information:
(1) Description of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Parties to agreement with addresses and telephone numbers for notice purposes,
(4) Percentages or fractional interests of parties to this agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
(6) Burdens on production.
☑	B.	Exhibit “A-2,” Plat of Contract Area.
☑	C.	Exhibit “C,” Accounting Procedure.
☑	D.	Exhibit “D,” Insurance.
☑	E.	Exhibit “E,” Gas Balancing Agreement.
☑	F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.
☐	G.
☑	H.	Other: Model Form Recording Supplement to Operating Agreement

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
          If any provision of any exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.
ARTICLE III.
INTERESTS OF PARTIES
A. Oil and Gas Interests:
          If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by a mutually acceptable form of Oil and Gas Lease, and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.
B. Interests of Parties in Costs and Production:
          Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.
          Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all existing burdens on its share of the production from acreage contributed by such party to the Contract Area, and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.
          No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.
          Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.
C. Subsequently Created Interests:
          If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not recorded in Panola County, Texas shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party’sLease or Interest to exceed the amount stipulated in Article III.B. above.
          The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.
ARTICLE IV.
TITLES
A. Title Examination:
          Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys and field landmen. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.
           Operator shall be responsible for utilizing its reasonable efforts for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”

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Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.
          No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the Non-Operator.
B. Loss or Failure of Title:
               1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A,” the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,
               (a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;
               (b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;
               (c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;
               (d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;
               (e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;
               (f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and
               (g) If any party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit “A.”
          2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:
               (a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;
               (b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,
               (c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.
          3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.
          4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
ARTICLE V.
OPERATOR
A. Designation and Responsibilities of Operator:
           Sun River Operating, Inc.                               shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties their officers, employees, or agents for losses sustained or liabilities incurred whether or not due to the negligence of operator except such as may result from gross negligence or willful misconduct.
B. Resignation or Removal of Operator and Selection of Successor:
          1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.
          Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single affiliate subsidiary, parent or successor corporation shall not be the basis for removal of Operator.
          2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the the party or affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.
          3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”
C. Employees and Contractors:
          The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.
D. Rights and Duties of Operator:
          1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling and completion of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.
          2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.
          3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.
          4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.
          5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”
          6. Filing and Furnishing Governmental Reports: Subject to Article XVI.F., Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.
          7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:
               (a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.
               (b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.
               (c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.
          8. Cost Estimates: Upon request of any the estimated cost of finishing an operation Consenting Party, Operator shall furnish incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.
          9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self- insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.
          In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.
ARTICLE VI.
DRILLING AND DEVELOPMENT
A. Initial Well:
          ~~On or before the day ___________ of ______________________, ___________~~, Operator shall commence the drilling of the Initial Well at the following location: Approximate location :
Surface hole location: x =
Bottom hole location: x =
and shall thereafter continue the drilling of the well with due diligence to
The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.
B. Subsequent Operations:
          1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone

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under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty- eight (48) / hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation.
Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.
          If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of- way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.
          2. Operations by Less Than All Parties:
          (a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.
          If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.
See Article XVI.M.
          (b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non- Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking,

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Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non- Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:
          (i) 200 % of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and
          (ii) 300 % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.
          Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non- Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non- Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.
          (c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.
          (d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.
          In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.
          Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non- Consenting Party.
          If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well / in accordance with the terms of this agreement and Exhibit “C” attached hereto.
          3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking,

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Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.
          In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.
          4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.
          In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non- Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.
          (a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non- Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.
          (b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non- Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening
          The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.
          5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:
          (a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.
          (b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”
          6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the

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initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal. See Article XVI.E.
          7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone, or has been approved for drilling, completion in or production from such Zone by order of the regulatory agency with responsibility for such matters.
          8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.
C. Completion of Wells; Reworking and Plugging Back:
          1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:
☐	Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

☑	Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.
          2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Operator’s notice shall be written and delivered via facsimile or electronic mail where feasible, and Non- Completing and equipping of said well, including necessary tankage and/or surface facilities.
D. Other Operations:
          Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty-five thousand and no/100 Dollars ($25,000) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of twenty-five thousand Dollars ($25,000). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 51% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.
E. Abandonment of Wells:
     1. Abandonment of Dry Holes: Except for any well drilled, side tracked or Deepened pursuant to Article VI.B.2., any well which has been drilled, side tracked or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be

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plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling, sidetracking or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.
     2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties who then have an interest in such well. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within thirty (30) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within thirty (30) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well ninety (90) days shall entitle operator to retain or take possession of such well and plug and abandon the well.
          Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non- abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on a mutually acceptable lease form. The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.
          Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. At its option, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.
          3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b
F. Termination of Operations:
          Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 51% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.
G. Taking Production in Kind:
☑ Option No. 1: Gas Balancing Agreement Attached
     Each party shall have the right to take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.
     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in and production from the Contract Area, and, except as provided in Article VI.B. and Article VII.B., shall be entitled to receive payment

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directly from the purchaser thereof for its share of all production.
See Article XVI.L.
     All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.
     In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with the Gas balancing agreement between the parties hereto, which is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.
ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES
A. Liability of Parties:
     The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

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B. Liens and Security Interests:
     Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.
     To perfect the lien and security agreement provided herein, each party hereto shall execute an instrument in the form attached as Exhibit “H” and acknowledge any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or an instrument in the form attached as Exhibit “H” executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, or an instrument in the form attached as Exhibit “H” executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.
     Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.
     To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.
     If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.
     If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.
     Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.
C. Advances:
     Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in all operations other than routine monthly operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen thirty (30) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.
D. Defaults and Remedies:
     If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

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only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.
     1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.
     2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.
     3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.
     Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non- defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.
     4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.
     5. Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.
E. Rentals, Shut-in Well Payments and Minimum Royalties:
     Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Operator for and on behalf of such parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.
     Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.
F. Taxes:
     Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.” However, if at any time any Party is taking its share of production in-kind or is separately disposing of same, such Party shall pay or cause to be paid any and all taxes to such production.

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     If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”
     Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.
ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST
A. Surrender of Leases:
     The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto. However, no consent shall be necessary to release a lease which has expired or otherwise terminated.
     However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced in commercial quantities from the land covered thereby, such lease to be on a mutually acceptable form..” Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.
     Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement identical to this agreement and modified to only reflect the ownership of the acquiring parties and their respective interests.
B. Renewal or Extension of Leases:
     If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties who participated in the ownership of the lease or leases being renewed shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party without warranty of title, except as to acts by, through, or under the acquiring party.
     If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.
     If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.
     The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.
     The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.
C. Acreage or Cash Contributions:
      While this agreement is in force, if any party receives a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
     If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.
D. Assignment; Maintenance of Uniform Interest:
     Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.
     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co- owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.
E. Waiver of Rights to Partition:
     If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.
ARTICLE IX.
INTERNAL REVENUE CODE ELECTION
     If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.
ARTICLE X.
CLAIMS AND LAWSUITS
     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Twenty-five thousand and no/100 Dollars ($25,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

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ARTICLE XI.
FORCE MAJEURE
     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.
     The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.
ARTICLE XII.
NOTICES
     All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.
ARTICLE XIII.
TERM OF AGREEMENT
     Unless terminated by mutual consent of the parties hereto, This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.
☐
☑	Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of 90 days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re- completing, Plugging Back or Reworking operations are commenced within 90 days from the date of abandonment of said well. “Abandonment” for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.
     The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.
     Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.
ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS
A. Laws, Regulations and Orders:
     This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.
B. Governing Law:
     This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state of Texas.
C. Regulatory Agencies:
     Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or

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orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.
          With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.
ARTICLE XV.
MISCELLANEOUS
A. Execution:
     This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.
B. Successors and Assigns:
     This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.
C. Counterparts:
     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.
D. Severability:
     For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.
ARTICLE XVI.
OTHER PROVISIONS
See Article XVI Attached Hereto

ARTICLE XVI.
OTHER PROVISIONS
A.	PRIORITY OF ARTICLE XVI.
In the event of conflict between the provisions of Article XVI.and any other provisions of this Operating Agreement or its Exhibits, the provisions of this Article XVI.shall control.
B.	PROPOSED OPERATIONS
Notwithstanding anything to the contrary above set forth, the term “Proposed Operations” shall expressly include reworking and sidetracking as well as any other operations as may, from time to time, be accepted practices in the area and locality in which the operations are to be pursued. In the event of conflict between the provisions of Article XVI, and any other provisions of this Operating Agreement of its Exhibits, the provisions of this Article XVI, shall control.
C.	WELL PROPOSALS
Except with the consent of all parties and as hereinafter provided, it is specifically provided that no notice shall be given under Article VI hereof which proposes the drilling of more than one (1) well at a time to the same objective. Further, the provisions of said Article VI, insofar as same pertains to notification by a party of its desire to drill a well, shall be suspended for so long as: 1.) a prior notice has been given which is still in force and effect and the period of time during which the well regarding same may be commenced has not expired; or, 2.) a well is presently drilling hereunder. This paragraph shall not apply under those circumstances where the well to which notice is directed is a well which is necessary under the terms of a lease or contract, or one required to maintain a lease or a portion thereof in force and effect.
Notwithstanding the provisions of Article VI of this Operating Agreement, if any “proposed operation” is necessary to earn or to maintain in full force and effect an Oil and Gas Lease, then as to any such Oil and Gas Lease, the provisions of Article VI.B.2. shall not apply to any party that elects not to participate in such operations. The party electing not to participate in such operation (“Non-Consenting Party”) shall forfeit and assign to each party that elects to participate in such operation (“Consenting Party”), in the proportions that each Consenting Party’s interest bears to the total interest of all Consenting Parties, all of such Non-Consenting Party’s interest covered by the Oil and Gas Leases which are so maintained and/or the Oil and Gas Leases earned by such operations. Thereafter, the terms of this Operating Agreement shall be deemed to be modified insofar as the same pertains to the lands and depths covered by such Oil and Gas Leases to (i) reflect the ownership of the Consenting Parties and their respective interests, (ii) reflect that the Contract Area shall mean the lands covered by the Oil and Gas Leases that are maintained and/or earned by such operations. A “proposed operation” shall be deemed necessary to maintain an Oil and Gas Lease in full force and effect if the Oil and Gas Lease earned, as applicable to the affect portion thereof, is not being otherwise maintained and if the operation is proposed within six (6) months or less before the expiration or termination of the Oil and Gas Lease.
Nothing herein shall be construed as requiring a relinquishment of such Non-Participating Party’s interest in any producing wells or units, or in any other wells then being drilled, reworked or shut-in in the Contract Area, or releasing such Non-Participating Party from any liability for plugging and abandoning, environmental damages, etc. arising from operations conducted in the Contract Area prior to the relinquishment of such Non-Participating Party’s interest.
D.	SUBSEQUENTLY CREATED BURDENS
Notwithstanding any provision of this agreement to the contrary where, under the terms of this agreement, if a party hereto is required to assign to one or more of the other parties its interest in one or more leases or portion or part thereof, such assignment shall be made free and clear of all overriding royalties, production payments, net profits interests, mortgages, liens or other burdens placed thereon by the assigning party resulting from its ownership and operation of such lease or interest on and after the date of this instrument, except such burdens as mentioned in Exhibit “A”, or with which the lease or interest was burdened when acquired by the party, by, through and under but otherwise without warranty of title, either expressed or implied.
E.	PROHIBITION AGAINST OPERATIONS ON PRODUCING WELLS
It is agreed that without the mutual consent of all parties, no reworking or other operations shall be conducted under the provisions of Article VI hereof so long as any completion is producing in

17a

paying quantities or is capable or producing in paying quantities in the well with respect to which such proposal is made.
F	PRIORITY OF OPERATIONS
Where a well, authorized under the terms of this agreement by all parties (or by less than all parties under Article VI.B.2.), has been drilled to the authorized depth or the objective formation and the parties participating in the well cannot agree on the sequence and timing of further operations regarding such well, the following elections shall control in the order enumerated below:
1.	an election to do additional logging, coring or testing;

2.	an election to attempt to complete the well at either the authorized depth or objective formation;

3.	an election to sidetrack the well;

4.	an election to plug back and attempt to complete the well;

5.	an election to deepen the well; and,

6.	plugging and abandonment.
It is provided, however, that if at any time while the participating parties are considering the above elections, the hole is in such a condition that, in the opinion of the Operator, a reasonably prudent Operator would not conduct the operations contemplated by the particular election involved for fear of placing the hole in jeopardy or losing the same prior to completing the well at the authorized depth or objective formation, such election shall not be given the priority hereinabove set forth. In such event the operation which is less likely to jeopardize the well, in the opinion of a majority interest of the parties, will be conducted. Notwithstanding the provisions of Article VI.A., should any one of the Parties to this Agreement having a right request that additional logging, coring or testing be conducted, which has not been prescribed by the Operator, then, after Operator has given all Parties having a right twenty-four (24) hours to elect to participate in the proposed additional testing operation or has received all of the elections, whichever is the earlier, Operator shall conduct such work for the sole benefit, liability and expense of those Parties electing to participate in such additional testing operation. Expenses involved shall include, but not be limited to, the standby time from the initial request for the additional work to be done to its completion. Liabilities shall include, but not be limited to, the integrity of the wellbore and any costs associated with restoring the wellbore to, as near as possible, its condition prior to conducting such work. Only those Parties participating in the proposed work shall receive the information generated therefrom, Nothing in this provision, however, shall force the Operator to conduct any test, log or core requested under the terms of this provision which may, in Operator’s sole judgement, endanger the hole.
G	LIENS AND OBLIGATIONS APPLICABLE TO SUBSEQUENTLY CREATED INTERESTS
     1. If the owner of the interest from which a Subsequently Created Interest (as defined in Article IIIC.) is derived fails to pay, when due, its share of expenses chargeable hereunder, the lien granted the other parties hereto under the provisions of Article VIIB. or under the appropriate state statutes shall cover and affect the Subsequently Created Interest and the rights of the parties shall be the same as if the Subsequently Created Interest had not been created.
     2. If the owner of the interest from which a Subsequently Created Interest (as defined in Article IIIC.) is derived (i) elects to abandon a well under the provisions of Article VI.E. hereof, (ii) elects to surrender a lease (or portion thereof) under the provisions of Article VIII.A. hereof or (iii) elects not to pay rentals attributable to its interest in any lease and thereby is required to assign the lease or that portion or interest therein for which it elects not to pay rentals to those parties paying such rental, such assignment shall be free and clear of the Subsequently Created Interest.
     3. The owner creating such interest shall indemnify and hold the other parties hereto harmless from any claim or cause of action by the owner of the Subsequently Created Interest.

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H.	DEFAULT ON PAYMENTS
If any party (including the Operator) fails to pay its share of any cost, including any advance which it is obligated to make under the preceding Article VIIC. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VIIB. the Operator (or any Non-Operator if the Operator is the party in default) may pursue any of the following remedies:
     1. Withdrawal of Proposed Operation: Operator (or the Non-Operators if Operator is the party in default) may withdraw its proposed operation (including, but not limited to, the proposed drilling of the Initial Well as provided in Article VIA. hereof) and shall promptly notify all Non-Operators of such decision.
     2. Suspension of Rights: Operator (or the Non-Operators if Operator is the party in default) may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within fifteen days of the delivery of such Notice of Default, Operator (or the Non-Operators if Operator is the party in default) may suspend any or all of the rights of the defaulting party granted by this agreement until the default is cured, without prejudice to the right of the
Non-defaulting party to continue to enforce the obligations of the defaulting party theretofore accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall in addition have the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the nondefaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, and the right to elect to participate in an operation proposed under Article VI.B.1. of this agreement.
     3. Suit for Damages: Operator (or the Non-Operators if Operator is the party in default) may sue to collect the amounts in default together with all consequential damages suffered by the nondefaulting parties as a result of the default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Section I.(3) of the Accounting Procedures attached hereto.
     4. Deemed Non-Consent: Operator (or any Non-Operator if the Operator is the party in default) may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the fifteen day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the plugging back, sidetracking, reworking or deepening of a well which is to be or has been plugged as a dry hole, or for the completion or recompletion of any well, the non-paying party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VII.D.1. (Option No. 2) to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the nondefaulting party may not elect to sue for the unpaid amount pursuant to Article XVI.H.3. Until the delivery of such Notice of Non-Consent Election to the non-paying party, such party shall have the right to cure its default by paying the unpaid billing plus interest at the rate set forth in Section I(3) of the attached Accounting Procedures plus any costs or damages incurred by the nondefaulting parties as a result of the default. Any interest relinquished pursuant to this Article XVI.H.4. shall be offered by Operator (or by the Non-Operators if Operator is the defaulting party) to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to contribute their share of the defaulted amount.
     5. Good-Faith Disputes: In the event a party disputes in good faith the existence of a default on his part that is the subject of a Notice of Default, such party may avoid the imposition of the remedies for such default contained in this agreement by paying the disputed amount into an account at a bank requiring the signatures of both such party and the Operator (or, if the Operator is the party in default, a Non-Operator designated by the Non-Operators) in order to release such funds. Such funds shall be released to the party entitled thereto upon the resolution of the issue raised by the objecting party.
     6. Costs and Attorneys’ Fees: In the event any party ever be required to bring legal proceedings in order to collect any sums due from any other party or any to enforce any other right

17c

under this agreement, then the prevailing party in such action shall also be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.
I.	SUCCESSOR TO BILLING PARTY
Notwithstanding the provisions of this agreement and of the Accounting Procedure attached hereto as Exhibit “C” the parties to this agreement specifically agree that in no event during the term of this agreement shall Operator be required to make more than one billing for the entire interest credited to each party. It is further agreed that if any party to this agreement (hereafter referred to as “Selling Party”) disposes of part of the interest credited to it, the Selling Party will be solely responsible for billing its assignee or assignees, and shall remain primarily liable to the other parties for the interest or interests assigned and shall make prompt payment to Operator for the entire amount of statements and billings rendered to it. It is further understood and agreed that if Selling Party disposes of all of its interest, whether to one or several assignees, Operator shall continue to issue statements and billings to the Selling Party for the interest conveyed until such time as Selling Party has designated and qualified an assignee to receive the billing for the entire interest. In order to qualify one assignee to receive the billing for the entire interest credited to Selling Party, Selling Party shall furnish to Operator the following:
     1. Written notice of the conveyance and photostatic or certified copies of the assignments by which the transfer was made.
     2. The name of the assignee to be billed and a written statement signed by the assignee to be billed in which it consents to receive statements and billings of the entire interest credited to Selling Party hereof and, further, consents to handle any necessary sub-billings in the event it does not own the entire interest credited to Selling Party.
J.	SEPARATELY MEASURED PRODUCTION
If a diversity of the interest in production from an Oil and Gas Lease subject to this Agreement occurs as a result of operations by less than all parties pursuant to any provision of this Agreement, it is agreed that the oil and other liquid hydrocarbons produced from the well or wells completed by the consenting party or parties shall be separately measured by standard metering equipment to be properly tested periodically for accuracy, and the setting of a separate tank battery will not be required unless the purchaser of the production or governmental regulatory body having jurisdiction will not approve metering for separately measuring the production.
K.	OPERATOR AS REPRESENTATIVE
Operator shall act as the representative of all parties hereto in all hearings and proceedings before administrative bodies concerning the Contract Area and, subject to approval by Non-Operators, all costs and expenses incurred by Operator directly or by retention of outside personnel in participation in such hearings or proceedings shall be proper charges against the joint account provided, however, that nothing contained herein shall prohibit any of the parties other than Operator from participating in any such hearings or proceedings in his or its own behalf and at his or its own cost and expense.
The Operator shall at all times consult freely with all other parties concerning the operations being or to be conducted on the Contract Area and shall permit any party hereto to collaborate in any litigation or hearing before any administrative body, State or Federal, affecting the Contract Area or the production therefrom.
L.	PRESS RELEASES
Any party hereto desiring to issue a news release concerning operations conducted on the Contract Area shall provide the other parties hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties participating in such operations.
M.	MEMORANDUM OF JOINT OPERATING AGREEMENT
The parties hereto agree to execute simultaneously herewith the Memorandum of Operating Agreement in the form and language set for in Exhibit “G”, which is attached hereto and made a part hereof for all purposes. The parties agree to execute amendments of same, from time to time, to accurately reflect the area covered by this Operating Agreement and the current working interests of the parties hereto.

17d

N.	NOTIFICATION OF SUBSEQUENT OPERATION
Notwithstanding anything to the contrary contained in this Agreement or any other agreement governing the period within which any Non-Operator shall be required to make an election as to whether it will participate or not participate, as the case may be, in any operation, including, without limitation, any Drilling, Reworking, Sidetracking, Completion, Deepening, Recompletion, Plug Back or any other operation requiring the giving of notice prior to the commencement thereof (individually an “Operation” and collectively, “Operations”) in the Contract Area (such election, an “Election”), Operator and each of the Non-Operators covenant and agree that any Operation may, at the sole discretion of Operator, be commenced prior to, contemporaneously with, or after, the giving notice of such Operation, but prior to the expiration of the time provided for any such Non-Operator to make it’s Election. Operator and each of the Non-Operators further covenant and agree that (i) any notice delivered hereunder in connection with any Operation will not be rendered or deemed untimely, prejudicial, ineffective, or in any way deficient as a result of the commencement of any Operation, prior to contemporaneously with, or after, the giving of notice of such Operation, but prior to the expiration of the time provided for in this Agreement for any such Non-Operator to make its Election and (ii) under no circumstance, will any party to this Agreement be required to make an Election prior to the expiration of the time provided for making such Election provided pursuant to this Agreement.
O.	CONTROLLING CONTRACT
The terms of this Operating Agreement are subject to the provisions set out in that certain Farmout Agreement dated October 4, 2010, between Devon Energy Production Co., L.P., and Sun River Energy, Inc., and wherever the terms of this Operating Agreement conflict with the terms of said Farmout Agreement, the terms of said Farmout Agreement shall prevail.

17e

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
     IN WITNESS WHEREOF, this agreement shall be effective as of the                      day of                     ,                     .

ATTEST OR WITNESS:	OPERATOR Sun River Operating, Inc.
By
Donal R. Schmidt, Jr.
Type or print name
		Title	President and CEO
Date
Tax ID or S.S. No. 27-9048505
NON-OPERATORS

Devon Energy Production Company, L.P.
By
Daniel W. Higdon, Agent and Attorney-in-Fact
Type or print name
Title
Date
Tax ID or S.S. No. ___________________________

Sun River Energy, Inc.
By
Donal R. Schmidt, Jr.
Type or print name
	Title	President and CEO
Date
Tax ID or S.S. No. 84-1491159

By

Type or print name
Title
Date
Tax ID or S.S. No. _____________________________

A.A.P.L. FORM 610 — MODEL FORM OPERATING AGREEMENT — 1989
ACKNOWLEDGMENTS
     Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts.
The validity and effect of these forms in any state will depend upon the statutes of that state.
Acknowledgment in representative capacity:

State of TEXAS	)
	)	ss.
County of DALLAS	)
     This instrument was acknowledged before me on
                     by Donal R. Schmidt, Jr. as President and CEO of Sun River Operating, Inc.
(Seal, if any)

Title (and Rank)
My commission expires:

Acknowledgment in representative capacity:

State of	)
	)	ss.
County of	)
     This instrument was acknowledged before me on
                                           by                                            as                       of                                                               .
(Seal, if any)

Title (and Rank)
My commission expires:

Acknowledgment in representative capacity:

State of TEXAS	)
	)	ss.
County of DALLAS	)
     This instrument was acknowledged before me on
                     by Donal R. Schmidt, Jr. as President and CEO of Sun River Energy, Inc.
(Seal, if any)

Title (and Rank)
My commission expires:

EXHIBIT “A”
Attached to and made a part of that certain Operating Agreement dated                          , 2010, by and between, Sun River Operating, Inc.,as Operator and Devon Energy Production Company, L.P., et al, as Non — Operators.
1.	Description of lands subject to this agreement:

As shown on Exhibit “B” and described in the oil and gas leases set out below, INSOFAR AND ONLY INSOFAR as such leases cover lands within the boundaries of the Unit, Panola County, Texas, being a acre unit.

2.	Restrictions, if any, as to depths, formations, or substances.

*		To be determined

	3. & 4.	Parties to agreement with addresses and telephone numbers for notice purposes:

Working Interest

Sun River Operating, Inc.	*To be determined
5950 Berkshire Lane, Suite 1650 Dallas, Texas 75225 Attention: Stuart J. Newsome Telephone: 800-669-6511 Facsimile: 888-344-8871

Devon Energy Production Company, L.P.	*To be determined
1200 Smith Street Houston, Texas 77002 Attention: Land Supervisor-Carthage District Telephone: 713-286-5700 Facsimile: 713-265-8865

Total:	100.000000%
5.	Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement:

See attached Exhibit “A-1”

EXHIBIT “B”
Attached to and made part of that certain Operating Agreement dated                     ,
2010 by and between Sun River Operating, Inc., as Operator, and Devon Energy
Production Company, L.P., et al, as Non-Operators
Plat of Contract Area
*To be determined

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
Exhibit “C”
ACCOUNTING PROCEDURE
JOINT OPERATIONS
Attached to and made part of that certain Operating Agreement dated _____________, 2010 by and between Sun River Operating, Inc., as Operator, and Devon Energy Production Company, L.P., et al as Non-Operator.
I. GENERAL PROVISIONS
IF THE PARTIES FAIL TO SELECT EITHER ONE OF COMPETING “ALTERNATIVE” PROVISIONS, OR SELECT ALL THE COMPETING “ALTERNATIVE” PROVISIONS, ALTERNATIVE 1 IN EACH SUCH INSTANCE SHALL BE DEEMED TO HAVE BEEN ADOPTED BY THE PARTIES AS A RESULT OF ANY SUCH OMISSION OR DUPLICATE NOTATION.
IN THE EVENT THAT ANY “OPTIONAL” PROVISION OF THIS ACCOUNTING PROCEDURE IS NOT ADOPTED BY THE PARTIES TO THE AGREEMENT BY A TYPED, PRINTED OR HANDWRITTEN INDICATION, SUCH PROVISION SHALL NOT FORM A PART OF THIS ACCOUNTING PROCEDURE, AND NO INFERENCE SHALL BE MADE CONCERNING THE INTENT OF THE PARTIES IN SUCH EVENT.
1.	DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the operating agreement, farmout agreement, or other contract between the Parties to which this Accounting Procedure is attached.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Joint Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity. First Level Supervision functions may include, but are not limited to:
•	Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling

•	Responsibility for day-to-day direct oversight of rig operations

•	Responsibility for day-to-day direct oversight of construction operations

•	Coordination of job priorities and approval of work procedures

•	Responsibility for optimal resource utilization (equipment, Materials, personnel)

•	Responsibility for meeting production and field operating expense targets

•	Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities

•	Responsibility for all emergency responses with field staff

•	Responsibility for implementing safety and environmental practices

•	Responsibility for field adherence to company policy

•	Responsibility for employment decisions and performance appraisals for field personnel

•	Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.
“Joint Account” means the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties, but does not include proceeds attributable to hydrocarbons and by-products produced under the Agreement.
“Joint Operations” means all operations necessary or proper for the exploration, appraisal, development, production, protection, maintenance, repair, abandonment, and restoration of the Joint Property.
COPYRIGHT © 2005 by COPAS, Inc.

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
“Joint Property” means the real and personal property subject to the Agreement.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

“Material” means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” means the Parties to the Agreement other than the Operator.

“Offshore Facilities” means platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

“Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the Joint Property when in direct conduct of Joint Operations. The term “On-site” shall also include that portion of Offshore Facilities, Shore Base Facilities, fabrication yards, and staging areas from which Joint Operations are conducted, or other facilities that directly control equipment on the Joint Property, regardless of whether such facilities are owned by the Joint Account.

“Operator” means the Party designated pursuant to the Agreement to conduct the Joint Operations.

“Parties” means legal entities signatory to the Agreement or their successors and assigns. Parties shall be referred to individually as “Party.”

“Participating Interest” means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

“Participating Party” means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

“Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

“Shore Base Facilities” means onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions serving the Joint Property.

“Supply Store” means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (Overhead). Technical Services may be provided by the Operator, Operator’s Affiliate, Non- Operator, Non-Operator Affiliates, and/or third parties.

2.	STATEMENTS AND BILLINGS

The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

The Operator may make available to Non-Operators any statements and bills required under Section I.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange, internet websites or other equivalent electronic media in lieu of paper copies. The Operator shall provide the Non-Operators instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein. A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator notifies the Non-Operator that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission. Each Non-Operator individually shall elect to receive statements and billings electronically, if available from the Operator, or request paper copies. Such election may be changed upon thirty (30) days prior written notice to the Operator.
COPYRIGHT © 2005 by COPAS, Inc.

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
3.	ADVANCES AND PAYMENTS BY THE PARTIES
A.	Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month’s operations within thirty (30) days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month’s billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund. The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B.	Except as provided below, each Party shall pay its proportionate share of all bills in full within fifteen (15) days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Wall Street Journal on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts. If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum. Interest shall begin accruing on the first day of the month in which the payment was due. Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed. Notwithstanding the foregoing, the Non-Operator may reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to the extent such reduction is caused by:
(1)	being billed at an incorrect working interest or Participating Interest that is higher than such Non-Operator’s actual working interest or Participating Interest, as applicable; or

(2)	being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or

(3)	being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu. Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator’s receipt of such written notice; or

(4)	charges outside the adjustment period, as provided in Section I.4 (Adjustments).
4.	ADJUSTMENTS
A.	Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twenty-four (24) months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto making a claim for adjustment. The Operator shall provide a response to all written exceptions, whether or not contained in an audit report, within the time periods prescribed in Section I.5 (Expenditure Audits).

B.	All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twenty-four (24) month period following the end of the calendar year in which the original charge appeared or should have appeared on the Operator’s Joint Account statement or payout statement. Adjustments that may be made beyond the twenty-four (24) month period are limited to adjustments resulting from the following:
(1)	a physical inventory of Controllable Material as provided for in Section V (Inventories of Controllable Material), or

(2)	an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or

(3)	a government/regulatory audit, or

(4)	a working interest ownership or Participating Interest adjustment.
5.	EXPENDITURE AUDITS
A.	A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account within the twenty-four (24) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4 (Adjustments). Any Party that is subject to payout accounting under the Agreement shall have the right to audit the accounts and records of the Party responsible for preparing the payout statements, or of the Party furnishing information to the Party responsible for preparing payout statements. Audits of payout accounts may include the volumes of hydrocarbons produced and saved and proceeds received for such hydrocarbons as they pertain to payout accounting required under the Agreement. Unless otherwise provided in the Agreement, audits of a payout account shall be conducted within the twenty-four (24) month period following the end of the calendar year in which the payout statement was rendered.

Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner that will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of
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those Non-Operators approving such audit.

The Non-Operator leading the audit (hereinafter “lead audit company”) shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I.4.A (Adjustments) above. All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter “written exceptions”) shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operator continues to comply with the deadlines for resolving exceptions provided in this Accounting Procedure. If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator’s waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section I.5.B or I.5.C.

B.	The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report. Denied exceptions should be accompanied by a substantive response. If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

C.	The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company’s position or believes the lead audit company is not adequately fulfilling its duties. Unless otherwise provided for in Section I.5.E, if the Operator fails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

D.	If any Party fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating in the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable. The meeting will require one month’s written notice to the Operator and all Non-Operators participating in the audit. The meeting shall be held at the Operator’s office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues. Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting. The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. A resolution meeting may be held as often as agreed to by the Parties. Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

If the Agreement contains no dispute resolution procedures and the audit issues cannot be resolved by negotiation, the dispute shall be submitted to mediation. In such event, promptly following one Party’s written request for mediation, the Parties to the dispute shall choose a mutually acceptable mediator and share the costs of mediation services equally. The Parties shall each have present at the mediation at least one individual who has the authority to settle the dispute. The Parties shall make reasonable efforts to ensure that the mediation commences within sixty (60) days of the date of the mediation request. Notwithstanding the above, any Party may file a lawsuit or complaint (1) if the Parties are unable after reasonable efforts, to commence mediation within sixty (60) days of the date of the mediation request, (2) for statute of limitations reasons, or (3) to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment an injunction or other provisional relief is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties shall continue to try to resolve the dispute by mediation.

E.	☐ (Optional Provision — Forfeiture Penalties)

If the Non-Operators fail to meet the deadline in Section I.5.C, any unresolved exceptions that were not addressed by the Non- Operators within one (1) year following receipt of the last substantive response of the Operator shall be deemed to have been withdrawn by the Non-Operators. If the Operator fails to meet the deadlines in Section I.5.B or I.5.C, any unresolved exceptions that were not addressed by the Operator within one (1) year following receipt of the audit report or receipt of the last substantive response of the Non-Operators, whichever is later, shall be deemed to have been granted by the Operator and adjustments shall be made, without interest, to the Joint Account.
6.	APPROVAL BY PARTIES
A.	GENERAL MATTERS

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other Sections of this Accounting Procedure and if the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, the
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Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure. This provision does not apply to amendments to this Accounting Procedure, which are covered by Section I.6.B.

B.	AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, this Accounting Procedure can be amended by an affirmative vote of two (2) or more Parties, one of which is the Operator, having a combined working interest of at least fifty-one percent (51%), which approval shall be binding on all Parties, provided, however, approval of at least one (1) Non-Operator shall be required.

C.	AFFILIATES

For the purpose of administering the voting procedures of Sections I.6.A and I.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.

For the purposes of administering the voting procedures in Section I.6.A, if a Non-Operator is an Affiliate of the Operator, votes under Section I.6.A shall require the majority in interest of the Non-Operator(s) after excluding the interest of the Operator’s Affiliate.
II. DIRECT CHARGES
The Operator shall charge the Joint Account with the following items:
1.	RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2.	LABOR
A.	Salaries and wages, including incentive compensation programs as set forth in COPAS MFI-37 (“Chargeability of Incentive Compensation Programs”), for:
(1)	Operator’s field employees directly employed On-site in the conduct of Joint Operations,

(2)	Operator’s employees directly employed on Shore Base Facilities, Offshore Facilities, or other facilities serving the Joint Property if such costs are not charged under Section II.6 (Equipment and Facilities Furnished by Operator) or are not a function covered under Section III (Overhead),

(3)	Operator’s employees providing First Level Supervision,

(4)	Operator’s employees providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead),

(5)	Operator’s employees providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead).
Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category.

Charges for personnel chargeable under this Section II.2.A who are foreign nationals shall not exceed comparable compensation paid to an equivalent U.S. employee pursuant to this Section II.2, unless otherwise approved by the Parties pursuant to Section I.6.A (General Matters).

B.	Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Section II.2.A, excluding severance payments or other termination allowances. Such costs under this Section II.2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Section II.2.A. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Joint Account under Sections II.2.A and B.
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D.	Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E.	Reasonable relocation costs incurred in transferring to the Joint Property personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A. Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party, or that are for the primary benefit of the Operator, shall not be chargeable to the Joint Account. Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations, such as Alaska or overseas, shall not be charged to the Joint Account unless approved by the Parties pursuant to Section I.6.A (General Matters).

F.	Training costs as specified in COPAS MFI-35 (“Charging of Training Costs to the Joint Account”) for personnel whose salaries and wages are chargeable under Section II.2.A. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session. The training cost shall be charged or allocated to the property or properties directly benefiting from the training. The cost of the training course shall not exceed prevailing commercial rates, where such rates are available.

G.	Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Joint Account under Sections II.2.A and B based on the Operator’s actual cost not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

H.	Award payments to employees, in accordance with COPAS MFI-49 (“Awards to Employees and Contractors”) for personnel whose salaries and wages are chargeable under Section II.2.A.
3.	MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material Purchases, Transfers, and Dispositions). Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4.	TRANSPORTATION
A.	Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Joint Operations.

B.	Transportation of Material between the Joint Property and another property, or from the Operator’s warehouse or other storage point to the Joint Property, shall be charged to the receiving property using one of the methods listed below. Transportation of Material from the Joint Property to the Operator’s warehouse or other storage point shall be paid for by the Joint Property using one of the methods listed below:
(1)	If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Joint Property. The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property.. The Operator shall consistently apply the selected alternative.

(2)	If the actual trucking charge is greater than the Excluded Amount, the Operator shall charge Equalized Freight. Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property and shall not be included when calculating the Equalized Freight.
5.	SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expense). Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (Overhead).

6.	EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:
A.	The Operator shall charge the Joint Account for use of Operator-owned equipment and facilities, including but not limited to production facilities, Shore Base Facilities, Offshore Facilities, and Field Offices, at rates commensurate with the costs of ownership and operation. The cost of Field Offices shall be chargeable to the extent the Field Offices provide direct service to personnel who are chargeable pursuant to Section II.2.A (Labor). Such rates may include labor, maintenance, repairs, other operating expense, insurance, taxes, depreciation using straight line depreciation method, and interest on gross investment less accumulated depreciation not to exceed eight percent (8%) per annum; provided, however, depreciation shall not be charged when the
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equipment and facilities investment have been fully depreciated. The rate may include an element of the estimated cost for abandonment, reclamation, and dismantlement. Such rates shall not exceed the average commercial rates currently prevailing in the immediate area of the Joint Property.

B.	In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property, less twenty percent (20%). If equipment and facilities are charged under this Section II.6.B, the Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation. For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.
7.	AFFILIATES
A.	Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization from the Non-Operators may be made without the approval of the Parties provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total costs for such Affiliate’s goods and services billed to such individual project do not exceed $ 25,000.00 If the total costs for an Affiliate’s goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

B.	For an Affiliate’s goods and/or services used in operations not requiring an AFE or other authorization from the Non-Operators, charges for such Affiliate’s goods and services shall require approval of the Parties, pursuant to Section I.6.A (General Matters), if the charges exceed $ 25,000.00 in a given calendar year.

C.	The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property, unless the Operator obtains the Non-Operators’ approval of such rates. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation; provided, however, documentation of commercial rates shall not be required if the Operator obtains Non-Operator approval of its Affiliate’s rates or charges prior to billing Non-Operators for such Affiliate’s goods and services. Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

If the Parties fail to designate an amount in Sections II.7.A or II.7.B, in each instance the amount deemed adopted by the Parties as a result of such omission shall be the amount established as the Operator’s expenditure limitation in the Agreement. If the Agreement does not contain an Operator’s expenditure limitation, the amount deemed adopted by the Parties as a result of such omission shall be zero dollars ( $0.00).
8.	DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party’s or Parties’ gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.	LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, to the extent permitted under the Agreement. Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including fees and expenses, are not chargeable unless approved by the Parties pursuant to Section I.6.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable to the extent permitted as a direct charge in the Agreement.

10.	TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to the Parties will be made in accordance with the tax value generated by each Party’s working interest.
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Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Parties pursuant to Section I.6.A (General Matters).

Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account. If the Non-Operator is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

11.	INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker’s compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property. In the case of offshore operations in federal waters, the manual rates of the adjacent state shall be used for personnel performing work On-site, and such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12.	COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including satellite, radio and microwave facilities, between the Joint Property and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”). If the communications facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section II.6 (Equipment and Facilities Furnished by Operator). If the communication facilities or systems serving the Joint Property are owned by the Operator’s Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.	ECOLOGICAL, ENVIRONMENTAL, AND SAFETY

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities. All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.	ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

15.	OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations. Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.6.A (General Matters).
III. OVERHEAD
As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (Direct Charges), the Operator shall charge the Joint Account in accordance with this Section III.
Functions included in the overhead rates regardless of whether performed by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:
•	warehousing, other than for warehouses that are jointly owned under this Agreement

•	design and drafting (except when allowed as a direct charge under Sections II.13, III.1.A(ii), and III.2, Option B)

•	inventory costs not chargeable under Section V (Inventories of Controllable Material)

•	procurement

•	administration

•	accounting and auditing

•	gas dispatching and gas chart integration
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•	human resources

•	management

•	supervision not directly charged under Section II.2 (Labor)

•	legal services not directly chargeable under Section II.9 (Legal Expense)

•	taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)

•	preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.
Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead functions.
1.	OVERHEAD—DRILLING AND PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either:
☑	(Alternative 1) Fixed Rate Basis, Section III.1.B.

☐	(Alternative 2) Percentage Basis, Section III.1.C.
A.	TECHNICAL SERVICES
(i)	Except as otherwise provided in Section II.13 (Ecological Environmental, and Safety) and Section III.2 (Overhead – Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:
☑	(Alternative 1 — Direct) shall be charged direct to the Joint Account.

☐	(Alternative 2 — Overhead) shall be covered by the overhead rates.
(ii)	Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead – Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for Off-site Technical Services, including third party Technical Services:
☑	(Alternative 1 — All Overhead) shall be covered by the overhead rates.

☐	(Alternative 2 — All Direct) shall be charged direct to the Joint Account.

☐	(Alternative 3 — Drilling Direct) shall be charged direct to the Joint Account, only to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole. Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2 (Overhead — Major Construction and Catastrophe) shall be covered by the overhead rates.
Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates). Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A, but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.	OVERHEAD—FIXED RATE BASIS
(1)	The Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate per month $11,020.00 (proratedforlessthanafullmonth)

Producing Well Rate per month $1,116.00

(2)	Application of Overhead—Drilling Well Rate shall be as follows:
(a)	Charges for onshore drilling wells shall begin on the spud date and terminate on the date the drilling and/or completion equipment used on the well is released, whichever occurs later. Charges for offshore and inland waters drilling wells shall begin on the date the drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location, or is released, whichever occurs first. No charge shall be made during suspension of drilling and/or completion operations for fifteen (15) or more consecutive calendar days.
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(b)	Charges for any well undergoing any type of workover, recompletion, and/or abandonment for a period of five (5) or more consecutive work–days shall be made at the Drilling Well Rate. Such charges shall be applied for the period from date operations, with rig or other units used in operations, commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.
(3)	Application of Overhead—Producing Well Rate shall be as follows:
(a)	An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b)	Each active completion in a multi-completed well shall be considered as a one-well charge provided each completion is considered a separate well by the governing regulatory authority.

(c)	A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b). This one-well charge shall be made whether or not the well has produced.

(d)	An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(e)	Any well not meeting the criteria set forth in Sections III.1.B.(3) (a), (b), (c), or (d) shall not qualify for a producing overhead charge.
(4)	The well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement. The adjustment shall be computed by applying the adjustment factor most recently published by COPAS. The adjusted rates shall be the initial or amended rates agreed to by the Parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”).
C.	OVERHEAD—PERCENTAGE BASIS

2.	OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s expenditure limit under the Agreement, or for any Catastrophe regardless of the amount. If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.
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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.
Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster. The overhead rate shall be applied to those costs necessary to restore the Joint Property to the equivalent condition that existed prior to the event.
A.	If the Operator absorbs the engineering, design and drafting costs related to the project:
(1)	5% of total costs if such costs are less than $100,000; plus

(2)	3% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)	2% of total costs in excess of $1,000,000.
B.	If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:
(1)	4% of total costs if such costs are less than $100,000; plus

(2)	2% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)	1% of total costs in excess of $1,000,000.
Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single Major Construction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded. For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Non-Operator(s) in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries. Expenditures that qualify for Major Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section III.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III.2 shall govern.

3.	AMENDMENT OF OVERHEAD RATES

The overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.6.B (Amendments).
IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS
The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non- Operators, at the Operator’s option. Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.
1.	DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct. A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location. Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase. If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.
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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
2.	TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material. Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer. Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.
A.	PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer. Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation. When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (General Matters). Transfers of new Material will be priced using one of the following pricing methods; provided, however, the Operator shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:
(1)	Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).
(a)	For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).

(b)	For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).
(2)	Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)	Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4)	As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.
B.	FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS). If not using CEPS, transportation costs shall be calculated as follows:
(1)	Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MFI-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)	Transportation costs for special mill items shall be calculated from that mill’s shipping point to the Railway Receiving Point. For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)	Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)	Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point
Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Joint Property are in addition to the foregoing, and may be charged to the Joint Account based on actual costs incurred. All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.	TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System (CEPS) or the applicable tax rate in effect for the Joint Property at the time and place of transfer. In either case, the Joint Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.
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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
D.	CONDITION
(1)	Condition “A” — New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes). Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss; provided, however, any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor. New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (General Matters). All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)	Condition “B” — Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)	Condition “C” — Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)	Condition “D” — Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material. Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing, or drill pipe utilized as line pipe shall be priced at used line pipe prices. Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis. For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Parties pursuant to Section 1.6.A (General Matters).

(5)	Condition “E” — Junk shall be priced at prevailing scrap value prices.
E.	OTHER PRICING PROVISIONS
(1)	Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services. Documentation must be provided to the Non-Operators upon request to support the cost of service. New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (Direct Purchases) or IV.2.A (Pricing), as applicable. No charges or credits shall be made for used coating or wrapping. Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2)	Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged in accordance with the methods specified in COPAS MFI-38 (“Material Pricing Manual”).
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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
3.	DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached. If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:
•	The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Parties owning such Material.

•	If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•	Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (Transfers).

•	Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement. The Operator shall provide documentation supporting the classification of the Material as Condition C.

•	Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.
4.	SPECIAL PRICING PROVISIONS
A.	PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property. Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.	SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher. In no event shall the amount charged exceed the value of the item commensurate with its use.

C.	MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (Transfers). Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J- 55 casing or tubing at the nearest size and weight.
V. INVENTORIES OF CONTROLLABLE MATERIAL
The Operator shall maintain records of Controllable Material charged to the Joint Account, with sufficient detail to perform physical inventories.
Adjustments to the Joint Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or receipt of Non-Operator inventory report. Charges and credits for overages or shortages will be valued for the Joint Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.
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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.
1.	DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, “directed inventory”); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years. Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory. All Parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory. Expenses of directed inventories may include the following:
A.	A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (General Matters). The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.	Actual transportation costs and Personal Expenses for the inventory team.

C.	Reasonable charges for report preparation and distribution to the Non-Operators.
2.	NON-DIRECTED INVENTORIES
A.	OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator’s discretion. The expenses of conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B.	NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice. The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.	SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (Directed Inventories).
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EXHIBIT “D”
Attached to and made a part of that certain Operating Agreement dated                     , 2010, by and between Sun River Operating, Inc., as Operator, and Devon Energy Production Company, LP, et al, as Non-Operators.
INSURANCE
     The Operator, during the term of this Agreement, shall carry insurance covering Operator’s operations upon the Unit Area subject to the Operating Agreement to which this Exhibit “D” is attached as follows:
a)	Workers’ Compensation insurance: In compliance with the workmen’s compensation laws of the State of Texas, including employer’s liability with minimum limits of $1,000,000.00.

b)	Commercial General Liability insurance, including products: A limit of $1,000,000.00 each occurrence for bodily injuries, $2,000,000.00 aggregate. Property damage liability limit being $1,000,000.00 each occurrence, $2,000,000.00 aggregate.

c)	Business Automobile Liability and property damage insurance. Limits of bodily injury $1,000,000.00 each person; $1,000,000.00 each occurrence; property damage $1,000,000.00 each occurrence.
     The Operator shall require its contractors and subcontractors working or performing services upon the Contract Area subject to the Operating Agreement to which this Exhibit “D” is attached to comply with the worker’s compensation laws of the State of Texas and to carry such other insurance and in such amounts as the Operator shall deem necessary.
     Any party may at its own expense acquire such other insurance it deems proper to protect itself against any claims, losses, damages or destruction arising out of operations hereunder. Operator, during the term of this Agreement, shall comply with the provisions of this Operating Agreement, however, other than herein specifically set out, no other insurance will be carried by Operator for the benefit of Non-Operator.

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
INSTRUCTIONS FOR USE OF GAS BALANCING AGREEMENT FORM
GENERAL
     This Gas Balancing Agreement form is intended to be used as Exhibit “E” to the 1977, 1982 and 1989 A.A.P.L. Form 610 Model Form Operating Agreements. It is also generally suitable for use with other forms of operating agreements. However, before using this form, both it and the operating agreement in question should be reviewed and revised as required to ensure consistency.
     If this form is used as an exhibit to an A.A.P.L. Form 610 Model Form Operating Agreement or other operating agreement, the provisions in Section 15 (Counterparts), the “IN WITNESS WHEREOF” paragraph on page 6 and the signature lines and acknowledgments on page 7 should be omitted.
     This Gas Balancing Agreement may also be executed as a separate agreement for properties covered by an existing operating agreement where there is no gas balancing agreement or where the one employed is deemed inadequate. In that event, the properties subject to the form will have to be described, and the provisions of Section 15 (Counterparts), the “IN WITNESS WHEREOF” on page 6 and the signature lines and acknowledgments will have to be employed.
     The description of the area covered by the Agreement may be included in the definition of the Balancing Area in Section 1.02. Care should be taken in drafting this description, however, because it may be desirable to cover more than one Balancing Area. Such a definition might, for example, read as follows:
Each well subject to that Operating Agreement dated ________, covering _______that produces gas or is allocated a share of gas production. If a single well is completed in two or more reservoirs, such well shall be considered a separate well with respect to, but only with respect to, each reservoir from which the gas production is not commingled in the wellbore.
     This Gas Balancing Agreement contains both “alternative” and “optional” provisions. In the case of alternative provisions, it will generally be necessary to select one alternative in order to make the Gas Balancing Agreement effective. Provisions which are designated as optional (or as Option 1, 2, etc.) may or may not be used. Note that, in order for an Alternative or Option to be selected and effective, it must be checked. If, however, an Alternative is not selected, “Alternative 1” in each instance will be deemed to have been adopted by the Parties, but if an Option is not selected, it will not form a part of the Gas Balancing Agreement. See Section 12.6.
HEADING — Indicate the applicable Operating Agreement and other information. If the Gas Balancing Agreement is to be used without an Operating Agreement, the heading on page 1 should be modified appropriately, and the following references to the “Operating Agreement” should be deleted or modified appropriately: Section 1.12; Section 7.1; Section 9; Section 12.4; Section 13.1; and Section 13.2.
SECTION 1.02 — Select the Balancing Area to be used, or insert a description of the Balancing Area. As a general rule, the use of a mineral lease as a Balancing Area will only be appropriate in certain situations involving offshore wells.
SECTION 1.16 — This definition should be used only if one of the optional seasonal limitation provisions in Section 4.2 is employed. The specific months during which makeup is to be restricted should be included, e.g., “the months of November, December, and the following January and February.”
SECTION 2.1 — The parties should decide whether the basis of balancing in the Balancing Area will be in Mcfs or MMBtus. One of the two Alternatives stipulated MUST be selected to avoid an automatic election that Alternative 1 applies.
SECTION 2.2 — Since most gas is now decontrolled, the primary purpose of this provision is to provide for separate application of the form to different price categories in the event that price controls are imposed in the future by governmental entity.
SECTION 3.5 — This provision is intended to limit Overproduction in order to keep a Party from getting too far out of balance. It should be noted that this Section will only have an impact if a Party owns less than a 1/3 working interest in the Balancing Area, since under it a party owning a 1/3 interest will be entitled to take 300%, x 1/3 = 100%.
SECTION 4.1 — Select the number of days’ notification that an Underproduced Party must give prior to making up Gas. Also, indicate the percentage of each Overproduced Parties’ Gas that Underproduced Parties will be allowed to make up. The percentages should be identical.
SECTION 4.2 — The form sets out two Options for imposing seasonal limitations on making up Gas. It should be noted that it is NOT required that any seasonal limitation be included. If Option 1 is selected, select the number of months prior to the Winter Period that will be used to determine how much Gas an Underproduced Party may make up during the Winter Period. This number and the number of months in the Winter Period (as defined in Section 1.16) should add up to 12 or less. If Option 2 is selected, indicate the percentage of an Overproduced Party’s Gas that an Underproduced Party may make up during the Winter Period. This percentage should be lower than the percentage set out in Section 4.1.
SECTION 4.3 — Select the percentage of an Overproduced Party’s Gas which it should be required to make available for make up once it has produced all of its share of ultimately recoverable reserves. This percentage should be greater than the percentage set out in Section 4.1.
SECTION 6.2 — One of the two Alternatives stipulated MUST be selected as the basis upon which Royalty is to be calculated and paid in order to avoid an automatic election that Alternative 1 applies.
SECTION 7.3 — One of the two Alternatives stipulated for payment of amounts due under a cash settlement MUST be selected in order to avoid an automatic election that Alternative 1 applies. Note that Section 7.3.1 is optional, and may ONLY be used with Section 7.3, Alternative 2.
SECTION 7.4 — One of the two alternatives stipulated for determining proceeds received by an Overproduced Party for cash settlement purposes MUST be selected in order to avoid an automatic election that Alternative 1 applies.
SECTION 7.5.1 through 7.5.2 — Before selecting any of these provisions, the Parties should review the relevant gas processing arrangements for the Gas. Section 7.5.2, Option 1, contemplates that all wellhead MMBtus of Overproduction(will be valued at the gas price per MMBtu received by the Overproduced Party, without regard to whether any of the gas may have been processed. Section 7.5.2, Option 2, on the other hand, would include any enhanced or impaired values resulting from processing in calculating a valuation for the Overproduction. Note that if Section 7.5.2, Option 1, is selected, and residue gas to be sold on an MMBtu basis, it will be necessary to measure the number of MMBtus produced at the well (even if the parties have elected to balance on Mcfs), in order to determine the total value of Overproduction.

1

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
SECTION 7.7 — Select the interest rate payable for unpaid amounts owed pursuant to a cash settlement.
SECTION 7.9 — In the event that the parties anticipate that Overproduction may be subject to a potential refund by an appropriate governmental authority, the Parties may choose this provision.
SECTION 7.10 — If the Parties adopt this provision, an Overproduced Party may make a cash settlement with Underproduced Parties for all or part of outstanding gas imbalances as often as once every twenty-four (24) months.
SECTION 8 — Select the number of days’ prior notification required for well tests, as well as the length of such tests.
SECTION 12.9 — Select the appropriate method for computing and reporting income to the Internal Revenue Service based on the “entitlements” or “sales” methods.
SECTION 13 — The purpose of this Section is to stipulate the rights of Parties in the event that any Party sells, exchanges, transfers or assigns its interest in the Balancing Area. Section 13.2 gives the Underproduced Party an option to demand a cash settlement if an Overproduced Party sells its interest, and the number of days’ notice and response should be selected to implement this procedure.
SECTION 14 — This provision is intended to provide the Parties an opportunity to modify or supplement any of the Gas balancing Agreement’s provisions.
SECTION 15 — This provision is to be utilized ONLY if the Gas Balancing Agreement is NOT agreed to contemporaneously with the execution of an A.A.P.L. Form 610 Model Form Operating Agreement or another suitable operating agreement. If the Gas Balancing Agreement is agreed to contemporaneously with any such operating agreement, Section 15 should be omitted. Otherwise, the Parties must determine the appropriate Percentage Interest which must execute the form to make it effective and the date by which such interests must execute it.
SIGNATURE ELEMENT — The “IN WITNESS WHEREOF,” signature and attest/witness elements are ONLY to be utilized if the Gas Balancing Agreement is NOT agreed to contemporaneously with the execution of an A.A.P.L. Form 610 Model Form Operating Agreement or another suitable operating agreement. If the Gas Balancing Agreement is agreed to contemporaneously with any such operating agreement, the “IN WITNESS WHEREOF,” signature and attest/witness elements should be omitted. Otherwise, these items should be completed in an appropriate fashion, and any appropriate amendment made to the heading of the Gas Balancing Agreement.

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A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992	AMERICAN ASSOCIATION OF PETROLEUM LANDMEN APPROVED FORM A. A. P. L. NO. 6
NOTE: Instructions For Use of Gas Balancing Agreement MUST be reviewed before finalizing this document.
EXHIBIT “E”
GAS BALANCING AGREEMENT (“AGREEMENT”)
ATTACHED TO AND MADE PART OF THAT CERTAIN
     AGREEMENT DATED __________, 2010 BY AND BETWEEN Sun River Operating, Inc., as Operator AND Devon Energy Production Company, L.P., as Non-Operator (“OPERATING AGREEMENT”) RELATING TO THE Contract AREA, Panola COUNTY/ STATE OF Texas.
1.	DEFINITIONS

The following definitions shall apply to this Agreement:
1.01	“Arm’s Length Agreement” shall mean any gas sales agreement with an unaffiliated purchaser or any gas sales agreement with an affiliated purchaser where the sales price and delivery conditions under such agreement are representative of prices and delivery conditions existing under other similar agreements in the area between unaffiliated parties at the same time for natural gas of comparable quality and quantity.

1.02	“Balancing Area” shall mean (select one):

☑ each well subject to the Operating Agreement that produces Gas or is allocated a share of Gas production. If a single well is completed in two or more producing intervals, each producing interval from which the Gas production is not commingled in the wellbore shall be considered a separate well.

1.03	“Full Share of Current Production” shall mean the Percentage Interest of each Party in the Gas actually produced from the Balancing Area during each month.

1.04	“Gas” shall mean all hydrocarbons produced or producible from the Balancing Area, whether from a well classified as an oil well or gas well by the regulatory agency having jurisdiction in such matters, which are or may be made available for sale or separate disposition by the Parties, excluding oil, condensate and other liquids recovered by field equipment operated for the joint account. “Gas” does not include gas used in joint operations, such as for fuel, recycling or reinjection, or which is vented or lost prior to its sale or delivery from the Balancing Area.

1.05	“Makeup Gas” shall mean any Gas taken by an Underproduced Party from the Balancing Area in excess of its Full Share of Current Production, whether pursuant to Section 3.3 or Section 4.1 hereof.

1.06	“Mcf” shall mean one thousand cubic feet. A cubic foot of Gas shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base.

1.07	“MMBtu” shall mean one million British Thermal Units. A British Thermal Unit shall mean the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

1.08	“Operator” shall mean the individual or entity designated under the terms of the Operating Agreement or, in the event this Agreement is not employed in connection with an operating agreement, the individual or entity designated as the operator of the well(s) located in the Balancing Area.

1.09	“Overproduced Party” shall mean any Party having taken a greater quantity of Gas from the Balancing Area than the Percentage interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.10	“Overproduction” shall mean the cumulative quantity of Gas taken by a Party in excess of its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

1.11	“Party” shall mean those individuals or entities subject to this Agreement, and their respective heirs, successors, transferees and assigns.

1.12	“Percentage Interest” shall mean the percentage or decimal interest of each Party in the Gas produced from the Balancing Area pursuant to the Operating Agreement covering the Balancing Area.

1.13	“Royalty” shall mean payments on production of Gas from the Balancing Area to all owners of royalties, overriding royalties, production payments or similar interests.

1.14	“Underproduced Party” shall mean any Party having taken a lesser quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.15	“Underproduction” shall mean the deficiency between the cumulative quantity of Gas taken by a Party and its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.
2.	BALANCING AREA
     2.1 If this Agreement covers more than one Balancing Area, it shall be applied as if each Balancing Area were covered by separate but identical agreements. All balancing hereunder shall be on the basis of Gas taken from the Balancing Area measured in (Alternative 1) ☑ Mcfs or (Alternative 2) ☐ MMBtus.
     2.2 In the event that all or part of the Gas deliverable from a Balancing Area is or becomes subject to one or more maximum lawful prices, any Gas not subject to price controls shall be considered as produced from a single Balancing Area and Gas subject to each maximum lawful price category shall be considered produced from a separate Balancing Area.
3.	RIGHT OF PARTIES TO TAKE GAS
     3.1 Each Party desiring to take Gas will notify the Operator, or cause the Operator to be notified, of the volumes nominated, the name of the transporting pipeline and the pipeline contract number (if available) and meter station or other identifying description relating to such delivery, sufficiently in advance for the Operator, acting with reasonable diligence, to meet all nomination and other

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
requirements. Operator is authorized to deliver the volumes so nominated in accordance with each Party’s interest in the well and confirmed (if confirmation is required) to the transporting pipeline in accordance with the terms of this Agreement, provided, however, the well is capable of delivering the nominated volume for the applicable Party or Parties.
     3.2 Each Party shall make a reasonable, good faith effort to take its Full Share of Current Production each month, to the extent that such production is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production.
     3.3 When a Party fails for any reason to take its Full Share of Current Production (as such Share may be reduced by the right of the other Parties to make up for Underproduction as provided herein), the other Parties shall be entitled to take any Gas which such Party fails to take. To the extent practicable, such Gas shall be made available initially to each Underproduced Party in the proportion that its Percentage Interest in the Balancing Area bears to the total Percentage Interests of all Underproduced Parties desiring to take such Gas. If all such Gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other Parties in the proportion that their respective Percentage Interests in the Balancing Area bear to the total Percentage Interests of such Parties.
     3.4 All Gas taken by a Party in accordance with the provisions of this Agreement, regardless of whether such Party is underproduced or overproduced, shall be regarded as Gas taken for its own account with title thereto being in such taking Party.
     3.5 Notwithstanding the provisions of Section 3.3 hereof, no Overproduced Party shall be entitled in any month to take any Gas in excess of three hundred percent (300%) of its Percentage Interest of the Balancing Area’s then-current Maximum Monthly Availability; unless agreed to by all Parties hereto, provided, however, that this limitation shall not apply to the extent that it would preclude production that is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production. “Maximum Monthly Availability” shall mean the maximum average monthly rate of production at which Gas can be delivered from the Balancing Area, as determined by the Operator, considering the maximum efficient well rate for each well within the Balancing Area, the maximum allowable(s) set by the appropriate regulatory agency, mode of operation, production facility capabilities and pipeline pressures.
     3.6 In the event that a Party fails to make arrangements to take its Full Share of Current Production required to be produced to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production, the Operator may sell, if it so elects, any part of such Party’s Full Share of Current Production that such Party fails to take for the account of such Party and render to such Party, on a current basis, the full proceeds of the sale, less any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of such Full Share of Current Production. In making the sale contemplated herein, the Operator shall be obligated only to obtain such price and conditions for the sale as are reasonable under the circumstances and shall not be obligated to share any of its markets. Any such sale by Operator under the terms hereof shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year. Notwithstanding the provisions of Article 3.4 hereof, Gas sold by Operator for a Party under the provisions hereof shall be deemed to be Gas taken for the account of such Party.
4.	IN-KIND BALANCING
     4.1 Effective the first day of any calendar month following reasonable notice atleast thirty (30) days’ prior written notice to the Operator, if required by Operator, any Underproduced Party may begin taking, in addition to its Full Share of Current Production and any Makeup Gas taken pursuant to Section 3.3 of this Agreement, a share of current production determined by multiplying thirty-five percent (35%) of the Full Shares of Current Production of all Overproduced Parties by a fraction, the numerator of which is the Percentage Interest of such Underproduced Party and the denominator of which is the total of the Percentage Interests of all Underproduced Parties desiring to take Makeup Gas. In no event will an Overproduced Party be required to provide more than thirty-five percent (35%) of its Full Share of Current Production for Makeup Gas. The Operator will promptly notify all Overproduced Parties of the election of an Underproduced Party to begin taking Makeup Gas.
     4.3 ☑ (Optional) Notwithstanding any other provision of this Agreement, at such time and for so long as Operator, or (insofar as concerns production by the Operator) any Underproduced Party, determines in good faith that an Overproduced Party has produced all of its share of the ultimately recoverable reserves in the Balancing Area, such Overproduced Party may be required to make available for Makeup Gas, upon the demand of the Operator or any Underproduced Party, up to one hundred percent (100%) of such Overproduced Party’s Full Share of Current Production.
5.	STATEMENT OF GAS BALANCES
     5.1 The Operator will maintain appropriate accounting on a monthly and cumulative basis of the volumes of Gas that each Party is entitled to receive and the volumes of Gas actually taken or sold for each Party’s account. Within sixty (60) days after the month of production, the Operator will furnish a statement for such month showing (1) each Party’s Full Share of Current Production, (2) the total volume of Gas actually taken or sold for each Party’s account, (3) the difference between the volume taken by each Party and that Party’s Full Share of Current Production, (4) the Overproduction or Underproduction of each Party, and (5) other data as recommended by the provisions of the Council of Petroleum Accountants Societies Bulletin No.24, as amended or supplemented hereafter. Each Party taking Gas will promptly provide to the Operator any data required by the Operator for preparation of the statements required hereunder.
     5.2 If any Party fails to provide the data required herein for four (4) consecutive production months, the Operator, or where the Operator has failed to provide data, another Party, may audit the production and Gas sales and transportation volumes of the non-reporting Party to provide the required data. Such audit shall be conducted only after reasonable notice and during normal business hours in the office of the Party whose records are being audited. All costs associated with such audit will be charged to the account of the Party failing to provide the required data.
6.	PAYMENTS ON PRODUCTION
     6.1 Each Party taking Gas shall pay or cause to be paid all production and severance taxes due on all volumes of Gas actually taken by such Party.

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
     6.2 ☑ (Alternative 2 — Sales) Each Party shall pay or cause to be paid Royalty due with respect to Royalty owners to whom it is accountable based on the volume of Gas actually taken for its account.
     6.3 In the event that any governmental authority requires that Royalty payments be made on any other basis than that provided for in this Section 6, each Party agrees to make such Royalty payments accordingly, commencing on the effective date required by such governmental authority, and the method provided for herein shall be thereby superseded.
7.	CASH SETTLEMENTS
     7.1 Upon the earlier of the plugging and abandonment of the last producing interval in the Balancing Area, the termination of the Operating Agreement or any pooling or unit agreement covering the Balancing Area, or at any time no Gas is taken from the Balancing Area for a period of twelve (12) consecutive months, any Party may give written notice calling for cash settlement of the Gas production imbalances among the Parties. Such notice shall be given to all Parties in the Balancing Area.
     7.2 Within sixty (60) days after the notice calling for cash settlement under Section 7.1, the Operator will distribute to each Party a Final Gas Settlement Statement detailing the quantity of Overproduction owed by each Overproduced Party to each Underproduced Party and identifying the month to which such Overproduction is attributed, pursuant to the methodology set out in Section 7.4.
     7.3 ☑ (Alternative 2 — Settlement Through Operator) Within sixty (60) days after receipt of the Final Gas Settlement Statement, each Overproduced Party will send its cash settlement, accompanied by appropriate accounting detail, to the Operator. The Operator will distribute the monies so received, along with any settlement owed by the Operator as an Overproduced Party, to each Underproduced Party to whom settlement is due within ninety (90) days after issuance of the Final Gas Settlement Statement. In the event that any Overproduced Party fails to pay any settlement due hereunder, the Operator may turn over responsibility for the collection of such settlement to the Party to whom it is owed, and the Operator will have no further responsibility with regard to such settlement.
     7.3.1 ☑ (Optional — For use only with Section 7.3, Alternative 2 — Settlement Through Operator) Any Party shall have the right at any time upon thirty (30) days’ prior written notice to all other Parties to demand that any settlements due such Party for Overproduction be paid directly to such Party by the Overproduced Party, rather than being paid through the Operator. In the event that an Overproduced Party pays the Operator any sums due to an Underproduced Party at any time after thirty (30) days following the receipt of the notice provided for herein, the Overproduced Party will continue to be liable to such Underproduced Party for any sums so paid, until payment is actually received by the Underproduced Party.
     7.4 ☑ (Alternative 1 — Historical Sales Basis) The amount of the cash settlement will be based on the proceeds received by the Overproduced Party under an Arm’s Length Agreement for the Gas taken from time to time by the Overproduced Party in excess of the Overproduced Party’s Full Share of Current Production. Any Makeup Gas taken by the Underproduced Party prior to monetary settlement hereunder will be applied to offset Overproduction chronologically in the order of accrual.
     7.5 The values used for calculating the cash settlement under Section 7.4 will include all proceeds received for the sale of the Gas by the Overproduced Party calculated at the Balancing Area, after deducting any production or severance taxes paid and any Royalty actually paid by the Overproduced Party to an Underproduced Party’s Royalty owner(s), to the extent said payments amounted to a discharge of said Underproduced Party’s Royalty obligation, as well as any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of the Overproduction.
     7.5.1 ☑ (Optional — For Valuation Under Percentage of Proceeds Contracts) For Overproduction sold under a gas purchase contract providing for payment based on a percentage of the proceeds obtained by the purchaser upon resale of residue gas and liquid hydrocarbons extracted at a gas processing plant, the values used for calculating cash settlement will include proceeds received by the Overproduced Party for both the liquid hydrocarbons and the residue gas attributable to the Overproduction.
     7.5.2 ☑ (Optional — Valuation for Processed Gas — Option 2) For Overproduction processed for the account of the Overproduced Party at a gas processing plant for the extraction of liquid hydrocarbons, the values used for calculating cash settlement will include the proceeds received by the Overproduced Party for the sale of the liquid hydrocarbons extracted from the Overproduction, less the actual reasonable costs incurred by the Overproduced Party to process the Overproduction and to transport, fractionate and handle the liquid hydrocarbons extracted therefrom prior to sale.
     7.6 To the extent the Overproduced Party did not sell all Overproduction under an Arm’s Length Agreement, the cash settlement will be based on the weighted average price received by the Overproduced Party for any gas sold from the

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
Balancing Area under Arm’s Length Agreements during the months to which such Overproduction is attributed. In the event that no sales under Arm’s Length Agreements were made during any such month, the cash settlement for such month will be based on the spot sales prices published for the applicable geographic area during such month in a mutually acceptable pricing bulletin.
     7.7 Interest compounded at the prime rate in effect at Bank of America plus 1 percent (or the maximum lawful rate of interest applicable to the Balancing Area, whichever is less, will accrue for all amounts due under Section 7.1 beginning the first day following the date payment is due pursuant to Section 7.3. Such interest shall be borne by the Operator or any Overproduced Party in the proportion that their respective delays beyond the deadlines set out in Sections 7.2 and 7.3 contributed to the accrual of the interest. The Operator shall also be required to pay all such interest if it has received payment from any Overproduced Party, but failed to timely pay the Underproduced Party.
     7.8 In lieu of the cash settlement required by Section 7.3, an Overproduced Party may deliver to the Underproduced Party an offer to settle its Overproduction in-kind and at such rates, quantities, times and sources as may be agreed upon by the Underproduced Party. If the Parties are unable to agree upon the manner in which such in-kind settlement gas will be furnished within sixty (60) days after the Overproduced Party’s offer to settle in kind, which period may be extended by agreement of said Parties, the Overproduced Party shall make a cash settlement as provided in Section 7.3. The making of an in-kind settlement offer under this Section 7.8 will not delay the accrual of interest on the cash settlement should the Parties fail to reach agreement on an in-kind settlement.
     7.9 ☑ (Optional — For Balancing Areas Subject to Federal Price Regulation) That portion of any monies collected by an Overproduced Party for Overproduction which is subject to refund by orders of the Federal Energy Regulatory Commission or other governmental authority may be withheld by the Overproduced Party until such prices are fully approved by such governmental authority, unless the Underproduced Party furnishes a corporate undertaking, acceptable to the Overproduced Party, agreeing to hold the Overproduced Party harmless from financial loss due to refund orders by such governmental authority.
8.	TESTING
     Notwithstanding any provision of this Agreement to the contrary, any Party shall have the right, from time to time, to produce and take up to one hundred percent (100%) of a well’s entire Gas stream to meet the reasonable deliverability test(s) required by such Party’s Gas purchaser, and the right to take any Makeup Gas shall be subordinate to the right of any Party to conduct such tests; provided, however, that such tests shall be conducted in accordance with prudent operating practices only after thirty (30) days’ prior written notice to the Operator and shall last no longer than seventy-two (72) hours.
9.	OPERATING COSTS
     Nothing in this Agreement shall change or affect any Party’s obligation to pay its proportionate share of all costs and liabilities incurred in operations on or in connection with the Balancing Area, as its share thereof is set forth in the Operating Agreement, irrespective of whether any Party is at any time selling and using Gas or whether such sales or use are in proportion to its Percentage Interest in the Balancing Area.
10.	LIQUIDS
     The Parties shall share proportionately in and own all liquid hydrocarbons recovered with Gas by field equipment operated for the joint account in accordance with their Percentage Interests in the Balancing Area.
11.	AUDIT RIGHTS
     Notwithstanding any provision in this Agreement or any other agreement between the Parties hereto, and further notwithstanding any termination or cancellation of this Agreement, for a period of two (2) years from the end of the calendar year in which any information to be furnished under Section 5 or 7 hereof is supplied, any Party shall have the right to audit the records of any other Party regarding quantity, including but not limited to information regarding Btu-content. Any Underproduced Party shall have the right for a period of two (2) years from the end of the calendar year in which any cash settlement is received pursuant to Section 7 to audit the records of any Overproduced Party as to all matters concerning values, including but not limited to information regarding prices and disposition of Gas from the Balancing Area. Any such audit shall be conducted at the expense of the Party or Parties desiring such audit, and shall be conducted, after reasonable notice, during normal business hours in the office of the Party whose records are being audited. Each Party hereto agrees to maintain records as to the volumes and prices of Gas sold each month and the volumes of Gas used in its own operations, along with the Royalty paid on any such Gas used by a Party in its own operations. The audit rights provided for in this Section 11 shall be in addition to those provided for in Section 5.2 of this Agreement.
12.	MISCELLANEOUS
     12.1 As between the Parties, in the event of any conflict between the provisions of this Agreement and the provisions of any gas sales contract, or in the event of any conflict between the provisions of this Agreement and the provisions of the Operating Agreement, the provisions of this Agreement shall govern.
     12.2 Each Party agrees to defend, indemnify and hold harmless all other Parties from and against any and all liability for any claims, which may be asserted by any third party which now or hereafter stands in a contractual relationship with such indemnifying Party and which arise out of the operation of this Agreement or any activities of such indemnifying Party under the provisions of this Agreement, and does further agree to save the other Parties harmless from all judgments or damages sustained and costs incurred in connection therewith.
     12.3 Except as otherwise provided in this Agreement, Operator is authorized to administer the provisions of this Agreement, but shall have no liability to the other Parties for losses sustained or liability incurred which arise out of or in connection with the performance of Operator’s duties hereunder, except such as may result from Operator’s gross negligence or willful misconduct. Operator shall not be liable to any Underproduced Party for the failure of any Overproduced Party, (other than Operator) to pay any amounts owed pursuant to the terms hereof.
     12.4 This Agreement shall remain in full force and effect for as long as the Operating Agreement shall remain in force and effect as to the Balancing Area, and thereafter until the Gas accounts between the Parties are settled in full, and shall inure to the benefit of and be binding upon the Parties hereto, and their respective heirs, successors, legal representatives

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
and assigns, if any. The Parties hereto agree to give notice of the existence of this Agreement to any successor in interest of any such Party and to provide that any such successor shall be bound by this Agreement, and shall further make any transfer of any interest subject to the Operating Agreement, or any part thereof, also subject to the terms of this Agreement.
     12.5 Unless the context clearly indicates otherwise, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.
     12.6 In the event that any “Optional” provision of this Agreement is not adopted by the Parties to this Agreement by a typed, printed or handwritten indication, such provision shall not form a part of this Agreement, and no inference shall be made concerning the intent of the Parties in such event. In the event that any “Alternative” provision of this Agreement is not so adopted by the Parties, Alternative 1 in each such instance shall be deemed to have been adopted by the Parties as a result of any such omission. In those cases where it is indicated that an Optional provision may be used only if a specific Alternative is selected: (i) an election to include said Optional provision shall not be effective unless the Alternative in question is selected; and (ii) the election to include said Optional provision must be expressly indicated hereon, it being understood that the selection of an Alternative either expressly or by default as provided herein shall not, in and of itself, constitute an election to include an associated Optional provision.
     12.7 This Agreement shall bind the Parties in accordance with the provisions hereof, and nothing herein shall be construed or interpreted as creating any rights in any person or entity not a signatory hereto, or as being a stipulation in favor of any such person or entity.
     12.8 If contemporaneously with this Agreement becoming effective, or thereafter, any Party requests that any other Party execute an appropriate memorandum or notice of this Agreement in order to give third parties notice of record of same and submits same for execution in recordable form, such memorandum or notice shall be duly executed by the Party to which such request is made and delivered promptly thereafter to the Party making the request. Upon receipt, the Party making the request shall cause the memorandum or notice to be duly recorded in the appropriate real property or other records affecting the Balancing Area.
     12.9 The Parties to this Agreement agree to abide by the requirements of Treas. Reg. Sec. 1.761-2(d)(2). This regulation requires that all co-producers of natural gas operating under the same operating agreement must use the cumulative gas balancing method, as described under Treas. Reg. Sec. 1.761-2(d)(3), to compute and report gross income from sales of natural gas for tax purposes. In the event of a conflict between the provisions of this Section and any other provisions of this Agreement, the provisions of this Section shall control..
13.	ASSIGNMENT AND RIGHTS UPON ASSIGNMENT
     13.1 Subject to the provisions of Sections 13.2 (if elected) and 13.3 hereof, and notwithstanding anything in this Agreement or in the Operating Agreement to the contrary, if any Party assigns (including any sale, exchange or other transfer) any of its working interest in the Balancing Area when such Party is an Underproduced or Overproduced Party, the assignment or other act of transfer shall, insofar as the Parties hereto are concerned, include all interest of the assigning or transferring Party in the Gas, all rights to receive or obligations to provide or take Makeup Gas and all rights to receive or obligations to make any monetary payment which may ultimately be due hereunder, as applicable. Operator and each of the other Parties hereto shall thereafter treat the assignment accordingly, and the assigning or transferring Party shall look solely to its assignee or other transferee for any interest in the Gas or monetary payment that such Party may have or to which it may be entitled, and shall cause its assignee or other transferee to assume its obligations hereunder.
     13.3 The provisions of this Section 13 shall not be applicable in the event any Party mortgages its interest or disposes of its interest by merger, reorganization, consolidation or sale of substantially all of its assets to a subsidiary or parent company, or to any company in which any parent or subsidiary of such Party owns a majority of the stock of such company.
14.	OTHER PROVISIONS

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
15.	COUNTERPARTS
     This Agreement may be executed in counterparts, each of which when taken with all other counterparts shall constitute a binding agreement between the Parties hereto; provided, however, that if a Party or Parties owning a Percentage Interest in the Balancing Area equal to or greater than a ________________________________________________________________________ percent (___________%) therein fail(s) to execute this Agreement on or before _______________________, this Agreement shall not be binding upon any Party and shall be of no further force and effect.
     IN WITNESS WHEREOF, this Agreement shall be effective as of the _________ day of _________, 2010.

ATTEST OR WITNESS:	OPERATOR Sun River Operating, Inc.

BY:
Donal R. Schmidt, Jr.
Type or print name
	Title	President and CEO
Date

Tax ID or S.S. No.

NON-OPERATORS Devon Energy Production Company, L.P.

BY:
Daniel W. Higdon
Type or print name
Title	Agent and Attorney-In-Fact
Date

Tax ID or S.S. No.

BY:

Type or print name
Title
Date

Tax ID or S.S. No.

A.A.P.L. FORM 610-E — GAS BALANCING AGREEMENT — 1992
ACKNOWLEDGMENTS
     Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.
State of TEXAS )
                    )          ss.
County of DALLAS )
     Before me, the undersigned authority, on this day personally appearedDonal R. Schmidt, Jr., known to me to be the person whose name is subscribed to the foregoing instrument, as President and CEO for Sun River Operating, Inc. for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of siid corporation.
     Given under my hand and seal of office this ___________ day of _______________, 2010.

(Seal, if any)________________________	Title (and Rank)

My commission expires:

State of TEXAS )
                    ) ss.
County of HARRIS )
     Before me, the undersigned authority, on this day personally appeared Daniel W. Higdon, known to me to be the person whose name is subscribed to the foregoing instrument, as Agent and Attorney-in-Fact for Devon Energy Production Company, L.P.., an Oklahoma limited partnership, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said limited partnership.
     Given under my hand and seal of office this _______________ day of________________, 2010.

(Seal, if any)________________________	Title (and Rank)

My commission expires:

EXHIBIT “F”
Attached to and made a part of that certain Operating Agreement dated                          , by and between Sun River Operating, Inc., as Operator and Devon Energy Production Company, L.P., etal, as Non-Operators.
COMPLIANCE AND AFFIRMATIVE ACTION: Unless exempted by Federal law, rule, regulation or order, the following clauses contained in the Code of Federal Regulation are incorporated herein by reference, the full test of which will be made available upon request; 32 C.F.R. 7-103.27 (Disabled and Vietnam Veterans); 32 C.F.R. 7-103-28 (Handicapped Workers); 32 C.F.R. 7-103.18 (Equal Opportunity); 32 C.F.R. 1-104.14(a) and (b) (Utilization of Small Disadvantaged Business Concerns); 32 C.F.R. 7-104.52 and 41 C.F.R. Chapter 1, FPR Temporary Regulation 54, Attachment A (Utilization of Women-Owned Business Concerns). CONTRACTOR shall sign and return the attached Certificate of Nonsegregated Facilities. CONTRACTOR agrees and covenants that none of its companies or employees of its subcontractors who provide services pursuant to this contract are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.

EXHIBIT “H”
NOTICE OF JOINT OPERATING AGREEMENT
AND LIENS AND OTHER SECURITY INTERESTS

STATE OF TEXAS	§
	§	KNOW ALL PERSONS THAT:
COUNTY OF PANOLA	§
     WHEREAS, on _________, 2010, the hereinbelow-identified parties, whose addresses are shown on Exhibit “A” attached hereto, did agree to and make an agreement for developing and operating certain lands, oil and gas leasehold interests, and/or other oil and gas interests (such agreement, which is incorporated herein by this reference, being hereinafter referred to as the “Agreement”). The lands and interests identified in the Agreement included within a “Contract Area”, as that term is therein defined, those described on Exhibit “A” attached hereto (such land and interests described on said Exhibit “A” being hereinafter referred to as the “Lands and Interest”); and
     WHEREAS, pursuant to Article VII.B. of the Agreement, each party grants to the other parties certain liens and other security interests in the Lands and Interests and in fixtures and other personal property as more fully provided therein.
     NOW, THEREFORE, the parties hereto hereby give notice of the existence of said Agreement and, specifically, the liens and other security interests granted by the parties therein to the other parties in accordance with the provisions of the Agreement. Accordingly, the parties hereby grant, and give notice of, the following liens: (i) a lien upon all of the rights, titles, and interests of each party, whether now existing or hereafter acquired, in and to (a) the Lands and Interests described more particularly on Exhibit “A” attached hereto and in lands pooled or unitized therewith or otherwise becoming subject to the Agreement and (b) all oil, gas, and other minerals in, on, and under the Lands and Interests and (ii) a security interest in and to all of the rights, titles, interests, claims, general intangibles, proceeds, and products thereof of each party, whether now existing or hereafter acquired, in and to (a) the oil and gas extracted from the Lands and Interests when extracted therefrom, and all rights thereto, including, but not limited to, accounts arising from gas imbalances, (b) all accounts receivable accruing or arising as the result of the sale of such oil, gas, and other minerals, (c) all cash or other proceeds from the sale of such oil, gas, and other minerals once produced, (d) all personal property and fixtures on or used or obtained for use in connection with the Lands and Interests (including but without limitation, all wells, tools and tubular goods) and the cash or other proceeds realized from the sale thereof, and (e) all contract rights, inventory and general intangibles relating thereto and arising therefrom, and all proceeds and products of the foregoing.
     This Notice may be executed in any number of counterparts, which may be combined to form a single instrument for recording purposes. All parties need not execute this Notice in order for it to be effective as to those parties executing it.
     EXECUTED in multiple originals for filing in the real property/mortgage and Uniform Commercial Code records of the hereinabove identified County(ies) of the State of Texas and as a Financing Statement under the Uniform Commercial Code of such state with the Secretary of the State of Texas on this the _____ day of __________, 2010.

OPERATOR:

SUN RIVER OPERATING, INC.
By:
Donal R. Schmidt, Jr.
	Title:	President and CEO

NON-OPERATORS: DEVON ENERGY PRODUCTION COMPANY, L.P.
By:
Daniel W. Higdon
Agent and Attorney-in-Fact

SUN RIVER ENERGY, INC.
By:
Donal R. Schmidt, Jr.
	Title:	President and CEO

By:
Title:

Page 2 of Exhibit “H”

ACKNOWLEDGEMENTS

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BEFORE ME, the undersigned authority, on this day personally appeared Daniel W. Higdon, known to me to be the person whose name is subscribed to the foregoing instrument, as Agent and Attorney-in-Fact for Devon Energy Production Company, L.P., an Oklahoma limited partnership, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said limited partnership.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this ____ day of ________, 2010.

Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     BEFORE ME, the undersigned authority, on this day personally appeared Donal R. Schmidt, Jr., known to me to be the person whose name is subscribed to the foregoing instrument, as President and CEO for Sun River Operating, Inc. for the purpose and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this _____ day of _____________, 2010.

Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     BEFORE ME, the undersigned authority, on this day personally appeared Donal R. Schmidt, Jr., known to me to be the person whose name is subscribed to the foregoing instrument, as President and CEO for Sun River Energy, Inc. for the purpose and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this ______ day of __________, 2010.

Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF ___________	§
     BEFORE ME, the undersigned authority, on this day personally appeared __________________, known to me to be the person whose name is subscribed to the foregoing instrument, for the purpose and consideration therein expressed.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this ______ day of __________, 2010.

Notary Public, State of Texas

Page 3 of Exhibit “H”

EXHIBIT “D”
Attached to Letter Agreement dated October 4, 2010, between Devon Energy Production Co., L.P., and Sun River Energy, Inc.
Well Information Requirements
In drilling a well hereunder, you agree:

1.	To conduct all operations in accordance with approved and accepted practices prevailing in the field where the well is drilled.

2.	To make adequate evaluation and tests to determine if the well is capable of producing oil or gas from any formations encountered.

3.	To accord Devon the freedom of the derrick floor and full and free access to the well and the records thereof at any and all times, at Devon’s own risk and expense.

4.	To give Devon reasonable notice in sufficient time to have a representative present before any testing, coring or logging of a prospective oil and/or gas zone.

5.	To furnish, or cause to be furnished, Devon, without cost, the following reports, data and information:

	NO.
	COPIES
ITEM	FIELD	FINAL
Geological Prognosis		1
Drilling Prognosis		1
Cost Estimate		1
AFE		1
Location Plat & Elevation		1
Application for Permit to Drill		1
Approved Drilling Permit		1
Drilling Contract		1

Daily Drilling & Completion Reports e-mailed daily to DevonNonOps@dvn.com	1
Mud Log — 1” log faxed daily (713) 265-2069	1	2
Drilling Samples
DST Reports/Ft Results	2	2
Core Analysis	2	2

	NO.
	COPIES
ITEM	FIELD	FINAL
Open Hole Logs — Prints		4
Open Hole Logs — Final Composite LAS Format CD		1
Cased Hole Logs		2
Plug and Abandon Reports		1
State Completion Reports		1
Potential Tests Reports		1
Other Government Reports and Correspondence		1
Reservoir Fluid Analysis		1
Bottom Hole Pressure Test		1
Monthly Production Reports		1
Engineering Reports		1
Directional Survey		2
Paleo Reports		2
Geology Reports		2
Notices and reports shall be made to:
Devon Energy Production Company, L.P.
1200 Smith Street
Houston, Texas 77002

Name of Geologist:	Brian Bayliss	Office Telephone: (713) 495-7026
Name of Engineer:	Trey Lowe	Office Telephone: (713) 265-6132
Please e-mail daily mud logs and LAS file logs to the geologist at brian.bayliss@dvn.com

Exhibit “E”
To that certain Farmout Agreement,
by and between Sun River Energy, Inc. and
Devon Energy Production Company, L.P.,
Dated October 4, 2010
INSURANCE REQUIREMENTS
     Farmee shall carry the following types and amounts of insurance in accordance with Section 12 of the agreement:
(A)	WORKER’S COMPENSATION INSURANCE as required by the laws of the state in which operations will be conducted and EMPLOYER’S LIABILITY INSURANCE with a limit of not less than $1,000,000 for each occurrence or as required by law.

(B)	GENERAL LIABILITY INSURANCE with limits of not less than $1,000,000 for each occurrence, bodily injury or property damage, (which includes pollution and contamination coverage for bodily injury, property damage, control, monitoring, remediation and cleanup costs due to seepage, pollution, contamination or environmental liabilities of any kind), and a limit of $100,000 for fire damage and a general aggregated limit of $2,000,000; plus excess liability coverage of $5,000,000 per occurrence and not less than $2,000,000 aggregated (excludes asbestos, watercraft and auto).

(C)	AUTOMOBILE LIABILITY INSURANCE (including all owned and non-owned automobiles) with a combined single limit of no less than $1,000,000 for bodily injury or property damage.

(D)	FARMEE’S EXTRA EXPENSE (CONTROL OF WELL) with limits of not less than $25,000,000 per occurrence, covering:
1.	Cost of regaining control of a well;

2.	Cost incurred in extinguishing an oil or gas well fire;

3.	Liability for bodily injury or damage caused by pollution seepage or contamination.

4.	Cost of removing, nullifying or cleaning up seeping, polluting or contaminating substances emanating from the well.
The insurance listed in (B), (C) and (D) above must name Devon as an additional insured.

The insurance listed in (A), (B), (C), and (D) above must waive all rights of subrogation against Devon, and must be primary in relation to any policies in which Devon is named as an additional insured.

Exhibit “F”
To that certain Farmout Agreement,
by and between Sun River Energy, Inc. and
Devon Energy Production Company, L.P.,
Dated October 4, 2010
FEDERAL GOVERNMENT CONTRACT COMPLIANCE CERTIFICATION
The entities who are contracting may be Government contractors as defined by law and therefore may be subject to certain laws, orders, regulations and requirements promulgated by Federal and State authorities (including but not limited to Executive Orders 11246, 11701, 11458 and 11758). Farmee hereby certifies compliance with the laws and regulations cited below, to the extent that such laws and regulations are applicable to Farmee:
41 C.F.R. §60-1.4 (Written Affirmative Action Compliance Program); 41 C.F.R. §60-1.7 (Employer Information Report EEO-1 Standard Form 100); 41 C.F.R. §60-1.8 (Certification of Non-Segregated Facilities); Executive Order No. 11246, 42 U.S.C. §2000e and 41 C.F.R. §60 — 1.4(a) (Equal Opportunity); 41 C.F.R. 60-741.5(a) (Equal Opportunity for Workers with Disabilities); 32 C.F.R. 7-103.27 (Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era); 48 C.F.R. §52.219-8 (Utilization of Small Business Concerns and Small Disadvantaged Business Concerns); 48 C.F.R. §52.220-3 (Preference for Labor Surplus Area Concerns); 48 C.F.R. §52.219-13 (Utilization of Women-Owned Small Businesses); 18 C.F.R. 1316.7 (Certifcation Regarding a Drug-Free Workplace).

Exhibit “G”
To that certain Farmout Agreement,
by and between Sun River Energy, Inc. and
Devon Energy Production Company, L.P.,
Dated ____________, 2010
[Reserved]
[THIS EXHIBIT IS INTENTIONALLY LEFT BLANK AND RESERVED.]